UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the calendar year ended December 31, 2013

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number: 1-4423

A.	Full title of the plan and address of the plan, if different from that of the issuer named below:

HEWLETT-PACKARD COMPANY 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HEWLETT-PACKARD COMPANY 3000 HANOVER STREET PALO ALTO, CALIFORNIA 94304

Hewlett-Packard Company 401(k) Plan

Financial Statements and Supplemental Schedule

December 31, 2013 and 2012, and
For the Year Ended December 31, 2013

Contents

Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4

Supplemental Schedule:

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	23

Signature	84

Exhibit Index:

Exhibit 23.1 – Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Plan Administrator
Hewlett-Packard Company 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Hewlett-Packard Company 401(k) Plan as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Hewlett-Packard Company 401(k) Plan at December 31, 2013 and 2012, and the changes in its net assets available for benefits for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2013, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

San Jose, California
June 27, 2014

Hewlett-Packard Company 401(k) Plan

Statements of Net Assets Available for Benefits

	December 31,
	2013	2012
Assets
Cash	$4,858,849	$1,331,574
Investments, at fair value	16,569,462,156	14,378,110,605

Receivables:
Notes receivable from participants	232,775,862	231,305,214
Due from broker for securities sold	49,588,607	52,601,724
Employer contributions	34,065,631	33,307,290
Participant contributions	17,698,111	–
Interest, dividends, and other receivables	29,115,422	24,687,770

Total receivables	363,243,633	341,901,998

Total assets	16,937,564,638	14,721,344,177

Liabilities
Due to broker for securities purchased	99,758,061	102,852,757
Administrative expenses and other payables	8,903,323	8,642,165

Total liabilities	108,661,384	111,494,922

Net assets available for benefits	$16,828,903,254	$14,609,849,255

See accompanying notes.

Hewlett-Packard Company 401(k) Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2013

Additions
Investment income:
Net realized and unrealized appreciation in fair value of investments	$2,686,434,745
Interest and dividends	257,718,984

Total investment income	2,944,153,729

Contributions:
Participants	595,638,815
Employer	237,299,764
Rollovers	92,551,764

Total contributions	925,490,343

Interest income on notes receivable from participants	10,324,045

Total additions	3,879,968,117

Deductions
Benefits paid directly to participants	1,622,977,973
Investment management fees	31,914,217
Administrative expenses	6,021,928

Total deductions	1,660,914,118

Net increase	2,219,053,999

Net assets available for benefits:
Beginning of year	14,609,849,255

End of year	$16,828,903,254

See accompanying notes.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements

 December 31, 2013

1.    Description of the Plan

The following brief description of the Hewlett-Packard Company 401(k) Plan (the Plan) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering employees of Hewlett-Packard Company (the Company, Employer, or HP) and designated domestic subsidiaries who are on the U.S. payroll and who are employed as regular full-time or regular part-time or limited-term employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Effective January 2, 2013, the trustee for the Plan changed from Fidelity Management Trust Company (Fidelity) to the Bank of New York Mellon (BNYM). As a result of the change in trustee, the assets of the Plan transferred from Fidelity to BNYM.

Assets of the Plan are invested in a five-tier investment structure. Tier 1 includes ten Birth Date Funds and the Conservative Portfolio. The Birth Date Funds’ investment strategy is designed to become more conservative as participants grow older. The Conservative Portfolio’s investment strategy is designed for a participant who has a low tolerance for risk and/or a shorter time horizon for investing. Tier 2 includes six actively-managed institutional funds from the main asset classes – stocks, bonds, and short-term investments. Tier 3 includes four index funds that seek to mirror a specific market index by investing in similar equities and bonds that the index fund is benchmarked against. Tier 4 includes seven funds in the secondary or specialty asset classes, such as real-return income, commodities, and real estate, including the HP Stock Fund. Tier 5 is a self-directed Mutual Fund Brokerage Window that offers more than 8,500 brand-name mutual funds through an affiliate of Fidelity. All investments are participant-directed.

The Plan includes an employee stock ownership plan feature (the ESOP) within the meaning of Internal Revenue Code of 1986, as amended (the Code), Section 4975(e)(7). The ESOP is maintained as part of the Plan and is designed to invest primarily in the Company’s common stock. The purpose of the ESOP is to permit eligible participants the option of having dividends on the Company’s common stock re-invested in the Plan or paid directly to them in cash.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

If a participant’s account currently has more than 20% invested in the HP Stock Fund, the participant will not be forced to reduce his or her holdings; however, the investment election for ongoing contributions and loan repayments will be limited to a maximum of 20% in the HP Stock Fund, and any percentage above the 20% limit for ongoing contributions will automatically be directed to the appropriate Birth Date Fund based generally on the year the participant was born. In addition, future requested exchanges into the HP Stock Fund will be blocked if the requested change will cause the participant to exceed the 20% limit or if the participant is already at or above the 20% limit. Finally, if the participant chooses to rebalance his or her portfolio, the respective holdings in the HP Stock Fund will be limited to a maximum of 20% regardless of the current investments in the HP Stock Fund.

Contributions

As soon as administratively feasible, employees are automatically enrolled in the Plan at a 3% contribution rate in the Birth Date Fund based generally on the year the employee was born.

Participants may annually contribute, up to 50% of their eligible compensation, as defined by the Plan. Contributions are subject to annual limits specified under the Code. The annual limit was $17,500 for 2013. Participants who are age 50 or older by the end of the plan year can contribute an additional $5,500 above the annual limit. Contributions can be made as whole or fractional percentages of earnings. Employees can choose pretax contributions, after-tax Roth 401(k) contributions, or a combination of the two. Both types of contributions are eligible for the Company matching contributions. Catch-up contributions are not eligible for the Company matching contributions.

The Plan also accepts rollover contributions of amounts representing distributions from other qualified defined benefit or defined contribution plans, including amounts from a Roth deferred account, as described in Section 402A(e)(1), to the extent the rollover is permitted under Code Section 402(c) of the Code.

The Company matching contribution is a fixed contribution equal to 100% of the first 4% of eligible earnings a participant contributes each pay period. The Company matching contribution is funded after the end of the fiscal quarter.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

Prior to January 2013, former employees of Autonomy Corporation plc (Autonomy), who began participating in the Plan in November 2011 following the Company’s October 2011 acquisition of Autonomy, are eligible for matching contributions of 50% of the first 6% of eligible earnings contributed each pay period, not to exceed $1,000 for any calendar year. Effective January 2013, former Autonomy employees receive the same Company matching contributions as other HP employees.

Once former employees of Palm, Inc. (Palm) were integrated into the Plan during a phased-in approach, they became eligible to receive the same Company matching contributions on their integration date in 2013. All former Palm employees were phased-in by April 2013. Prior to this timeframe, employees of Palm, who began participating in the Plan in August 2010 following the Company’s July 2010 acquisition of Palm, were eligible for matching contributions of 50% of the first 6% of eligible earnings contributed each pay period.

In order to receive a Company matching contribution for a fiscal quarter, a participant must be employed on the last day of such fiscal quarter or have terminated employment during such fiscal quarter as a result of such participant’s death, termination under a Company-approved severance program, or in connection with a sale or divestiture by the Company of the business unit in which the participant was employed. Effective for matching contributions made on or after May 23, 2012, a participant who was terminated under the 2012 U.S. Enhanced Early Retirement Program, a Company-approved severance program, which was also eligible for a matching Company contribution for the fiscal quarter in which the participant terminated.

Vesting

Participants are fully vested at all times with regard to their contributions and earnings thereon.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

All employees first hired by the Company after December 31, 2005, are subject to a three-year cliff vesting schedule with regard to Company matching contributions, and earnings thereon, after which time they will become 100% vested in their Company matching contributions, and earnings thereon. In addition, a participant becomes 100% vested in their Company matching contributions, and earnings thereon, at attainment of age 65, death before termination of employment, or becoming eligible for disability benefits under the Company’s long-term disability program. Participants are also fully vested in their Company matching contributions, and earnings thereon, if they terminate employment in connection with a sale or divestiture by the Company of the business unit in which the participant had been employed. Additionally, effective May 23, 2012, participants were fully vested in their Company matching contributions, and earnings thereon, if they terminated employment under the 2012 U.S. Enhanced Early Retirement Program.

Prior to January 2013, participants who were employees of Autonomy were subject to a four-year graded vesting schedule, with their Company matching contributions becoming 25% vested after one full year of service, 50% vested after two full years of service, 75% vested after three full years of service, and 100% vested after four years of service, taking into consideration years of service prior to the acquisition of Autonomy. Effective January 2013, subsequent Company matching contributions received by former employees of Autonomy are subject to the same vesting schedule as other HP employees.

Participants who were employees of Palm were subject to a three-year graded vesting schedule, with their Company matching contributions becoming 33% vested after one full year of service, 66% vested after two full years of service, and 100% vested after three years of service, taking into consideration years of service prior to the acquisition of Palm. Former employees of Palm were integrated into HP benefits in a phased-in approach. Effective with their integration, their subsequent Company match contributions are subject to the same vesting schedule as other HP employees.

Participant Accounts

Each participant’s account is credited with the participant’s contributions, applicable Company matching contributions, and plan earnings, and is charged with an allocation of administrative expenses. Plan earnings are allocated to each participant’s account based on the ratio of the participant’s account balance and share of net earnings or losses of their respective elected investment options. Allocations are determined in accordance with the provisions of the plan document. The benefit to which a participant is entitled is the benefit that can be provided from the vested portion of the participant’s account.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

Notes Receivable From Participants

The Plan offers two types of loans, which are general-purpose loans and primary residence loans. The repayment period for a general-purpose loan may not exceed five years, and the repayment period for a primary residence loan may not exceed 15 years.

Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balances. Loans are secured by the participant’s vested account and bear interest at a fixed rate equal to the prevailing prime rate plus 1%. Principal and interest are paid ratably through payroll deductions. Participant loans are classified as notes receivable from participants on the Statements of Net Assets Available for Benefits and are valued at their unpaid principal balance, plus accrued but unpaid interest. Participants can continue to repay their loans post-termination, as long as they have not taken a distribution from their account.

Forfeitures

If a participant terminates employment before becoming fully vested in their Company matching contributions, the nonvested Company matching contributions (and earnings thereon) are forfeited at the earlier of the date the participant receives a distribution or incurs a five-year break-in-service. Forfeited balances are restored if the participant returns to an eligible status within five years of termination and repays any amount previously distributed. Forfeited balances of terminated participants’ nonvested accounts are used to reduce future Company matching contributions, restore previously forfeited balances, or pay eligible Plan expenses.

Unallocated forfeiture balances as of December 31, 2013 and 2012, were approximately $4,000,000 and $3,500,000, respectively, and forfeitures used to reduce Company matching contributions for 2013 were approximately $14,600,000.

Payment of Benefits

On termination, death, or retirement, participants may elect to receive a lump-sum amount equal to the vested value of their accounts. Lump-sum payments may be made in cash or shares of stock for distribution from the HP Stock Fund. Hardship withdrawals and in-service withdrawals are permitted if certain criteria are met. Participants may also, at any time, withdraw all or part of their rollover accounts.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

Administrative Expenses and Investment Management Fees

Certain expenses of the Plan for administrative services are paid directly by the Plan, except to the extent the Company chooses to pay such expenses. Each participant is charged a fixed amount of $34 per year for recordkeeping services. Certain investment management fees related to investment options are paid directly to the Plan’s investment managers and are reported separately on the Statement of Changes in Net Assets Available for Benefits.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and supplemental schedule. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. See Note 4 for discussion on fair value measurements.

In the normal course of business, the Plan may enter into derivative contracts (derivatives). Derivatives are either exchange-traded or over-the-counter (OTC) contracts. Exchange-traded derivatives are standard contracts traded on a regulated exchange. OTC contracts are private contracts negotiated between counterparties. The Plan has entered into derivatives that include foreign currency forward contracts, option contracts, futures contracts, and swaps contracts. See Note 5 for discussion of the Plan’s use of derivatives.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

2.    Summary of Significant Accounting Policies (continued)

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan’s gains and losses on investments bought and sold, as well as held during the year.

Securities Financing

Repurchase agreements are recorded as collateralized financing transactions. The Plan receives collateral with a market value equal to or in excess of the principal amount loaned under the resale agreements. On a daily basis, the Plan manages its risk by calculating the market value of each position and comparing it to the contract amounts, with any difference to be settled by the counterparty. Repurchase agreements are presented gross in the Plan’s Statements of Net Assets Available for Benefits.

Benefit Payments

Benefit payments are recorded when paid.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current-year presentation. During 2013, certain industry classifications used to categorize the Plan’s investments by nature and risk changed as a result of the change in trustee. Therefore, certain reclassifications in short-term investments, common and preferred stock, corporate debt, and U.S. Government securities have been made within Note 4 – “Fair Value Measurements.” Additionally, an investment which was reported as a common collective trust as of December 31, 2012, has been reclassified as a partnership.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

3.    Investments

The fair value of individual investments that represent 5% or more of the fair value of the Plan’s net assets were as follows:

	December 31,
	2013	2012

Vanguard Primecap Adm Fund	$995,731,119	$791,309,708
Blackrock Russell 1000 Index Fund	1,814,207,474	1,412,553,246

For the year ended December 31, 2013, the Plan’s investments (including investments purchased, sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

Mutual funds	$365,874,442
Common collective trust funds	694,131,914
Partnership interest	1,963,195
Exchange-traded funds	634,750
HP Common Stock	279,844,862
Common and preferred stock	1,452,087,324
Corporate debt	(28,759,153)
Foreign obligations	(1,522,432)
U.S. government securities	(76,909,416)
Derivatives	(910,741)
Total net realized and unrealized change in fair value of investments	$2,686,434,745

4.    Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

Fair Value Hierarchy

Valuation techniques used by the Plan are based upon observable and unobservable inputs. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Plan’s assumptions about market participant assumptions based on the best information available. Assets and liabilities are classified in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 – Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.

Valuation Techniques

The following is a description of the valuation techniques used to measure fair value. There were no changes in the techniques used to measure fair value in the year ended December 31, 2013.

Common collective trusts, open-ended mutual funds, money market funds, and partnership interest: Valued at the net asset value (NAV) established by the funds’ sponsor on the last business day of the plan year, based on the fair value of the assets underlying the funds. There are no redemption restrictions or future commitments on these investments.

Close-ended mutual funds, exchange-traded funds, and common stocks: Valued at the closing price reported on the active market on which the individual securities are traded.

Corporate debt, U.S. government securities, and foreign obligations: Valued using quoted market prices that are traded in less active markets or quoted market prices for similar instruments.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

Derivative instruments: Listed derivatives, such as futures and exchange-traded options, are valued at the closing prices reported on the active market on which the derivative trades. OTC derivative contracts are privately negotiated contracts with counterparties, including forwards, credit default swaps, and total return swaps. The fair value for OTC derivative contracts is estimated using industry standard valuation models. These models project future cash flows and discount the future amounts to present fair value using market-based observable inputs, including spot and forward prices for foreign currencies, commodities, equities and interest rates, volatility of the underlying, credit spreads, interest rate curves and the credit risk of the Plan and the counterparty.

Repurchase agreements: Valued at contract value plus accrued interest, as specified in the respective agreements.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation techniques are appropriate and consistent with other market participants, the use of different techniques or assumptions to estimate fair value could result in a different fair value measurement at the reporting date.

The Plan does not hold any assets or liabilities classified as Level 3 as of December 31, 2013 and 2012. The Plan does not hold any assets or liabilities that are measured on a nonrecurring basis as of December 31, 2013 and 2012.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

The following tables set forth the Plan’s assets and liabilities at fair value as of December 31, 2013 and 2012, by level, within the fair value hierarchy:

	As of December 31, 2013
	Level 1	Level 2	Total
Assets
Mutual funds:
Growth funds	$1,523,863,755	$46,438,288	$1,570,302,043
Fixed-income funds	332,190,087	346,655,176	678,845,263
Other funds	85,232,628	–	85,232,628
Total mutual funds	1,941,286,470	393,093,464	2,334,379,934

Self-directed brokerage accounts:
Mutual funds:
Index funds	32,814,824	–	32,814,824
Growth funds	121,380,963	–	121,380,963
Fixed-income funds	126,321,159	–	126,321,159
Value funds	60,265,104	–	60,265,104
Industry-specific funds	45,002,247	–	45,002,247
Other funds	30,217,558	–	30,217,558
Total self-directed brokerage accounts	416,001,855	–	416,001,855

Common collective trusts:
Index funds	–	3,411,678,026	3,411,678,026
Growth funds	–	463,045,468	463,045,468
Total common collective trusts	–	3,874,723,494	3,874,723,494

Partnership interest – Energy	–	88,443,113	88,443,113

Exchange-traded funds – Growth funds	40,551,565	–	40,551,565

HP common stock	523,810,222	–	523,810,222

Repurchase agreements	–	50,700,000	50,700,000

Short-term investments	–	782,798,953	782,798,953

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

	As of December 31, 2013
	Level 1	Level 2	Total
Common and preferred stocks:
Basic materials	$193,335,715	$–	$193,335,715
Communications	812,793,291	–	812,793,291
Consumer goods	1,767,137,201	–	1,767,137,201
Diversified	13,784,762	–	13,784,762
Energy	422,746,802	–	422,746,802
Financial	1,442,857,173	–	1,442,857,173
Industrial	738,274,517	–	738,274,517
Technology	501,683,378	–	501,683,378
Utilities	89,878,234	–	89,878,234
Total common and preferred stocks	5,982,491,073	–	5,982,491,073

Corporate debt:
Basic materials	–	41,326,753	41,326,753
Communications	–	185,786,466	185,786,466
Consumer goods	–	199,577,750	199,577,750
Energy	–	116,085,214	116,085,214
Financial	–	310,359,382	310,359,382
Industrial	–	85,665,347	85,665,347
Technology	–	33,698,583	33,698,583
Utilities	–	19,434,171	19,434,171
Total corporate debt	–	991,933,666	991,933,666

Foreign obligations	–	28,070,651	28,070,651

U.S. government securities:
Federal	–	1,412,017,122	1,412,017,122
Municipal	–	44,321,695	44,321,695
Total U.S. government securities	–	1,456,338,817	1,456,338,817

Derivative assets	1,926,015	2,653,218	4,579,233
Total assets	$8,906,067,200	$7,668,755,376	$16,574,822,576

Liabilities
Derivative liabilities	$2,281,919	$3,078,501	$5,360,420
Total liabilities	$2,218,919	$3,078,501	$5,360,420

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

	As of December 31, 2012
	Level 1	Level 2	Total
Assets
Mutual funds:
Growth funds	$1,379,900,602	$48,860,262	$1,428,760,864
Fixed-income funds	768,264,035	367,753,165	1,136,017,200
Other funds	74,759,010	–	74,759,010
Total mutual funds	2,222,923,647	416,613,427	2,639,537,074

Self-directed brokerage accounts:
Mutual funds:
Index funds	21,147,249	–	21,147,249
Growth funds	87,158,551	–	87,158,551
Fixed-income funds	128,968,357	–	128,968,357
Value funds	43,701,578	–	43,701,578
Industry-specific funds	23,671,745	–	23,671,745
Other funds	24,920,257	–	24,920,257
Total self-directed brokerage accounts	329,567,737	–	329,567,737

Common collective trusts:
Index funds	–	2,759,473,097	2,759,473,097
Growth funds	–	473,009,996	473,009,996
Total common collective trusts	–	3,232,483,093	3,232,483,093

Partnership interest – Energy	–	75,235,189	75,235,189

HP common stock	297,897,889	–	297,897,889

Repurchase agreements	–	123,700,000	123,700,000

Money market funds	–	1,125,693	1,125,693

Short-term investments	–	582,113,192	582,113,192

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

	As of December 31, 2012
	Level 1	Level 2	Total
Common and preferred stocks:
Basic materials	$167,321,954	$–	$167,321,954
Communications	533,057,769	–	533,057,769
Consumer goods	1,328,526,375	–	1,328,526,375
Diversified	11,733,070	–	11,733,070
Energy	327,426,704	–	327,426,704
Financial	1,216,465,673	–	1,216,465,673
Industrial	560,182,748	–	560,182,748
Technology	460,367,259	–	460,367,259
Utilities	64,263,201	–	64,263,201
Total common and preferred stocks	4,669,344,753	–	4,669,344,753

Corporate debt:
Basic materials	–	28,558,232	28,558,232
Communications	–	104,699,042	104,699,042
Consumer goods	–	82,708,035	82,708,035
Energy	–	50,828,728	50,828,728
Financial	–	439,769,482	439,769,482
Industrial	–	58,171,836	58,171,836
Technology	–	23,180,291	23,180,291
Utilities	–	11,334,335	11,334,335
Total corporate debt	–	799,249,981	799,249,981

Foreign obligations	–	26,957,038	26,957,038

U.S. government securities:
Federal	–	1,518,758,402	1,518,758,402
Municipal	–	84,332,071	84,332,071
Total U.S. government securities	–	1,603,090,473	1,603,090,473

Derivative assets	90,185	1,152,243	1,242,428
Total assets measured at fair value	$7,519,824,211	$6,861,720,329	$14,381,544,540

Liabilities
Derivative liabilities	$348,539	$3,085,396	$3,433,935
Total liabilities measured at fair value	$348,539	$3,085,396	$3,433,935

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

Transfers Between Levels

The availability of observable market data is monitored to assess the appropriate classification of assets and liabilities within the fair value hierarchy. Changes in economic conditions, changes in observability of significant inputs, or changes in model-based valuation techniques may require the transfer of an asset or liability between levels of the fair value hierarchy. In such instances, the transfer is reported at the beginning of the reporting period. For the year ended December 31, 2013, there were no transfers between levels.

5.    Derivative Financial Instruments

The Plan may enter into derivatives to implement the Plan’s asset allocation and investment strategies. All derivatives are included in investments on the Statements of Net Assets Available for Benefits. Certain risks may arise upon entering into a derivative, including, but not limited to, the risk of nonperformance by the Plan or the counterparty. If the derivatives are used to hedge a position, or exposure of the Plan, while the derivative is outstanding, the Plan gives up a portion of the opportunity to profit from favorable market movements in the hedged item or limits a portion of the exposure to losses from unfavorable market movements in the underlying.

Foreign currency forward contracts may be utilized to hedge a portion of the currency exposure resulting from investments denominated in foreign currencies.

Futures contracts may be used to increase or decrease the exposure to a position.

Swap agreements may be used to exchange or swap investment cash flows, assets, or market-linked returns at specified future intervals with counterparties. Interest rate and credit default swap agreements may be used to manage exposure to interest rate risk and credit risk.

Option contacts may be utilized to hedge exposure to interest rate or market risks.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

5.    Derivative Financial Instruments (continued)

The fair value and gross notional amounts of derivative instruments included in the Statements of Net Assets Available for Benefits, were as follows:

	December 31, 2013
	Assets	Liabilities	Notional

Forward contracts	$2,438,354	$1,570,478	$438,282,397
Futures contracts	1,510,462	2,281,919	1,661,300,000
Interest rate swaps	430,237	–	15,114,529
Credit default swaps	170,680	1,037,794	22,793,000
Option contracts	29,500	470,229	1,375,800,000
	$4,579,233	$5,360,420	$3,513,289,926

	December 31, 2012
	Assets	Liabilities	Notional

Forward contracts	$1,084,896	$3,022,176	$319,816,791
Futures contracts	–	39,757	2,252,257
Interest rate swaps	67,347	63,220	23,016,042
Credit default swaps	55,468	201,399	24,893,000
Option contracts	34,717	107,383	123,200,000
	$1,242,428	$3,433,935	$493,178,090

The effects of derivatives on the net realized and unrealized appreciation (depreciation) for the year ended December 31, 2013, were as follows:

Forward contracts	$(189,360)
Futures contracts	608,886
Interest rate swaps	(804,066)
Credit default swaps	(712,004)
Option contracts	185,803
Total	$(910,741)

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

6.    Master Netting Agreements

The Plan has executed master netting agreements to mitigate credit exposure to counterparties by permitting the Plan to net certain amounts due from the Plan to a counterparty against amounts due to the Plan from the same counterparty under certain conditions.

As of December 31, 2013 and 2012, information related to the potential effect of the Plan’s master netting agreements, included in the Statements of Net Assets Available for Benefits, was as follows:

	Gross	Gross		Gross Amounts Not Offset
	Amount	Amount	Net Amount	Financial	Financial	Net
	Recognized	Offset	Presented	Instruments	Collateral	Amount
December 31, 2013
Derivative assets	$4,579,233	$–	$4,579,233	$1,785,015	$–	$2,794,218
Derivative liabilities	5,360,420	–	5,360,420	1,785,015	1,258,000	2,317,405
Repurchase agreements	50,700,000	–	50,700,000	–	–	50,700,000

December 31, 2012
Derivative assets	1,242,428	–	1,242,428	820,513	60,000	361,915
Derivative liabilities	3,433,935	–	3,433,935	820,513	6,000	2,607,422
Repurchase agreements	123,700,000	–	123,700,000	–	–	123,700,000

7.  Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated October 24, 2009, stating that the Plan is qualified under Section 401(a) of the Code, and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. The Plan has also applied for, but has not yet received an updated determination letter. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The plan sponsor has indicated that it will take the necessary steps, if any, to maintain the tax qualified status of the Plan.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

7.    Income Tax Status (continued)

Plan management evaluates any uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

8.    Related-Party Transactions

The Plan engages in certain transactions involving the Company, BNYM (the trustee), and affiliates of Fidelity, which are parties-in-interest under the provisions of ERISA. These transactions involve the purchase and sale of the Company’s common stock and debt, the payment of trustee fees to BNYM, and investments in money market and mutual funds and a self-directed brokerage feature managed by affiliates of Fidelity.

At December 31, 2013 and 2012, the Plan held 18,720,880 and 20,905,115 shares, respectively, of common stock of the Company, with a fair value of $523,810,222 and $297,897,889, respectively. During 2013, the Plan made purchases of $8,180,917 and sales of $49,070,824 of the Company’s common stock. During the year ended December 31, 2013, the Plan recorded dividend income of $11,024,529 from the Company’s common stock. Additionally, as of December 31, 2013 and 2012, the Plan held $3,709,375 and $8,408,654, respectively, of the Company’s corporate debt. During the year ended December 31, 2013, the Plan recorded interest income of $183,201 from the Company’s corporate debt. Trustee and recordkeeping fees paid to BNYM and affiliates of Fidelity were not significant for the year ended December 31, 2013. As of December 31, 2013 and 2012, the Plan held investments issued by affiliates of Fidelity totaling $145,749,645 and $167,941,769, respectively.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

9.    Risk and Uncertainties

Investment securities are exposed to various risks, such as interest rate, market risks, and credit risks. Due to the level of risk associated with certain investment securities held by the Plan, it is at least reasonably possible that changes in fair value may occur and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

10.  Reconciliation of Financial Statements to the Form 5500

A reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2013 and 2012, was as follows:

	December 31,
	2013	2012
Net assets available for benefits per the financial statements	$16,828,903,254	$14,609,849,255
Benefits payable to participants at year-end	(4,421,513)	–
Net assets available for benefits per Form 5500	$16,824,481,741	$14,609,849,255

A reconciliation of benefits paid to participants per the financial statements to benefits paid to participants per the Form 5500 for the year ended December 31, 2013, was as follows:

Benefits paid to participants per financial statements	$1,622,977,973
Benefits payable to participants at December 31, 2013	4,421,513
Total benefits paid to participants per the Form 5500	$1,627,399,486

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2013

	(c)
(b)	Description of Investment, Including		(e)
Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,		Current
(a) Lessor, or Similar Party	and Par or Maturity Value		Value

Short-term investments
VANGUARD PRIME MONEY MARKET FUND	481,352,512	shares	$481,352,512
DREYFUS GOVERNMENT PRIME CASH MANAGEMENT	301,446,441	shares	301,446,441
Total short-term investments			$782,798,953

Mutual funds
DODGE & COX INTERNATIONAL STOCK FUND	12,270,740	shares	$528,132,636
HIGH YIELD PORTFOLIO INSTITUTIONAL CL	1,007,637	shares	7,728,574
HIGHBRIDGE DYNAMIC COMM STRATEGIC FUND R5	7,241,515	shares	85,232,628
PIMCO ASSET BACK SECS PORTFOLIO (UNLISTED)	3,377,324	shares	40,460,336
PIMCO EMERGING MARKETS FUND INSTITUTIONAL CL	1,585,666	shares	15,761,519
PIMCO INTERNATIONAL PORTFOLIO FUND (UNLISTED)	6,742,147	shares	30,676,769
PIMCO INVESTMENT GRADE CORP PORTFOLIO (UNLISTED)	6,308,173	shares	66,172,733
PIMCO MTG PORTFOLIO INSTITUTIONAL CL (UNLISTED)	9,671,540	shares	101,551,174
PIMCO MUNI SECTR PORTFOLIO INSTITUTIONAL CL	486,168	shares	3,801,835
PIMCO REAL RETURN BOND PORTFOLIO FUND INSTITUTIONAL CL	5,452,708	shares	48,201,936
PIMCO REAL RETURN PORTFOLIO FUND I CL	30,281,685	shares	332,190,087
PIMCO SHORT TERM PORTFOLIO INSTITUTIONAL CL	2,227,947	shares	21,232,331
PIMCO US GOVERNMENT SECTOR PORTFOLIO INSTITUTIONAL	6,602,326	shares	57,506,257
VANGUARD PRIMECAP ADMIRAL	10,401,453	shares	995,731,119
Total mutual funds			$2,334,379,934

Exchange-traded funds
ISHARES MSCI EAFE ETF	62,857	shares	$4,215,190
ISHARES MSCI EMERGING MARKETS ETF	28,696	shares	1,198,632
ISHARES RUSSELL 2000 GROWTH ETF	259,300	shares	35,137,743
Total exchange-traded funds			$40,551,565

Company common stock
* HEWLETT-PACKARD COMPANY	18,720,880	shares	$523,810,222

Common stock
3D SYSTEMS CORP	13,300	shares	$1,235,969
3M CO	88,500	shares	12,412,125
51JOB INC	5,930	shares	461,947
A P MOLLER - MAERSK	162	shares	1,760,902
AALBERTS INDUSTRIES	8,588	shares	274,249
ABB LTD CHF	185,404	shares	4,894,907
ABBOTT LABORATORIES	287,755	shares	11,029,649
ABCAM	19,519	shares	158,732
ABC-MART INC NPV	13,100	shares	572,708
ABERDEEN ASSET MANAGEMENT PLC	244,902	shares	2,028,095
ABIOMED INC	144,268	shares	3,857,726
ABRIL EDUCACAO SA	17,900	shares	253,411
ACADIA REALTY TRUST	16,669	shares	413,891
ACCIONA SA	9,698	shares	558,121
ACE LIMITED	38,741	shares	4,010,856
ACI WORLDWIDE INC	112,750	shares	7,328,750
ACTELION	24,925	shares	2,111,766

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
ACTIVIA PROPERTIES INC	132	shares	$1,041,130
ADASTRIA HOLDINGS CO LTD	2,020	shares	73,128
ADECCO SA	4,137	shares	328,411
ADMIRAL GROUP ORD	12,587	shares	273,099
ADOBE SYSTEMS INC	422,973	shares	25,327,623
ADT CORP	287,773	shares	11,646,173
ADVANCED INFO SERVICES PUBLIC CO	65,600	shares	398,271
ADVANTECH	136,000	shares	942,305
ADVANTEST	37,200	shares	462,589
ADVISORY BOARD CO	120,225	shares	7,654,726
AEGON NV	700,871	shares	6,644,257
AEGON NV	176,792	shares	1,671,656
AEON FINANCIAL SERVICE CO LTD	68,900	shares	1,848,608
AEON THANA SINSA	19,900	shares	56,926
AERCAP HOLDINGS	704,600	shares	27,021,410
AES CORP	480,000	shares	6,964,800
AFFILIATED MANAGERS GROUP INC	27,010	shares	5,857,929
AFLAC INC	58,373	shares	3,899,316
AGCO CORP	165,600	shares	9,801,864
AGEAS	40,159	shares	1,712,683
AGGREKO ORD	231,333	shares	6,547,953
AGILE PROPERTY HLD	132,000	shares	141,470
AIA GROUP LTD	3,187,800	shares	15,992,961
AIR FRANCE-KLM	1,065,700	shares	11,160,543
AIR.WATER INC	14,000	shares	189,677
AIRBUS GROUP NV	41,498	shares	3,191,337
AISIN SEIKI CO	30,700	shares	1,247,219
AIXTRON SE	138,705	shares	2,009,717
AJISEN (CHINA) HOLDINGS LTD	461,963	shares	477,826
ALCATEL LUCENT	291,231	shares	1,307,441
ALEXANDRIA REAL ESTATE EQUITIES	14,770	shares	939,667
ALEXION PHARMACEUTICALS INC	95,624	shares	12,723,729
ALFA LAVAL AB	208,742	shares	5,362,693
ALIGN TECHNOLOGY INC	61,000	shares	3,486,150
ALIMENTATION COUCHE-TARD INC	9,653	shares	725,724
ALL AMERICA LATINA LOGISTICA	78,100	shares	217,161
ALLEGIANT TRAVEL CO	44,451	shares	4,686,913
ALLEGION PLC	20,133	shares	889,677
ALLERGAN INC	238,183	shares	26,457,368
ALLIANZ SE	33,223	shares	5,967,375
ALLSCRIPTS HEALTHCARE SOLUTION	466,300	shares	7,208,998
ALLSTATE CORP	177,597	shares	9,686,140
ALNYLAM PHARMACEUTICALS INC	61,000	shares	3,924,130
ALS LTD	94,291	shares	743,189
ALSTRIA OFFICE REIT	15,953	shares	201,183
ALTAREA	462	shares	81,486
ALUPAR INVESTIMENTO	40,000	shares	275,511
AMADA	66,000	shares	582,104
AMADEUS FIRE AG	8,260	shares	621,450
AMADEUS IT HLD SA	123,583	shares	5,296,908
AMAZON.COM INC	71,979	shares	28,704,505
AMDOCS LTD COM	190,000	shares	7,835,600

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
AMEC ORD	44,565	shares	$803,061
AMERICAN AXLE & MANUFACTURING	133,500	shares	2,730,075
AMERICAN CAMPUS COMMUNITIES	231,140	shares	7,445,019
AMERICAN EXPRESS CO	154,548	shares	14,022,140
AMERICAN FINANCIAL GROUP INC	84,500	shares	4,877,340
AMERICAN HOMES 4 RENT	21,900	shares	354,780
AMERICAN INTERNATIONAL GROUP I	285,900	shares	14,595,195
AMERICAN NATIONAL INSURANCE CO	47,745	shares	5,468,712
AMERICAN TOWER CORP	113,006	shares	9,020,139
AMERIPRISE FINANCIAL INC	50,000	shares	5,752,500
AMGEN INC	57,800	shares	6,598,448
AMLIN ORD	90,513	shares	687,947
AMTRUST FINANCIAL SERVICES INC	68,365	shares	2,234,852
ANADARKO PETROLEUM CORP	64,667	shares	5,129,386
ANHANGUERA EDUCACIONAL	88,800	shares	560,822
ANN INC	78,100	shares	2,855,336
ANNIE'S INC	107,400	shares	4,622,496
ANSELL LTD NPV	37,328	shares	690,285
AOL INC	50,000	shares	2,331,000
AON CORP	206,400	shares	17,314,896
AP MOLLER MAERSK	112	shares	1,156,388
APACHE CORP	194,200	shares	16,689,548
APARTMENT INVESTMENT & MANAGEMENT	4,729	shares	122,528
APOLLO GLOBAL MANAGEMENT LLC	250,550	shares	7,919,886
APPLE INC	76,051	shares	42,672,977
ARCA CONTINENTAL	44,528	shares	277,596
ARCELIK	20,420	shares	115,477
ARCH CAPITAL GROUP LTD	96,390	shares	5,753,519
ARCOS DORADOS HOLDINGS INC	23,671	shares	286,893
ARM HOLDINGS ORD	831,000	shares	15,126,018
ARM HOLDINGS PLC	132,052	shares	7,228,526
ARRIS GROUP INC	188,900	shares	4,602,549
ARROW ELECTRONICS INC	65,300	shares	3,542,525
ARYZTA AG	18,797	shares	1,445,679
ASAHI GLASS CO	98,000	shares	609,790
ASAHI KASEI CORP	33,000	shares	258,713
ASBURY AUTOMOTIVE GROUP INC	34,600	shares	1,859,404
ASCENDAS INDIA TRUST UNITS NPV	1,192,000	shares	641,977
ASCENDAS REAL ESTATE INV TRUST	541,300	shares	943,181
ASHFORD HOSPITALITY PRIME INC	6,358	shares	115,716
ASHFORD HOSPITALITY TRUST INC	31,790	shares	263,221
ASM INTERNATIONAL	12,516	shares	413,052
ASPEN TECHNOLOGY INC	151,300	shares	6,324,340
ASSA ABLOY SER B	8,338	shares	441,138
ASSOCIATED BRITISH FOODS PLC	8,162	shares	330,523
ASSURED GUARANTY LTD	117,400	shares	2,769,466
ASTELLAS PHARMA INC	43,900	shares	2,602,131
ASTRAZENECA ORD	27,924	shares	1,653,175
ASTRAZENECA PLC	91,772	shares	5,448,504
ASTRO MALAYSIA HLD	1,212,841	shares	1,110,830
ASUSTEK COMPUTER INC	65,000	shares	584,495
ASYA KATILIM BANKASI	412,574	shares	278,442

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
AT&T INC	404,197	shares	$14,211,567
ATHENA HEALTH INC	15,466	shares	2,080,177
ATLAS COP	653,240	shares	18,134,820
ATMEL CORP	358,600	shares	2,807,838
ATOS	10,006	shares	907,097
ATRIUM EUROPEAN REAL ESTATE	50,638	shares	291,666
ATRIUM LJUNGBERG	17,708	shares	242,628
AUCKLAND INTERNATIONAL AIRPORT	92,675	shares	269,255
AUSTBROKERS HOLDINGS LIMITED	14,014	shares	150,452
AUTOGRILL SPA	52,861	shares	447,236
AVALONBAY COMMUNITIES INC	64,460	shares	7,621,106
AVEVA GROUP	4,645	shares	166,483
AVIS BUDGET GROUP INC	265,000	shares	10,711,300
AVON PRODUCTS INC	217,500	shares	3,745,350
AXA	89,601	shares	2,495,242
B/E AEROSPACE INC	38,300	shares	3,333,249
BAE SYSTEMS	415,109	shares	2,990,731
BAIDU INC	151,000	shares	26,859,880
BAKER HUGHES INC	259,900	shares	14,362,074
BAKKAFROST	28,470	shares	445,808
BALLY TECHNOLOGIES INC	63,200	shares	4,958,040
BANCA MONTE DEI PASCHI DI	2,301,011	shares	556,137
BANCO DE SABADELL	616,369	shares	1,610,321
BANCO POPOLARE SOC COOPERATIVA	258,210	shares	495,986
BANCO POPULAR ESPANOL	1,778,092	shares	10,743,784
BANCO SANTANDER	907,952	shares	8,139,738
BANCORPSOUTH INC	146,100	shares	3,713,862
BANK HAPOALIM	114,378	shares	640,925
BANK LEUMI LE ISRAEL B M ORD	220,722	shares	901,711
BANK OF AMERICA CORP	2,026,195	shares	31,547,856
BANK OF CHINA LTD	1,744,000	shares	802,977
BANK OF NEW YORK MELLON CORP	943,100	shares	32,951,914
BB&T CORP	135,000	shares	5,038,200
BEACON ROOFING SUPPLY INC	160,100	shares	6,448,828
BEIERSDORF	9,469	shares	960,841
BELGACOM	20,014	shares	593,071
BELLE INTERNATIONAL HOLDINGS	1,155,000	shares	1,336,173
BELLWAY	95,562	shares	2,484,911
BENI STABILI SPA	447,364	shares	302,058
BERKSHIRE HATHAWAY INC	104,210	shares	12,355,138
BEZEQ-ISRAELI TELECOMMUNICATIONS	213,245	shares	361,552
BIC	1,710	shares	209,852
BIM BIRLESIK MAGAZALAR	113,954	shares	2,301,887
BIOGEN IDEC INC	68,763	shares	19,236,449
BIOMED REALTY TRUST INC	80,800	shares	1,464,096
BLACKBAUD INC	108,095	shares	4,069,777
BLACKBERRY LIMITED	146,320	shares	1,087,932
BLACKSTONE GROUP LP	142,922	shares	4,502,043
BM&F BOVESPA SA BOLSA DE	866,100	shares	4,060,217
BOARDWALK REAL ESTATE INVT	29,476	shares	1,660,366
BOEING CO	211,279	shares	28,837,471
BOLSA MEXICANA DE VALORES SAB	155,704	shares	355,819

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
BOMBARDIER INC	228,752	shares	$992,515
BOOKER GROUP PLC	281,357	shares	757,246
BOSTON PROPERTIES INC	63,000	shares	6,323,310
BOSTON SCIENTIFIC CORP	314,500	shares	3,780,290
BOUYGUES	40,544	shares	1,531,890
BR MALLS PARTICIPACOES SA COM	57,900	shares	418,436
BR PROPERTIES SA	41,600	shares	327,969
BRAMBLES LTD NPV	417,989	shares	3,421,678
BRANDYWINE REALTY TRUST	86,800	shares	1,223,012
BRASIL BROKERS PARTICIPACOES	106,900	shares	265,069
BRASIL INSURANCE PARTICIPACO	44,400	shares	343,457
BRASIL PHARMA	82,000	shares	234,956
BRE PROPERTIES INC	38,571	shares	2,110,219
BRENNTAG	5,982	shares	1,110,730
BRIDGESTONE CO	43,000	shares	1,628,276
BRISTOL-MYERS SQUIBB CO	297,452	shares	15,809,574
BRITISH AMERICAN TOBACCO	83,913	shares	4,500,202
BRITISH LAND	399,397	shares	4,160,843
BRITISH SKY BROADCASTING	107,501	shares	1,502,730
BRITVIC	44,862	shares	514,546
BRIXMOR PROPERTY GROUP INC	49,500	shares	1,006,335
BROADRIDGE FINANCIAL SOLUTIONS	466,450	shares	18,434,104
BROOKDALE SENIOR LIVING INC	178,000	shares	4,838,040
BROOKFIELD CANADA OFFICE PROPERTIES	18,902	shares	473,217
BROOKFIELD OFFICE PROPERTIES	46,996	shares	904,673
BROTHER INDUSTRIES LTD	82,000	shares	1,121,107
BROWN SHOE CO INC	75,030	shares	2,111,344
BRUNEL INTERNATIONAL	5,241	shares	321,299
BRUNSWICK CORP	79,400	shares	3,657,164
BT GROUP	682,215	shares	4,286,911
BT GROUP	11,843	shares	747,649
BUNZL	212,508	shares	5,103,512
BURBERRY GROUP	17,453	shares	438,223
BURCKHARDT COMPRESSION HOLDING	1,153	shares	506,913
CABCHARGE AUSTRALIA LTD	85,127	shares	303,874
CABELA'S INC	105,475	shares	7,030,964
CADENCE DESIGN SYSTEMS INC	140,000	shares	1,962,800
CAE INC	34,565	shares	439,504
CAIRN ENERGY PLC	60,999	shares	272,578
CAIXABANK	81,010	shares	422,846
CALLOWAY REIT	38,384	shares	908,933
CAMDEN PROPERTY TRUST	35,119	shares	1,997,569
CAMERON INTERNATIONAL CORP	31,830	shares	1,894,840
CAMPARI	44,052	shares	369,065
CANADIAN APARTMENT PPTYS REIT	3,448	shares	68,960
CANADIAN OIL SANDS LTD	24,280	shares	456,578
CANADIAN PACIFIC RAILWAY LTD	120,965	shares	18,304,424
CANADIAN REIT	7,300	shares	297,977
CANADIAN TIRE CORP LTD	15,612	shares	1,461,871
CANADIAN WESTERN BANK	12,859	shares	467,886
CANON INC	75,700	shares	2,398,373
CAP GEMINI	29,162	shares	1,974,229

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
CAPITA PLC	60,663	shares	$1,042,911
CAPITACOMMERCIAL T REIT	1,649,000	shares	1,893,751
CAPITAL & COUNTIES PROPERTIES	65,903	shares	359,328
CAPITAL & REG PROPS	381,313	shares	277,882
CAPITAL ONE FINANCIAL CORP	315,000	shares	24,132,150
CAPITALAND	555,053	shares	1,332,022
CAPITAMALL TRUST	382,000	shares	576,358
CAPITAMALLS ASIA LTD	714,700	shares	1,109,466
CARLSBERG A/S	5,220	shares	578,490
CARMAX INC	60,000	shares	2,821,200
CARNIVAL CORP	180,100	shares	7,234,617
CARPENTER TECHNOLOGY CORP	120,350	shares	7,485,770
CASTELLUM	75,087	shares	1,170,275
CATAMARAN CORP	9,665	shares	458,917
CATERPILLAR INC	46,383	shares	4,212,040
CATHAY PACIFIC AIRWAYS	355,000	shares	750,862
CATLIN GROUP	121,279	shares	1,166,041
CBL & ASSOCIATES PROPERTIES	9,350	shares	167,926
CDW CORP	145,180	shares	3,391,405
CELANESE CORP	321,600	shares	17,787,696
CELESTICA INC	386,243	shares	4,016,927
CELGENE CORP	169,636	shares	28,661,699
CELLDEX THERAPEUTICS INC	132,050	shares	3,196,931
CELLTRION INC	91,393	shares	3,321,096
CENTENE CORP	151,100	shares	8,907,345
CENTRAL JAPAN RY	3,800	shares	447,590
CEPHEID INC	104,500	shares	4,882,240
CETIP SA - MERCADOS	39,100	shares	401,068
CF INDUSTRIES HOLDINGS INC	13,769	shares	3,208,728
CFS RETAIL PROPERTY TRUST	227,557	shares	395,971
CGI GROUP INC	20,584	shares	688,523
CHARLES RIVER LABORATORIES INT	50,400	shares	2,673,216
CHARLES SCHWAB CORP	838,900	shares	21,811,400
CHEMTURA CORP	136,200	shares	3,802,704
CHESAPEAKE ENERGY CORP	627,000	shares	17,016,780
CHEUNG KONG HOLDINGS LTD	1,300,000	shares	20,553,000
CHEVRON CORP	268,220	shares	33,503,360
CHIBA BANK	87,000	shares	586,870
CHICAGO BRIDGE & IRON CO	120,895	shares	10,051,210
CHINA CONSTRUCTION BANK CORP	8,166,000	shares	6,161,032
CHINA LIFE INSURANCE CO LTD	557,000	shares	1,742,028
CHINA MOBILE LTD	157,000	shares	1,627,961
CHINA OVERSEAS LAND & INVEST	367,500	shares	1,033,242
CHINA PACIFIC INSURANCE	332,600	shares	1,304,019
CHINA RESOURCES LAND LTD	432,000	shares	1,070,842
CHIPOTLE MEXICAN GRILL INC	12,094	shares	6,443,441
CHRISTIAN DIOR	9,361	shares	1,771,676
CHRISTIAN HANSEN HOLDING	76,947	shares	3,061,337
CHROMA ATE INC	302,000	shares	633,315
CHUBU ELECTRIC POWER	113,800	shares	1,471,426
CHUGAI PHARMACEUTICAL	40,500	shares	895,890
CHUGOKU MAR PAINTS	19,000	shares	100,871

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
CI FINANCIAL INC	30,277	shares	$1,007,334
CIA HERING COM NPV	33,100	shares	419,493
CIE FINANCIERE RICHEMONT SA	120,279	shares	12,009,642
CIENA CORP	81,600	shares	1,952,688
CIGNA CORPORATION	35,000	shares	3,061,800
CISCO SYSTEMS INC	338,900	shares	7,608,305
CITIC SECURITIES CO LTD	165,000	shares	450,073
CITIGROUP INC	185,589	shares	9,671,043
CITIZEN HOLDINGS CO	103,500	shares	872,470
CITY DEVELOPMENTS	69,000	shares	524,632
CJ HOME SHOPPING	1,476	shares	580,414
CLARCOR INC	73,000	shares	4,697,550
CLEAN HARBORS INC	293,100	shares	17,574,276
CME GROUP INC	93,980	shares	7,373,671
CNH INDUSTRIAL NV	69,524	shares	793,708
CNO FINANCIAL GROUP INC	193,800	shares	3,428,322
CNOOC LTD	1,316,000	shares	2,447,425
CNP ASSURANCES	51,711	shares	1,061,702
COACH INC	129,165	shares	7,250,031
COBHAM ORD	92,572	shares	420,870
COCA COLA HBC	12,446	shares	363,213
COCHLEAR LTD COM	33,446	shares	1,763,032
COEUR MINING INC	306,412	shares	3,324,570
COFINIMMO ORD NPV	673	shares	83,231
COGNIZANT TECHNOLOGY SOLUTIONS	7,877	shares	795,419
COLOPLAST-B	10,195	shares	676,014
COMCAST CORP	625,905	shares	32,418,193
COMMERCE BANCSHARES INC	1	shares	38
COMMERZBANK AG	139,337	shares	2,248,313
COMMONWEALTH PROPERTY OFFICE	519,798	shares	578,971
COMMONWEALTH REIT	174,900	shares	4,076,919
COMMVAULT SYSTEMS INC	75,400	shares	5,645,952
COMPAGNIE DE SAINT-GOBAIN	14,975	shares	824,876
COMPASS GROUP	78,440	shares	1,257,589
COMPUTER SCIENCES CORP	73,100	shares	4,084,828
COMPUTERSHARE	227,947	shares	2,320,755
CONCENTRADORA FIBRA DANHOS SA	177,100	shares	333,048
CONCENTRADORA FIBRA HOTELERA M	262,400	shares	418,729
CONCHO RESOURCES INC/ MIDLAND T	93,034	shares	10,047,672
CONOCOPHILLIPS	92,664	shares	6,546,712
CONSOL ENERGY INC	430,900	shares	16,391,436
CONTINENTAL	12,136	shares	2,665,615
CONTROLADORA VUELA CIA DE AVIA	41,080	shares	556,634
COPA HOLDINGS	3,089	shares	494,580
CORE LABORATORIES	31,512	shares	6,017,216
CORELOGIC INC	256,000	shares	9,095,680
CORIO	22,432	shares	1,006,899
CORNING INC	589,880	shares	10,511,662
CORPORATE EXECUTIVE BOARD CO	93,750	shares	7,259,063
COSMOS PHARMACEUTICAL CORP	3,900	shares	423,377
COSTAR GROUP INC	60,800	shares	11,222,464
COSTCO WHOLESALE CORP	117,353	shares	13,966,181

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
COUNTRY GARDEN HOLDINGS CO LTD	1,313,767	shares	$792,962
COUSINS PROPERTIES INC	44,378	shares	457,093
COVIDIEN PLC	132,955	shares	9,054,236
CREDICORP LTD	55,686	shares	7,391,203
CREDIT AGRICOLE	98,135	shares	1,258,270
CRODA INTL	91,705	shares	3,731,849
CROMBIE REAL ESTATE INVESTMENT TRUST	19,870	shares	253,214
CROWN CASTLE INTERNATIONAL CORP	212,160	shares	15,578,909
CROWN RESORTS LTD	87,722	shares	1,322,396
CSL	58,152	shares	3,587,691
CTS EVENTIM	4,926	shares	249,858
CUBESMART	151,800	shares	2,419,692
CVS CAREMARK CORP	99,993	shares	7,156,499
D IETEREN	8,861	shares	442,003
DAI NIPPON PRINTING CO	48,000	shares	509,662
DAICEL CORP	53,000	shares	431,645
DAI-ICHI LIFE INSURANCE CO LTD	135,600	shares	2,266,773
DAIICHI SANKYO COMPANY LIMITED	94,000	shares	1,719,823
DAIKIN INDUSTRIES	21,400	shares	1,333,619
DAINIPPON SUMITOMO PHARMA CO	23,800	shares	372,494
DAIRY FARM INTERNATIONAL HOLDINGS	58,791	shares	558,515
DAISEKI CO LTD	25,300	shares	495,385
DAIWA SECS GROUP	86,000	shares	859,141
DARLING INTERNATIONAL INC	425,200	shares	8,878,176
DASSAULT SYSTEMES	6,248	shares	776,829
DCC	16,690	shares	820,715
DCT INDUSTRIAL TRUST INC	107,219	shares	764,471
DDR CORP	355,607	shares	5,465,680
DELHAIZE GROUP	32,858	shares	1,955,953
DELHAIZE GROUP	5,602	shares	332,871
DELTA AIR LINES INC	123,028	shares	3,379,579
DELTICOM AG	1,543	shares	68,038
DELUXE CORP	85,400	shares	4,457,026
DENBURY RESOURCES INC	275,000	shares	4,518,250
DENKI KAGAKU KOGYO	249,000	shares	1,028,172
DENSO CORPORATION	29,700	shares	1,568,289
DERWENT LONDON PLC	67,765	shares	2,800,283
DEUTSCH-CW20 MOTHERSON SUM	162,733	shares	763,088
DEUTSCH-CW21 MOIL LTD	141,773	shares	554,843
DEUTSCHE ANNINGTON IMMOBILIEN	9,589	shares	237,837
DEUTSCHE BOERSE	32,974	shares	2,735,279
DEUTSCHE EUROSHOP	7,405	shares	324,733
DEUTSCHE LUFTHANSA	119,248	shares	2,533,780
DEUTSCHE POST	121,473	shares	4,435,669
DEUTSCHE TELEKOM	256,603	shares	4,395,075
DEUTSCHE WOHNEN	28,436	shares	528,780
DEUTSCHE WOHNEN	41,349	shares	799,670
DEUTSCHE-CW17 THERMAX LIMITED	25,497	shares	293,394
DEXUS PROPERTY GROUP	2,406,999	shares	2,164,189
DIAGEO	224,286	shares	7,429,474
DIAMONDROCK HOSPITALITY CO	279,900	shares	3,232,845
DIGITALGLOBE INC	260,000	shares	10,699,000

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
DIGNITY PLC	61,586	shares	$1,468,826
DINEEQUITY INC	73,490	shares	6,140,090
DIRECTV	282,600	shares	19,524,834
DISCOVER FINANCIAL SERVICES	89,261	shares	4,994,153
DISCOVERY COMMUNICATIONS INC	111,642	shares	10,094,670
DISH NETWORK CORP	97,000	shares	5,618,240
DISTRIBUIDORA INTERNACIONAL DE	505,928	shares	4,531,433
DKSH HOLDING AG	1,806	shares	140,727
DNB ASA	24,108	shares	431,149
DOLLAR GENERAL CORP	33,593	shares	2,026,330
DOLLARAMA INC	17,613	shares	1,462,252
DOMINO PRINTING SCIENCES PLC	42,788	shares	542,137
DOMINOS PIZZA GROUP PLC	110,659	shares	940,221
DOMTAR CORP	10,000	shares	943,400
DOUGLAS EMMETT INC	64,800	shares	1,509,192
DOW CHEMICAL CO	116,500	shares	5,172,600
DR HORTON INC	171,500	shares	3,827,880
DSV DKK1	51,428	shares	1,688,905
DUKE REALTY CORP	184,480	shares	2,774,579
DUNKIN' BRANDS GROUP INC	300,436	shares	14,481,015
DYCOM INDUSTRIES INC	91,400	shares	2,540,006
E.ON SE	158,233	shares	2,924,969
EAST JAPAN RAILWAY CO	28,400	shares	2,264,326
EATON CORP PLC	30,401	shares	2,314,124
EBAY INC	426,691	shares	23,421,069
ECHO ENTERTAINMENT GROUP LTD	78,076	shares	171,833
EDENRED	10,781	shares	361,439
EISAI CO	35,800	shares	1,387,993
ELECTROCOMPONENTS ORD	51,358	shares	237,407
ELECTROLUX AB	29,526	shares	774,629
ELEKTA	222,200	shares	3,402,574
ELEMENTIS PLC	129,132	shares	575,110
ELLIE MAE INC	50,400	shares	1,354,248
ELRINGKLINGER	9,595	shares	390,958
E-MART CO LTD	1,440	shares	363,633
EMC CORP	158,475	shares	3,985,646
EMCOR GROUP INC	90,400	shares	3,836,576
EMERSON ELECTRIC CO	55,700	shares	3,909,026
EMLAK KONUT GAYRIMENKUL YATIRI	446,127	shares	436,056
ENAGAS SA	18,006	shares	471,292
ENEL	429,530	shares	1,878,598
ENERGIAS DO BRASIL	87,400	shares	420,468
ENERSYS	49,500	shares	3,469,455
ENKA INSAAT TRY1	296,532	shares	830,869
ENTERGY CORP	96,200	shares	6,086,574
EOG RESOURCES INC	149,381	shares	25,072,107
EPL OIL & GAS INC	129,000	shares	3,676,500
EQT CORP	63,100	shares	5,665,118
EQUITY LIFESTYLE PROPERTIES IN	31,082	shares	1,126,101
EQUITY RESIDENTIAL	244,948	shares	12,705,453
ERICSSON	404,906	shares	4,956,049
ERICSSON (L.M.)	274,205	shares	3,351,461

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
ESPRIT HLDGS	121,908	shares	$234,894
ESSENTRA PLC	41,109	shares	584,865
ESSEX PROPERTY TRUST INC	10,823	shares	1,553,209
ESSILOR INTERNATIONAL	26,794	shares	2,853,239
ESTACIO PARTICIPACOES	60,300	shares	521,659
ESTEE LAUDER COS INC	138,509	shares	10,432,498
ESTERLINE TECHNOLOGIES CORP	55,890	shares	5,698,544
EUROCOMMERCIAL	32,373	shares	1,376,614
EUTELSAT COMMUNICATIONS	18,892	shares	590,021
EXELON CORP	179,100	shares	4,905,549
EXOR SPA	28,826	shares	1,148,328
EXPEDITORS INTERNATIONAL OF WASHINGTON	103,719	shares	4,589,566
EXPRESS INC	76,000	shares	1,418,920
EXPRESS SCRIPTS HOLDING CO	140,000	shares	9,833,600
EXTENDED STAY AMERICA INC	17,800	shares	467,428
EXTENDICARE INC	18,990	shares	121,893
EXXON MOBIL CORP	234,516	shares	23,733,019
FABEGE AB	7,950	shares	95,064
FACEBOOK INC	279,372	shares	15,270,474
FAIRCHILD SEMICONDUCTOR INTERNATIONAL	213,100	shares	2,844,885
FAIVELEY TRANSPORT	1,254	shares	90,579
FAMILYMART	10,800	shares	493,735
FANUC CORP	15,700	shares	2,875,458
FEDERAL REALTY INVESTMENT TRUST	11,630	shares	1,179,398
FEDERATION CENTRES	919,976	shares	1,925,952
FEDEX CORP	268,200	shares	38,559,114
FERROVIAL	61,506	shares	1,192,040
FIAT SPA	1,579,136	shares	12,936,144
FIBRIA CELULOSE	29,900	shares	350,423
FIDELITY & GUARANTY LIFE	90,300	shares	1,710,282
FIDELITY NATIONAL FINANCIAL	84,100	shares	2,729,045
FIFTH THIRD BANCORP	255,400	shares	5,371,062
FINMECCANICA	27,991	shares	212,329
FINNING INTERNATIONAL INC	13,777	shares	352,043
FIREEYE INC	32,106	shares	1,400,143
FIRST BANCORP/PUERTO RICO	532,400	shares	3,295,556
FIRST CAPITAL REALTY INC	26,620	shares	443,708
FIRST HORIZON NATIONAL CORP	305,300	shares	3,556,745
FIRST NIAGARA FINANCIAL GROUP	418,400	shares	4,443,408
FIRST PACIFIC CO	259,600	shares	295,299
FISHER & PAYKEL	380,797	shares	1,206,648
FIVE BELOW INC	120,500	shares	5,205,600
FLEETCOR TECHNOLOGIES INC	56,359	shares	6,603,584
FLEURY	34,000	shares	265,169
FLIGHT CENTRE TRAVEL GROUP LTD	6,600	shares	280,768
FLOWSERVE CORP	122,800	shares	9,680,324
FMC TECHNOLOGIES INC	82,454	shares	4,304,923
FONCIERE DES REGIO	13,430	shares	1,161,243
FOOT LOCKER INC	204,900	shares	8,491,056
FORD OTOMOTIV SANAYI	64,096	shares	677,207
FOREST CITY ENTERPRISES INC	88,603	shares	1,692,317
FOREST LABORATORIES INC	60,000	shares	3,601,800

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
FORTESCUE METALS	1,742,448	shares	$9,072,688
FORUM ENERGY TECHNOLOGIES INC	295,900	shares	8,362,134
FOXTONS GROUP	71,030	shares	391,164
FRAPORT	22,142	shares	1,659,470
FUGRO NV CVZ	6,263	shares	373,813
FUJI ELECTRIC CO LTD	325,000	shares	1,521,336
FUJI HEAVY LTD	71,000	shares	2,036,678
FUJIFILM HOLDINGS CORP	84,500	shares	2,396,599
FUJITSU	465,000	shares	2,406,736
FUKUOKA FINANCIAL GROUP INC	75,000	shares	328,957
FURUKAWA ELECTRIC CO LTD	245,000	shares	615,385
GALAXY ENTERTAINMENT GROUP LTD	388,000	shares	3,480,303
GANNETT CO INC	178,200	shares	5,271,156
GAS NAT SDG	64,804	shares	1,669,401
GAZPROM OAO	909,682	shares	7,868,749
GAZPROM OAO-SPON	50,107	shares	428,415
GEA GROUP	30,656	shares	1,461,588
GEBERIT	25,619	shares	7,792,140
GECINA	9,216	shares	1,219,503
GENERAL ELECTRIC CO	1,360,513	shares	38,135,179
GENERAL GROWTH PROPERTIES INC	346,926	shares	6,962,805
GENERAL MOTORS CO	262,100	shares	10,712,027
GENESEE & WYOMING INC	172,100	shares	16,530,205
GENOMMA LAB INTERNACIONAL	171,709	shares	480,103
GENTING SINGAPORE	534,000	shares	632,291
GENWORTH FINANCIAL INC	301,000	shares	4,674,530
GEOSPACE TECHNOLOGIES CORP	29,100	shares	2,759,553
GERRY WEBER INTERNATIONAL	13,485	shares	573,523
GET SA	134,227	shares	1,413,080
GILDAN ACTIVEWEAR INC	26,425	shares	1,407,924
GILEAD SCIENCES INC	275,507	shares	20,704,351
GJENSIDIGE FORSIKRING	38,173	shares	727,992
GKN ORD	214,366	shares	1,325,378
GLAXOSMITHKLINE ORD	138,684	shares	3,701,541
GLAXOSMITHKLINE PLC	355,088	shares	18,958,148
GLOBAL LOGISTIC PROPERTIES LTD	1,472,600	shares	3,370,675
GLOBAL PAYMENTS INC	126,600	shares	8,227,734
GLORY KOGYO	3,400	shares	88,150
GLOW ENERGY PCL	185,200	shares	397,340
GLP J-REIT	385	shares	376,557
GNC HOLDINGS INC	190,800	shares	11,152,260
GOLDMAN SACHS GROUP INC	178,810	shares	31,695,861
GOODMAN LTD	885,224	shares	3,745,998
GOOGLE INC	58,834	shares	65,935,852
GPT GROUP	397,825	shares	1,210,108
GRACO INC	138,752	shares	10,839,306
GRAHAM HOLDINGS CO	30,500	shares	20,231,260
GRAINGER PLC ORD	78,351	shares	264,469
GRAN TIERRA ENERGY INC	78,810	shares	574,849
GRAND CANYON EDUCATION INC	170,850	shares	7,449,060
GRANITE REAL ESTATE INVESTMENT	146,000	shares	5,327,540
GREAT PORTLAND ESTATES ORD	247,147	shares	2,451,930

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
GREAT WEST LIFECO INC	22,265	shares	$686,286
GREE INC	170,900	shares	1,689,407
GRIFOLS	20,154	shares	727,962
GRIFOLS	60,309	shares	2,889,068
GUANGZHOU AUTOMOBILE GROUP CO	751,250	shares	821,615
GUANGZHOU R&F PROPERTIES	98,800	shares	144,497
GULFPORT ENERGY CORP	57,000	shares	3,599,550
HAEMONETICS CORP	163,600	shares	6,892,468
HAIN CELESTIAL GROUP INC	29,300	shares	2,659,854
HALMA ORD	49,113	shares	490,907
HAMMERSON ORD	428,859	shares	3,565,695
HANESBRANDS INC	225,500	shares	15,845,885
HANG LUNG PROPERTIES LTD	186,811	shares	590,278
HANNOVER RUECKVERSICHERUNG SE	9,630	shares	827,761
HARGREAVES LANSDOWN ORD	44,437	shares	996,528
HARVEY NORMAN HLDGS NPV	209,200	shares	591,428
HAVAS	77,997	shares	643,136
HB FULLER CO	55,900	shares	2,909,036
HCP INC	111,291	shares	4,042,089
HEALTH CARE REIT INC	83,840	shares	4,491,309
HEALTH NET INC	81,500	shares	2,418,105
HEALTHCARE REALTY TRUST INC	90,897	shares	1,937,015
HEALTHCARE TRUST OF AMERICA IN	54,000	shares	531,360
HEALTHSOUTH CORP	50,885	shares	1,695,488
HEARTLAND PAYMENT SYSTEMS INC	135,110	shares	6,733,882
HEARTWARE INTERNATIONAL INC	51,000	shares	4,791,960
HEIDELBERG CEMENT AG	77,396	shares	5,881,627
HELIX ENERGY SOLUTIONS GROUP I	117,300	shares	2,719,014
HENDERSON LAND DEVELOPMENT CO	106,241	shares	606,308
HENNES & MAURITZ AB	125,387	shares	5,782,647
HERTZ GLOBAL HOLDINGS INC	128,100	shares	3,666,222
HESS CORP	74,300	shares	6,166,900
HEXAGON AB	40,922	shares	1,295,339
HEXCEL CORP	74,600	shares	3,333,874
HIGHWOODS PROPERTIES INC	31,500	shares	1,139,355
HILTON WORLDWIDE HOLDINGS INC	74,800	shares	1,664,300
HIROSE ELECTRONICS	7,300	shares	1,040,426
HISAMITSU PHARM CO	3,500	shares	176,490
HISCOX	160,097	shares	1,842,867
HITACHI CHEMICAL CO LTD	37,000	shares	590,352
HITACHI HIGH TECHNOLOGIES CORP	25,600	shares	643,258
HITACHI METALS	40,000	shares	565,530
HITACHI	476,000	shares	3,604,928
HMS HOLDINGS CORP	197,900	shares	4,498,267
HOCHTIEF AG	11,419	shares	976,502
HOGY MEDICAL CO	1,800	shares	94,877
HONEYWELL INTERNATIONAL INC	112,151	shares	10,247,237
HONG KONG EXCHANGES & CLEARING	210,036	shares	3,502,519
HONG KONG LAND HOLDINGS LTD ORD	859,656	shares	5,071,970
HOPEWELL HOLDINGS	112,500	shares	380,864
HOST HOTELS & RESORTS INC	568,807	shares	11,057,608
HSBC HOLDINGS PLC	62,000	shares	3,418,060

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
HUDSON PACIFIC PROPERTIES INC	18,560	shares	$405,907
HUFVUDSTADEN AB	94,322	shares	1,265,195
HULIC CO LTD	108,100	shares	1,599,310
HUNTINGTON BANCSHARES INC	374,700	shares	3,615,855
HURON CONSULTING GROUP INC	132,950	shares	8,338,624
HUSQVARNA AB SER B	330,349	shares	1,991,579
HUTCHISON WHAMPOA	129,000	shares	1,753,552
HYSAN DEVELOPMENT	699,851	shares	3,014,673
HYUNDAI HOME SHOPPING NETWORK	1,956	shares	344,735
IBIDEN CO	28,500	shares	533,095
ICADE NPV	21,389	shares	1,994,436
ICAP ORD	70,305	shares	525,855
IDEX CORP	107,600	shares	7,946,260
IG GROUP HOLDINGS PLC	81,107	shares	827,494
IGB REAL ESTATE INVESTMENT	613,700	shares	222,959
IGUATEMI EMPRESA SHOPPING COM	29,100	shares	275,058
IHI CORP	358,000	shares	1,546,377
IHS INC	41,250	shares	4,937,625
ILIAD NPV	3,367	shares	690,830
ILLINOIS TOOL WORKS INC	64,100	shares	5,389,528
ILLUMINA INC	105,101	shares	11,626,273
ILUKA RESOURCES LIMITED	75,671	shares	584,243
IMI ORD	24,137	shares	609,648
INDITEX	455,749	shares	15,048,832
INDUSTRIA DE DISENO TEXTIL	119,403	shares	19,710,857
INDUSTRIAL & COMMERCIAL BANK	4,090,000	shares	2,764,030
INDUSTRIAL ALLIANCE INS & FINL	9,151	shares	404,367
INDUSTRIVARDEN AB SER A NPV	15,810	shares	323,457
INDUSTRIVARDEN AB SER C NPV	63,487	shares	1,208,928
INFINEON TECHNOLOGIES ORD	61,257	shares	655,014
INFORMATICA CORP	134,700	shares	5,590,050
INGERSOLL-RAND PUBLIC LIMITED	60,400	shares	3,720,640
INGRAM MICRO INC	433,400	shares	10,167,564
INPEX CORPORATION	15,300	shares	196,227
INSURANCE AUSTRALIA GROUP PLC	68,225	shares	355,238
INTEGRATED DEVICE TECHNOLOGY I	376,800	shares	3,839,592
INTEL CORP	135,331	shares	3,513,193
INTERCONTINENTALEXCHANGE GROUP	49,779	shares	11,196,293
INTERNATIONAL CONSOLIDATED	385,853	shares	2,569,721
INTERNATIONAL PAPER CO	197,700	shares	9,693,231
INTERSIL CORP	242,500	shares	2,781,475
INTERTEK GROUP PLC ORD	26,904	shares	1,402,741
INTERVAL LEISURE GROUP INC	103,147	shares	3,187,242
INTESA SANPAOLO	487,531	shares	1,205,197
INTU PROPERTIES PLC	146,864	shares	753,812
INTUIT INC	137,805	shares	10,517,278
INVESCO LTD	242,209	shares	8,816,408
INVESTA OFFICE FUND	304,038	shares	851,384
INVESTMENT TECHNOLOGY GROUP IN	165,600	shares	3,404,736
IPG PHOTONICS CORP	90,500	shares	7,023,705
ISUZU MOTORS LTD	106,000	shares	659,569
ITAU UNIBANCO HOLDING SA	284,340	shares	3,858,494

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
ITOCHU CORP	131,100	shares	$1,620,274
ITV ORD	277,342	shares	891,135
J2 GLOBAL INC	289,398	shares	14,472,794
JACK HENRY & ASSOCIATES INC	215,600	shares	12,765,676
JAMES HARDIE INDUSTRIES PLC	262,451	shares	3,038,335
JANUS CAPITAL GROUP INC	239,800	shares	2,966,326
JAPAN AIRLINES CO LTD	29,500	shares	1,456,686
JAPAN EXCHANGE GROUP INC	9,500	shares	270,163
JAPAN PETROLEUM EX NPV	11,100	shares	420,851
JAPAN PURE CHEM NPV	15	shares	30,755
JAPAN REAL ESTATE INVST CO	794	shares	4,260,654
JAPAN RETAIL FUND JAPAN RETAIL	1,808	shares	3,684,635
JAPAN TOBACCO INC	69,100	shares	2,248,437
JARDEN CORP	119,500	shares	7,331,325
JARDINE LLOYD THOMPSON GROUP	52,433	shares	884,053
JB HI-FI	17,932	shares	344,922
JC DECAUX SA	9,373	shares	387,078
JERONIMO MARTINS	165,258	shares	3,237,001
JGC CORP	35,000	shares	1,373,626
JOHN WILEY & SONS INC	106,050	shares	5,853,960
JOHN WOOD GROUP PLC	33,898	shares	385,145
JOHNSON & JOHNSON	120,800	shares	11,064,072
JOYO BANK	9,000	shares	45,983
JPMORGAN CHASE & CO	569,725	shares	33,317,518
JSR CORP	56,400	shares	1,092,530
JTEKT CORP	34,600	shares	589,258
JULIUS BAER GRUPPE AG	6,348	shares	305,783
JX HOLDINGS INC	164,000	shares	844,146
JYSKE BANK	32,353	shares	1,747,890
K12 INC	149,700	shares	3,255,975
KABA HOLDING	152	shares	74,090
KAISER ALUMINUM CORP	45,100	shares	3,167,824
KAJIMA CORP	125,000	shares	469,768
KAKAKU.COM INC	10,400	shares	182,758
KANEKA CORP	44,000	shares	288,854
KANSAI PAINT CO	37,000	shares	547,405
KAO CORP	8,322	shares	263,391
KAPSTONE PAPER AND PACKAGING	41,400	shares	2,312,604
KAWASAKI HEAVY INDUSTRIES	242,000	shares	1,015,385
KELLOGG CO	65,100	shares	3,975,657
KENEDIX OFFICE INVESTMENT CORP	222	shares	1,055,031
KEPPEL REIT	384,000	shares	360,399
KERING	50,419	shares	10,674,812
KERRY GROUP 'A' ORD	11,716	shares	815,275
KERRY GROUP 'A' ORD	4,714	shares	327,966
KERRY PROPERTIES LTD	221,500	shares	768,448
KEYCORP	267,100	shares	3,584,482
KEYENCE CORP	2,200	shares	941,915
KILROY REALTY CORP	52,600	shares	2,639,468
KIMBERLY CLARK DE MEXICO SAB	112,956	shares	319,795
KIMCO REALTY CORP	108,800	shares	2,148,800
KINDEN CORPORATION	78,000	shares	816,327

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
KINDER MORGAN INC DELAWARE	456,968	shares	$13,397,640
KINNEVIK INVESTMENT AB	159,765	shares	7,410,394
KINTETSU WORLD EXP	6,800	shares	273,669
KLEPIERRE	62,242	shares	2,889,040
KOBAYASHI PHARMACEUTICALS	14,500	shares	809,809
KOC HLDG	155,265	shares	635,947
KODIAK OIL & GAS CORP	318,100	shares	3,565,901
KOHL'S CORP	150,900	shares	8,563,575
KOITO MANUFACTURING CO	24,000	shares	458,285
KONICA MINOLTA INC	164,500	shares	1,641,792
KONINKLIJKE AHOLD	122,564	shares	2,203,976
KONINKLIJKE KPN	185,985	shares	600,459
KONINKLIJKE PHILIPS	646,500	shares	23,901,105
KONINKLIJKE VOPAK	8,169	shares	478,625
KOREA ELECTRIC POWER CORP	499,400	shares	8,295,034
KROTON EDUCACIONAL	36,800	shares	612,384
KUBOTA CORPORATION	42,000	shares	694,905
KYOCERA CORP	65,200	shares	3,256,743
KYOWA HAKKO KIRIN CO LTD	38,000	shares	419,029
L BRANDS INC	187,800	shares	11,615,430
L&L ENERGY INC	8,522	shares	14,317
LADBROKES ORD GBP	55,355	shares	164,019
LAGARDERE S.C.A.	37,212	shares	1,385,485
LAM RESEARCH CORP	44,000	shares	2,395,800
LAND SECS GP	426,914	shares	6,812,680
LAREDO PETROLEUM INC	157,600	shares	4,363,944
LAWSON INC	11,000	shares	823,653
LA-Z-BOY INC	99,500	shares	3,084,500
LEG IMMOBILIEN	44,814	shares	2,652,225
LEGAL & GENERAL GROUP	322,974	shares	1,191,280
LEGRAND	9,363	shares	516,844
LEIGHTON HOLDINGS LTD	38,583	shares	556,090
LEVEL 3 COMMUNICATIONS INC	520,000	shares	17,248,400
LEXINGTON REALTY TRUST	377,670	shares	3,856,011
LI & FUNG	148,862	shares	191,987
LIBERTY INTERACTIVE CORP	754,900	shares	22,156,315
LIBERTY MEDIA CORP	12,000	shares	1,757,400
LIBERTY PROPERTY TRUST	78,860	shares	2,670,988
LINK REAL ESTATE INVESTMENT	1,290,497	shares	6,257,964
LINKEDIN CORP	62,881	shares	13,634,487
LINX	20,700	shares	420,361
LITTELFUSE INC	33,300	shares	3,094,569
LOCKHEED MARTIN CORP	22,000	shares	3,270,520
LOEWS CORP	499,300	shares	24,086,232
LOGITECH INTERNATIONAL	205,318	shares	2,828,072
LOJAS RENNER	5,000	shares	129,278
LONGFOR PROPERTIES	53,000	shares	74,096
LONZA GROUP	14,773	shares	1,405,291
L'OREAL	64,642	shares	11,374,679
LOWE'S COS INC	209,800	shares	10,395,590
LPS BRASIL-CONSULTORIA DE	47,300	shares	289,504
LSL PROPERTY SERVICES	82,393	shares	600,439

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
LUKOIL OAO	95,211	shares	$6,009,718
LXB RETAIL PROPERTIES PLC	311,722	shares	660,205
LYONDELLBASELL INDUSTRIES	92,402	shares	7,418,033
M DIAS BRANCO	12,900	shares	546,784
M3 INC	176	shares	441,235
MABUCHI MOTOR	8,400	shares	499,500
MACERICH CO	97,972	shares	5,769,571
MACK-CALI REALTY CORP	59,200	shares	1,271,616
MACQUARIE MEXICO R	177,735	shares	349,983
MACY'S INC	67,011	shares	3,578,387
MAGELLAN HEALTH SERVICES INC	108,100	shares	6,476,271
MAGNA INTERNATIONAL	47,999	shares	3,934,789
MAGNIT OJSC	40,400	shares	2,674,480
MAIL.RU GROUP LTD	58,665	shares	2,616,459
MALLINCKRODT PLC	12,550	shares	655,863
MAPLETREE COMMERCIAL TRUST	123,583	shares	116,477
MAPLETREE GREATER CHINA	80,000	shares	53,224
MARATHON OIL CORP	135,889	shares	4,796,882
MARINE HARVVEST	557,050	shares	678,081
MARRIOTT VACATIONS WORLDWIDE	120,500	shares	6,357,580
MARSH & MCLENNAN COS INC	231,400	shares	11,190,504
MARUBENI CORP	339,000	shares	2,438,362
MARUICHI STEEL TUBE	19,800	shares	500,345
MASTERCARD INC	64,906	shares	54,226,367
MAXIM INTEGRATED PRODUCTS INC	83,000	shares	2,316,530
MAYR-MELNHOF KARTON AG	4,525	shares	561,170
MAZDA MOTOR CORP	184,000	shares	952,343
MCGRAW HILL FINANCIAL INC	59,300	shares	4,637,260
MEAD JOHNSON NUTRITION CO	63,211	shares	5,294,553
MEADWESTVACO CORP	225,200	shares	8,316,636
MEDICAL PROPERTIES TRUST INC	193,800	shares	2,368,236
MEDIOBANCA	158,811	shares	1,391,782
MEDIPAL HOLDINGS CORP	42,300	shares	558,607
MEDNAX INC	122,000	shares	6,512,360
MEDTRONIC INC	71,000	shares	4,074,690
MEG ENERGY CORP	9,567	shares	275,620
MEGGITT ORD5P	849,597	shares	7,422,690
MERCADOLIBRE INC	37,700	shares	4,063,683
MERCIALYS SA	38,919	shares	817,834
MERCK & CO INC	830,721	shares	41,577,586
MERRILL-CW15 EXIDE INDUSTRI	299,847	shares	598,585
MERRILL-CW16 DABUR INDIA L	252,055	shares	698,293
MERRILL-CW18 FEDERAL BANK	391,109	shares	532,299
METHANEX CORP	40,900	shares	2,422,916
METLIFE INC	334,718	shares	18,047,995
METRO AG	31,992	shares	1,551,735
MGM CHINA HOLDINGS LTD	248,800	shares	1,062,103
MICHAEL KORS HOLDINGS LTD	92,019	shares	7,471,023
MICRON TECHNOLOGY INC	1,020,100	shares	22,197,376
MICROSOFT CORP	1,199,500	shares	44,897,285
MIDLAND HOLDINGS LTD	1,510,649	shares	726,709
MILBON CO	8,760	shares	343,382

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
MILLICOM INTL CELL SDR EACH	19,129	shares	$1,907,658
MILLS ESTRUTURAS E SERVICOS	31,800	shares	444,802
MINOR INTERNATIONAL PUBLIC CO	211,341	shares	133,133
MIRACA HOLDINGS INC	22,700	shares	1,071,234
MIRVAC GROUP STAPLED	2,322,848	shares	3,491,268
MITIE GROUP	65,323	shares	343,940
MITRA ADIPERKAJA TBK PT	125,308	shares	56,630
MITSUBISHI CHEMICAL HOLDINGS	382,000	shares	1,766,348
MITSUBISHI CORP	92,800	shares	1,780,863
MITSUBISHI ELECTRIC CORP	57,000	shares	715,856
MITSUBISHI ESTATE CO LTD	528,170	shares	15,804,145
MITSUBISHI HEAVY IND	323,000	shares	2,000,599
MITSUBISHI MATERIAL CORP	253,000	shares	933,961
MITSUI & CO	120,300	shares	1,676,795
MITSUI FUDOSAN CO	428,599	shares	15,434,539
MITSUI O.S.K. LINES	137,000	shares	617,839
MOBILE TELESYSTEMS OJSC	34,887	shares	754,606
MOBIMO HLDG	682	shares	142,711
MOHAWK INDUSTRIES INC	17,538	shares	2,611,408
MONDELEZ INTERNATIONAL INC	863,260	shares	30,473,078
MONOTARO CO LTD	26,800	shares	545,154
MONSANTO CO	156,728	shares	18,266,648
MORGAN STANLEY	790,155	shares	24,779,261
MRC GLOBAL INC	182,575	shares	5,889,870
MSCI INC	148,450	shares	6,490,234
MTU AERO ENGINES	5,480	shares	539,078
MUENCHENER RUECKVERSICHERUNGS	9,308	shares	2,054,077
MULTIPLAN EMPREENDIMENTOS IMOB	14,744	shares	311,847
MULTIPLUS SA	27,600	shares	350,023
MURATA MANUFACTURING CO NPV	25,200	shares	2,239,361
MURPHY OIL CORP	239,400	shares	15,532,272
N.G.K. SPARK PLUG CO	46,000	shares	1,089,767
NAKANISHI INC	3,400	shares	486,846
NAMCO BANDAI HOLDINGS INC	7,700	shares	170,989
NATIONAL PENN BANCSHARES INC	208,000	shares	2,356,640
NATIONAL RETAIL PROPERTIES INC	24,350	shares	738,536
NATIXIS	140,408	shares	826,913
NAVER CORP	12,593	shares	8,639,155
NAVISTAR INTERNATIONAL CORP	71,700	shares	2,738,223
NCR CORP	68,577	shares	2,335,733
NEC CORP	512,000	shares	1,154,503
NEOPOST	5,954	shares	459,606
NESTE OIL OYJ	72,080	shares	1,427,266
NESTLE SA	42,127	shares	3,100,126
NETAPP INC	175,000	shares	7,199,500
NETFLIX INC	23,085	shares	8,499,204
NEUSTAR INC	223,548	shares	11,146,103
NEW GOLD INC	365,400	shares	1,914,696
NEW ORIENTAL EDUCATION & TECHN	147,300	shares	4,639,950
NEW WORLD DEVELOPMENT CO	1,748,396	shares	2,207,551
NEWFIELD EXPLORATION CO	403,200	shares	9,930,816
NEWS CORP	654,200	shares	11,788,684

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
NEXT GROUP ORD	23,166	shares	$2,091,093
NEXTERA ENERGY INC	75,078	shares	6,428,178
NGK INSULATORS	62,000	shares	1,178,593
NIC INC	145,200	shares	3,611,124
NICE SYSTEMS LTD	116,914	shares	4,788,797
NICE SYSTEMS	27,135	shares	1,111,667
NIDEC CORP	11,000	shares	1,077,970
NIEUWE STEEN INVES	214,400	shares	1,358,989
NIHON KODEN CORP	9,400	shares	328,224
NIKE INC	289,292	shares	22,749,923
NIPPON BUILDING FUND INC	430	shares	2,503,782
NIPPON ELECTRIC GLASS	176,000	shares	924,333
NIPPON EXPRESS CO	55,000	shares	266,353
NIPPON PROLOGIS REIT INC	192	shares	1,837,705
NIPPON TEL & TEL CORP	9,800	shares	527,739
NIPPON TELEVISION HOLDINGS INC	22,100	shares	399,295
NIPPON YUSEN KK	276,000	shares	882,318
NITORI HOLDINGS CO LTD	3,150	shares	298,801
NKSJ HOLDINGS INC	12,000	shares	333,838
NOKIA	203,991	shares	1,635,940
NOKIA OYJ	677,149	shares	5,491,678
NOMURA HOLDING	42,700	shares	328,665
NOMURA RESEARCH INSTITUTE	26,800	shares	845,269
NOMURA RL EST INC	6,000	shares	135,179
NORDEA BANK AB	102,695	shares	1,385,501
NORTHSTAR REALTY FINANCE CORP	272,570	shares	3,666,067
NORWEGIAN PROPERTY	298,918	shares	358,198
NOVARTIS	207,033	shares	16,641,313
NOVO NORDISK	111,133	shares	20,532,933
NOVO-NORDISK	54,347	shares	9,977,820
NOVOZYMES	129,788	shares	5,487,241
NPS PHARMACEUTICALS INC	105,300	shares	3,196,908
NRG ENERGY INC	535,980	shares	15,393,346
NSK LTD ORD	40,000	shares	497,788
NTT URBAN DEVELOPMENT CORP	2,800	shares	32,208
NVR INC	1,100	shares	1,128,611
OBIC BUSINESS CONSULTANT	10,300	shares	336,131
OBIC	66,900	shares	1,976,352
OCCIDENTAL PETROLEUM CORP	87,214	shares	8,294,051
OCH-ZIFF CAPITAL MANAGEMENT	570,000	shares	8,436,000
ODONTOPREV SA COM	141,700	shares	590,404
OFG BANCORP	213,600	shares	3,703,824
OGE ENERGY CORP	170,200	shares	5,769,780
OLD DOMINION FREIGHT LINE INC	75,800	shares	4,018,916
OLD MUTUAL PLC ORD	335,865	shares	1,051,919
OMRON CORP	39,400	shares	1,741,240
ONEX CORP	18,091	shares	976,488
OPAP	86,763	shares	1,156,098
OPEN TEXT CORPORATION	12,247	shares	1,126,263
ORANGE SA	99,113	shares	1,229,155
ORANGE SPONSORED	43,934	shares	542,585
ORBITAL SCIENCES CORP	241,251	shares	5,621,148

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
ORIX CORP	92,800	shares	$1,630,765
ORIX JREIT INC REAL ESTATE INV	165	shares	206,750
OSHKOSH CORP	47,800	shares	2,408,164
OSRAM LICHT AG	21,908	shares	1,237,713
OTSUKA HOLDINGS CO LTD	50,900	shares	1,472,204
OUTOTEC	15,816	shares	165,850
OWENS CORNING	76,000	shares	3,094,720
PADDY POWER	5,720	shares	488,676
PANASONIC CORP	527,199	shares	6,143,847
PARGESA HLDGS	1,343	shares	108,576
PARTNERS GRP HLDG	3,044	shares	814,266
PDC ENERGY INC	75,260	shares	4,005,337
PEBBLEBROOK HOTEL TRUST	31,700	shares	975,092
PENNSYLVANIA REAL ESTATE INVESTMENT	110,100	shares	2,089,698
PENTAIR LTD	91,610	shares	7,115,349
PEPSICO INC	80,800	shares	6,701,552
PERRIGO CO PLC	98,791	shares	15,160,467
PETROLEUM GEO-SERVICES	8,506	shares	100,176
PFEIFFER VACUUM TECHNOLOGY	2,483	shares	338,484
PFIZER INC	1,328,104	shares	40,679,826
PG&E CORP	153,300	shares	6,174,924
PHILLIPS 66	64,396	shares	4,966,863
PINNACLE WEST CAPITAL CORP	60,200	shares	3,185,784
PLATINUM UNDERWRITERS HOLDINGS	107,400	shares	6,581,472
PLEXUS CORP	84,400	shares	3,653,676
PNC FINANCIAL SERVICES GROUP I	104,882	shares	8,136,746
PNM RESOURCES INC	97,900	shares	2,361,348
POLARIS INDUSTRIES INC	47,100	shares	6,859,644
POLYONE CORP	136,600	shares	4,828,810
POPULAR INC	144,300	shares	4,145,739
POST PROPERTIES INC	43,340	shares	1,960,268
POWER CORP CANADA	55,584	shares	1,671,444
POWER FINANCIAL CORP	7,221	shares	244,664
PRECIOUS SHIPPING	329,882	shares	213,831
PRECISION CASTPARTS CORP	57,718	shares	15,543,457
PREMIER FARNELL	79,467	shares	292,322
PRICELINE.COM INC	30,653	shares	35,631,047
PRIME OFFICE REIT	33,699	shares	143,486
PRIMORIS SERVICES CORP	126,400	shares	3,934,832
PROASSURANCE CORP	215,000	shares	10,423,200
PROCTER & GAMBLE CO	118,600	shares	9,655,226
PROGRESS SOFTWARE CORP	92,130	shares	2,379,718
PROGRESSIVE CORP	343,702	shares	9,372,754
PROLOGIS INC	188,647	shares	6,970,507
PROMOTORA Y OPERADORA DE	42,540	shares	506,758
PROSIEBENSAT1 MEDI	18,314	shares	908,488
PROTO CORPORATION	20,500	shares	286,713
PRUDENTIAL	836,068	shares	18,555,484
PS BUSINESS PARKS INC	4,730	shares	361,467
PSP SWISS PROPERTY	28,380	shares	2,409,276
PTC INC	82,440	shares	2,917,552
PUBLIC BK BHD	88,523	shares	528,084

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
PUBLIC POWER CORP	28,461	shares	$423,553
PUBLIC STORAGE	67,926	shares	10,224,222
PZ CUSSONS	19,262	shares	120,114
QANTAS AIRWAYS NPV	606,618	shares	594,268
QLIK TECHNOLOGIES INC	269,900	shares	7,187,437
QUALCOMM INC	270,932	shares	20,116,701
QUALICORP SA	44,300	shares	422,486
QUINTAIN ESTATE & DEVELOPMENT	167,136	shares	261,594
RAKUTEN INC NPV	919,300	shares	13,679,513
RALPH LAUREN CORP	34,222	shares	6,042,579
RAMCO-GERSHENSON PROPERTIES TR	30,600	shares	481,644
RAMSAY HEALTH CARE LTD	15,997	shares	619,125
RANDSTAD HOLDINGS	39,436	shares	2,562,170
RATHBONE BROS	33,620	shares	898,726
RAYTHEON CO	65,900	shares	5,977,130
REALTY INCOME CORP	3,240	shares	120,949
RECALL HOLDINGS LTD	48,475	shares	176,075
RED HAT INC	170,982	shares	9,581,831
REED ELSEVIER NV	52,525	shares	1,114,603
REGAL-BELOIT CORP	57,200	shares	4,216,784
REGENCY CENTERS CORP	67,766	shares	3,137,566
REGIONS FINANCIAL CORP	406,254	shares	4,017,852
RENAISSANCE RE HOLDINGS LTD	108,200	shares	10,532,188
RENAULT REGIE NATIONALE DES	31,375	shares	2,526,979
RESOLUTE FST PRODS INC	541,000	shares	8,666,820
RESOLUTION LTD ORD	223,700	shares	1,311,581
REXEL PROMESSES	41,242	shares	1,084,021
REXFORD INDUSTRIAL REALTY INC	9,100	shares	120,120
REYNOLDS AMERICAN INC	78,363	shares	3,917,366
RICOH	71,000	shares	755,226
RIGHTMOVE PLC	16,850	shares	764,674
RIOCAN REIT	148,531	shares	3,462,694
RITCHIE BROS AUCTIONEERS INC	147,550	shares	3,383,322
RITE AID CORP	349,700	shares	1,769,482
ROBERT HALF INTERNATIONAL INC	183,800	shares	7,717,762
ROCHE HLDG AG GENUSSCHEINE	62,962	shares	17,642,245
ROCHE HOLDING AG	190,000	shares	13,338,000
ROCK TENN CO	26,800	shares	2,814,268
ROCKWOOD HOLDINGS INC	40,600	shares	2,919,952
ROHM CO	13,100	shares	638,143
ROLLS ROYCE HOLDINGS	82,459,638	shares	136,574
ROLLS ROYCE HOLDINGS PLC	952,045	shares	20,104,513
ROSETTA RESOURCES INC	70,600	shares	3,391,624
ROSNEFT OAO REGS	114,166	shares	874,135
ROSNEFT OJSC	180,462	shares	1,374,218
ROTORK	7,562	shares	359,455
ROWAN COS PLC	173,600	shares	6,138,496
ROYAL BANK OF CANADA	44,836	shares	3,013,401
ROYAL CARIBBEAN CRUISES LTD	86,000	shares	4,078,120
ROYAL DUTCH SHELL PLC	76,800	shares	5,473,536
RPM INTERNATIONAL INC DELAWARE	265,550	shares	11,022,981
RTI INTERNATIONAL METALS INC	82,200	shares	2,812,062

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
RYLAND GROUP INC	88,600	shares	$3,846,126
RYMAN HOSPITALITY PROPERTIES	58,230	shares	2,432,849
SAAB	6,890	shares	185,054
SAFESTORE HOLDINGS	400,702	shares	1,068,497
SAFEWAY INC	167,300	shares	5,448,961
SAINSBURY	181,727	shares	1,098,597
SALESFORCE.COM INC	237,416	shares	13,102,989
SALIX PHARMACEUTICALS LTD	65,400	shares	5,882,076
SALLY BEAUTY HOLDINGS INC	590,700	shares	17,856,861
SAMPO	46,620	shares	2,294,654
SAMSUNG ELECTRONICS	4,056	shares	2,648,568
SAMSUNG ELECTRONICS CO LTD	876	shares	420,424
SAMSUNG ELECTRONICS CO LTD	10,013	shares	13,017,328
SAMSUNG FIRE & MARINE INSURANCE	1,446	shares	354,872
SANDS CHINA LTD	490,400	shares	4,006,686
SANDVIK	425,262	shares	6,005,553
SANOFI	381,589	shares	24,757,154
SANRIO CO	67,000	shares	2,820,751
SANTEN PHARMACEUTICAL CO	29,500	shares	1,376,695
SBA COMMUNICATIONS CORP	67,975	shares	6,106,874
SBERBANK OF RUSSIA	264,432	shares	3,323,910
SCHIBSTED	95,470	shares	6,313,419
SCHLUMBERGER LTD	272,876	shares	24,588,856
SCHOELLER BLECKMAN	3,261	shares	361,996
SCHRODERS	41,028	shares	1,765,409
SEAWORLD ENTERTAINMENT INC	233,450	shares	6,716,357
SEB	1,394	shares	126,201
SECURITAS	28,557	shares	303,907
SEGRO PLC	55,469	shares	306,848
SEMEN INDONESIA PERSERO TBK PT	182,780	shares	212,517
SEMPRA ENERGY	75,707	shares	6,795,460
SEMTECH CORP	128,850	shares	3,257,328
SENIOR HOUSING PROPERTIES TRUST	114,011	shares	2,534,465
SENSATA TECHNOLOGIES HOLDING	3,822	shares	148,179
SEOUL SEMICONDUCTOR	18,171	shares	695,607
SERCO GROUP	96,990	shares	801,913
SERIA CO LTD	4,000	shares	160,982
SES SA FIDUCIARY DR EACH REP	16,970	shares	550,221
SHAFTESBURY	36,287	shares	376,829
SHANGRI-LA ASIA	331,105	shares	645,663
SHARP CORP	299,000	shares	950,155
SHENGUAN HOLDINGS GROUP LTD	1,703,495	shares	760,160
SHIMADZU	53,000	shares	461,396
SHIMAMURA NPV	1,900	shares	178,241
SHIMANO INC NPV	2,100	shares	180,420
SHIMAO PROPERTY HOLDINGS LTD	62,500	shares	143,640
SHIMIZU CORPORATION	209,000	shares	1,055,887
SHIONOGI & CO	24,000	shares	520,622
SHIRE PLC	48,763	shares	6,889,724
SHIRE PLC	76,023	shares	3,591,041
SHISEIDO	8,000	shares	128,709
SHIZUOKA BANK	37,000	shares	394,976

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
SHOWA SHELL SEKIYU	50,000	shares	$508,063
SIKA FINANZ	298	shares	1,062,527
SILICONWARE PRECISION INDUSTRIES	559,000	shares	667,720
SIMON PROPERTY GROUP INC	150,200	shares	22,854,432
SINGAPORE AIRLINES	7,000	shares	57,714
SINGAPORE EXCHANGE	306,000	shares	1,759,512
SINGAPORE TECHNOLOGIES	98,000	shares	307,366
SINO LAND CO	1,004,000	shares	1,372,549
SINOTRUK (HONG KONG) LTD	375,622	shares	210,731
SIRONA DENTAL SYSTEMS INC	46,800	shares	3,285,360
SJM HOLDINGS LIMITED	403,000	shares	1,351,346
SK KAKEN CO LTD	2,000	shares	121,783
SKANDINAVISKA ENSKILDA BANKEN	59,438	shares	784,782
SKY CITY	75,011	shares	230,282
SL GREEN REALTY CORP	42,000	shares	3,879,960
SLM CORP	182,700	shares	4,801,356
SMA SOLAR TECHNOLOGY	45,721	shares	1,446,509
SMC CORP	42,000	shares	10,589,410
SMITH & NEPHEW	30,006	shares	427,895
SMITH & NEPHEW PLC	744	shares	53,375
SMITHS GROUP PLC	11,899	shares	291,674
SOCIEDAD QUIMICA Y MINERA DE C	111,300	shares	2,880,444
SOCIETE GENERALE	88,825	shares	5,167,576
SODEXO	13,193	shares	1,338,723
SOFTBANK CORPORATION	320,100	shares	28,018,838
SOJITZ CORPORATION	631,700	shares	1,123,904
SOLARWINDS INC	143,500	shares	5,428,605
SOLERA HOLDINGS INC	211,700	shares	14,979,892
SOLOCAL GROUP	109,989	shares	166,715
SONIC HEALTHCARE LTD	46,832	shares	694,673
SONOVA HOLDING	15,810	shares	2,133,243
SONY CORP	84,100	shares	1,461,078
SONY FINANCIAL HOLDINGS INC	14,800	shares	269,513
SOUTHWEST AIRLINES CO	1,464,300	shares	27,587,412
SOVRAN SELF STORAGE INC	2,760	shares	179,869
SPECTRA ENERGY CORP	131,200	shares	4,673,344
SPECTRIS	26,649	shares	1,130,359
SPH REIT	643,000	shares	499,081
SPIRAX-SARCO ENGINEERING	10,246	shares	507,401
SPIRIT AEROSYSTEMS HOLDINGS IN	123,455	shares	4,207,346
SPLUNK INC	117,484	shares	8,067,626
SPONDA	74,800	shares	352,502
SPRINT CORP	405,703	shares	4,361,307
SPROUTS FARMERS MARKET INC	150,298	shares	5,775,952
ST JOE CO	119,100	shares	2,285,529
ST. MODWEN PROPS	20,949	shares	127,441
STAGECOACH GROUP	247,850	shares	1,553,338
STANDARD CHARTERED	431,380	shares	9,716,835
STANDARD LIFE	314,958	shares	1,875,850
STANLEY ELECTRIC CO	12,669	shares	290,252
STARBUCKS CORP	123,823	shares	9,706,485
STARWOOD HOTELS & RESORTS WORLD WIDE	53,187	shares	4,225,707

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
STELLA INTERNATIONAL HOLDINGS	264,909	shares	$675,106
STMICROELECTRONICS	118,823	shares	956,196
STMICROELECTRONICS	121,625	shares	973,000
STOCKLAND TRUST GROUP	697,345	shares	2,252,206
STOREBRAND	61,100	shares	381,696
STRATEGIC HOTELS & RESORTS INC	109,600	shares	1,035,720
STRYKER CORP	48,123	shares	3,615,962
SUBSEA 7	37,675	shares	720,978
SUMITOMO CHEMICAL	395,000	shares	1,548,356
SUMITOMO ELECTRIC IND	102,500	shares	1,710,528
SUMITOMO HEAVY INDUSTRIES	97,000	shares	446,677
SUMITOMO REALTY & DEVELOPMENT CO	222,900	shares	11,091,451
SUN HUNG KAI PROPERTIES	847,628	shares	10,751,470
SUNDRUG CO	10,100	shares	452,124
SUNSTONE HOTEL INVESTORS INC	320,300	shares	4,292,020
SUNTEC REAL ESTATE INVESTMENT	295,000	shares	359,813
SUNTRUST BANKS INC	237,034	shares	8,725,222
SUPER RETAIL GROUP LTD	32,790	shares	389,870
SUPERIOR ENERGY SERVICES INC	90,700	shares	2,413,527
SURGUTNEFTEGAS	153,431	shares	1,325,644
SURGUTNEFTEGAS	230,300	shares	1,787,128
SUSQUEHANNA BANCSHARES INC	242,800	shares	3,117,552
SUZUKEN CO LTD	21,500	shares	696,518
SUZUKI MOTOR CO	25,500	shares	686,114
SVENSKA CELLULOSA	81,551	shares	2,514,106
SVENSKA HANDELSBANKEN	187,303	shares	9,215,543
SWATCH GROUP AG	235,710	shares	7,825,572
SWATCH GROUP	4,149	shares	2,750,138
SWEDBANK	34,717	shares	978,385
SWEDISH	20,629	shares	663,908
SWIRE PROPERTIES LTD	555,800	shares	1,404,956
SWISS LIFE HOLDING	5,985	shares	1,246,328
SWISS PRIME SITE	5,924	shares	459,945
SWISSCOM	7,170	shares	3,796,428
SYDBANK	46,291	shares	1,231,212
SYMANTEC CORP	515,000	shares	12,143,700
SYMRISE	31,394	shares	1,449,189
SYNERGY RESOURCES CORP	179,100	shares	1,662,048
SYNGENTA AG	80,302	shares	6,419,342
SYNGENTA AG	22,496	shares	8,984,741
SYNOPSYS INC	125,000	shares	5,071,250
SYNOVUS FINANCIAL CORP	1,035,100	shares	3,726,360
SYSMEX CORP	11,900	shares	703,097
T IS BANKASI	407,636	shares	882,247
T K CORPN	30,016	shares	627,135
T&D HOLDINGS INC	67,800	shares	947,607
T. E. R. N. A.	188,032	shares	941,046
TABLEAU SOFTWARE INC	22,941	shares	1,581,323
TAG TEGERNSEE IMMO	8,550	shares	103,441
TAIWAN SEMICONDUCTOR MANUFACTURING	207,000	shares	3,610,080
TAKATA CORPORATION NPV	15,800	shares	453,232
TANGER FACTORY OUTLET CENTERS	21,040	shares	673,701

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
TATE & LYLE	16,858	shares	$225,881
TATTS GROUP LTD	288,397	shares	799,845
TAUBMAN CENTERS INC	35,892	shares	2,294,217
TAV HAVALIMANLARI HOLDING	104,720	shares	753,048
TDC	290,594	shares	2,823,229
TDK CORP	26,700	shares	1,280,320
TE CONNECTIVITY LTD	235,900	shares	13,000,449
TEAM HEALTH HOLDINGS INC	220,100	shares	10,025,555
TECH DATA CORP	12,235	shares	631,326
TECHNE CORP	64,631	shares	6,118,617
TECHNIP	7,420	shares	714,276
TEIJIN	110,000	shares	244,898
TELE2	73,610	shares	834,940
TELECOM ITALIA DI RISP	438,201	shares	343,573
TELECOM ITALIA	2,359,831	shares	2,344,497
TELEFONICA DEUTSCHLAND HOLDING	221,908	shares	1,834,669
TELENET GROUP HOLDING NPV	18,634	shares	1,113,728
TELENOR	65,075	shares	1,551,026
TELIASONERA	166,366	shares	1,387,117
TENARIS S	1,349	shares	29,519
TENARIS	51,809	shares	2,263,535
TENCENT HOLDINGS LTD	421,300	shares	26,874,091
TERADATA CORP	208,649	shares	9,491,443
TEREX CORP	76,800	shares	3,224,832
TERUMO CORP	21,400	shares	1,032,282
TESLA MOTORS INC	40,784	shares	6,133,098
TEVA PHARMACEUTICAL INDUSTRIES	34,383	shares	1,378,071
TEXAS INSTRUMENTS INC	116,900	shares	5,133,079
TEXTRON INC	89,335	shares	3,283,955
THALES	8,527	shares	549,890
THERMO FISHER SCIENTIFIC INC	129,886	shares	14,462,806
THOMSON REUTERS CORP	45,533	shares	1,721,469
THOR INDUSTRIES INC	124,500	shares	6,876,135
TIDEWATER INC	143,800	shares	8,523,026
TIKKURILA	5,177	shares	141,960
TIM HORTONS INC	53,509	shares	3,121,904
TIM PARTICIPACOES	13,762	shares	361,115
TIME WARNER CABLE INC	174,200	shares	23,604,100
TIME WARNER INC	405,600	shares	28,278,432
TIMKEN CO	242,000	shares	13,326,940
TJX COS INC	243,823	shares	15,538,840
TNT EXPRESS	105,868	shares	984,404
TOFAS OTOMOBIL FAB	79,703	shares	497,100
TOKIO MARINE HOLDINGS INC	27,000	shares	902,954
TOKYO ELECTRON	7,700	shares	421,978
TOKYO TATEMONO CO	179,500	shares	1,994,729
TOLL HLDGS LIMITED	198,353	shares	1,007,953
TOP GLOVE CORP BHD	284,723	shares	489,388
TOPPAN PRINTING	96,000	shares	768,146
TOSHIBA PLANT SYSTEMS & SERV	11,000	shares	164,207
TOTVS SA COM	23,300	shares	365,018
TOYODA GOSEI	31,700	shares	738,023

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
TOYOTA BOSHOKU CP	31,500	shares	$393,506
TOYOTA INDUSTRIES CORP	19,600	shares	884,848
TOYOTA MOTOR CORP	81,800	shares	9,973,056
TOYOTA MOTOR CORP	100,800	shares	6,157,043
TOYOTA TSUSHU CORP	29,800	shares	738,018
TRACTEBEL ENERGIA COM NPV	23,400	shares	356,468
TRANSDIGM GROUP INC	42,300	shares	6,811,146
TRAVELERS COS INC	150,200	shares	13,599,108
TRAVIS PERKINS	13,723	shares	425,482
TRINITY INDUSTRIES INC	186,690	shares	10,178,339
TRIPADVISOR INC	46,220	shares	3,828,403
TRIQUINT SEMICONDUCTOR INC	230,100	shares	1,919,034
TRYG	7,244	shares	701,775
TSUMURA & CO	18,000	shares	477,465
TURKCELL ILETISIM HIZMET	35,399	shares	472,577
TURKIYE GARANTI BANKASI	1,864,363	shares	6,039,547
TURKIYE VAKIFLAR BANKASI	350,655	shares	623,459
TWENTY FIRST CENTURY FOX INC	442,454	shares	15,565,532
TWITTER INC	64,028	shares	4,075,382
TYCO INTERNATIONAL LTD	120,000	shares	4,924,800
UBI BANCA SCPA	184,448	shares	1,254,534
UDR INC	119,900	shares	2,799,665
UGI CORP	66,200	shares	2,744,652
ULTA SALON COSMETICS & FRAGRANCE	40,200	shares	3,880,104
ULTIMATE SOFTWARE GROUP INC	68,700	shares	10,526,214
UNDER ARMOUR INC	79,986	shares	6,982,778
UNIBAIL-RODAMCO	1,732	shares	444,506
UNIBAIL-RODAMCO SE	39,035	shares	10,018,067
UNICHARM CORP	16,900	shares	964,750
UNICREDIT SPA	1,658,706	shares	12,296,603
UNILEVER PLC	80,000	shares	3,296,000
UNION PACIFIC CORP	138,121	shares	23,204,328
UNITE GROUP	44,820	shares	298,863
UNITED INTERNET	9,179	shares	391,082
UNITED NATURAL FOODS INC	165,500	shares	12,477,045
UNITED TECHNOLOGIES CORP	236,990	shares	26,969,462
UNITED URBAN INVESTMENT UNITED	1,173	shares	1,688,549
UNITEDHEALTH GROUP INC	70,022	shares	5,272,657
UNIVERSAL HEALTH SERVICES INC	43,240	shares	3,513,682
UNUM GROUP	257,900	shares	9,047,132
UOL GROUP LIMITED	224,000	shares	1,098,178
UPM-KYMMENE OY	39,927	shares	675,614
URS CORP	195,800	shares	10,375,442
US BANCORP	227,000	shares	9,170,800
USHIO ELECTRIC	40,800	shares	541,904
USS	42,000	shares	577,023
UTI WORLDWIDE INC	336,000	shares	5,900,160
VALE	313,000	shares	4,385,130
VALEANT PHARMACEUTICALS INTERNATIONAL	1,847	shares	216,634
VALERO ENERGY CORP	281,000	shares	14,162,400
VANTIV INC	244,900	shares	7,986,189
VASTNED RETAIL	2,324	shares	105,630

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
VCA ANTECH INC	118,700	shares	$3,722,432
VECTREN CORP	71,900	shares	2,552,450
VENTAS INC	47,742	shares	2,734,662
VENTURE CORP LTD	77,000	shares	468,367
VERBUND	37,097	shares	793,093
VERIFONE SYSTEMS INC	265,692	shares	7,125,859
VERISIGN INC	229,605	shares	13,725,787
VERIZON COMMUNICATIONS INC	64,248	shares	3,157,147
VERTEX PHARMACEUTICALS INC	123,889	shares	9,204,953
VICTREX ORD	16,962	shares	516,074
VIRBAC	5,461	shares	1,168,630
VISA INC	176,139	shares	39,222,633
VISCOFAN	13,003	shares	740,888
VISHAY INTERTECHNOLOGY INC	218,200	shares	2,893,332
VIVENDI	57,610	shares	1,520,595
VMWARE INC	99,178	shares	8,897,258
VODAFONE GROUP	814,037	shares	3,195,350
VODAFONE GROUP PLC	364,681	shares	14,335,610
VOESTALPINE	4,455	shares	214,427
VOLCANO CORP	132,300	shares	2,890,755
VOLKSWAGEN	21,981	shares	5,963,849
VORNADO REALTY TRUST	188,208	shares	16,710,988
VTECH HOLDINGS LTD	101,456	shares	1,317,636
VULCAN MATERIALS CO	115,450	shares	6,860,039
WABCO HOLDINGS INC	132,750	shares	12,400,178
WADDELL & REED FINANCIAL INC	53,700	shares	3,496,944
WAGEWORKS INC	92,000	shares	5,468,480
WALGREEN CO	241,850	shares	13,891,864
WAL-MART STORES INC	165,200	shares	12,999,588
WALT DISNEY CO	297,028	shares	22,692,939
WANT WANT CHINA HOLDINGS LTD	255,854	shares	369,571
WEATHERFORD INTERNATIONAL LTD	270,000	shares	4,182,300
WELLCARE HEALTH PLANS INC	27,600	shares	1,943,592
WELLS FARGO & CO	854,952	shares	38,814,821
WENDEL	9,679	shares	1,413,074
WERELDHAVE	4,116	shares	324,248
WESCO INTERNATIONAL INC	90,000	shares	8,196,300
WEST CORP	133,350	shares	3,428,429
WESTERN ALLIANCE BANCORP	196,000	shares	4,676,560
WESTERN UNION	800,200	shares	13,803,450
WESTFIELD GROUP	589,774	shares	5,323,901
WESTFIELD RETAIL TRUST	1,126,203	shares	2,992,446
WEX INC	113,750	shares	11,264,663
WEYERHAEUSER CO	295,800	shares	9,338,406
WHARF HOLDINGS	868,770	shares	6,644,277
WHEELOCK & CO LTD	213,000	shares	979,326
WHITBREAD	60,841	shares	3,779,804
WHITEWAVE FOODS CO	260,000	shares	5,964,400
WHITING PETROLEUM CORP	83,000	shares	5,135,210
WHOLE FOODS MARKET INC	176,396	shares	10,200,981
WILLIAM DEMANT	771	shares	75,048
WILLIAM HILL	64,576	shares	429,848

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common stock (continued)
WING HANG BANK	47,840	shares	$721,880
WINTHROP REALTY TRUST	12,560	shares	138,788
WNS HOLDINGS LTD	389,885	shares	8,542,380
WOLSELEY	2,677	shares	151,857
WOODSIDE PETROLEUM	78,600	shares	2,735,428
WOODWARD INC	108,800	shares	4,962,368
WOOLWORTHS HOLDINGS	83,005	shares	591,605
WOOLWORTHS LIMITED	2,744	shares	83,099
WORKDAY INC	73,730	shares	6,131,387
WORLEYPARSONS LTD	29,700	shares	441,080
WPX ENERGY INC	645,200	shares	13,149,176
WUMART STORES INC	189,486	shares	307,919
WYNDHAM WORLDWIDE CORP	69,200	shares	5,099,348
WYNN MACAU LTD	302,800	shares	1,372,680
XEROX CORP	314,500	shares	3,827,465
XL AXIATA TBK PT	1,489,113	shares	636,266
XL GROUP PLC	491,091	shares	15,636,337
YAHOO JAPAN CORP	62,900	shares	350,093
YAMADA DENKI CO	31,600	shares	103,424
YAMAHA CORP	24,300	shares	385,868
YAMAHA MOTOR CO	56,800	shares	852,230
YAMANA GOLD INC	694,900	shares	5,990,038
YAMATO HOLDINGS CO LTD	60,600	shares	1,225,780
YAPI VE KREDI BANKASI	5,479	shares	9,487
YASKAWA ELECTRIC MFG	41,000	shares	648,713
YOKOGAWA ELECTRIC CORP	16,500	shares	253,532
YOUKU TUDOU INC	115,685	shares	3,505,256
YUANTA FINANCIAL HLDG CO LTD	895,000	shares	534,535
ZIGGO BV	63,082	shares	2,885,872
ZIONS BANCORPORATION	199,230	shares	5,968,903
Total common stock			$5,958,578,952

Preferred stock
BAYERISCHE MOTOREN WERKE-PRF	5,167	shares	$442,073
CHESAPEAKE ENERGY CORP	5,800	shares	6,767,875
CITIGROUP CAPITAL XIII	104,500	shares	2,847,625
FUCHS PETROLUB	8,715	shares	853,108
HENKEL AG & CO	9,383	shares	1,090,069
METRO AG	5,706	shares	210,757
PORSCHE AUTOMOBILE HOLDING	76,696	shares	7,995,995
RWE	6,155	shares	197,190
USINAS SIDERURGICAS DE MINAS G	63,400	shares	381,865
VOLKSWAGEN	10,718	shares	3,015,064
WELLS FARGO	100	shares	110,500
Total preferred stock			$23,912,121

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Common collective trusts
BGI MSCI ACWI EX-US INDEX	20,128,205	units	$448,106,174
BLACKROCK RUSSELL 1000 INDEX	83,308,803	units	1,814,207,474
BLACKROCK RUSSELL 2500 INDEX	39,590,746	units	787,939,181
BLACKROCK US DEBT INDEX	13,228,600	units	361,425,197
JP MORGAN FOCUS	13,438,049	units	231,940,730
LAZARD EMERGING MARKETS CL C	13,530,722	units	231,104,738
Total common collective trusts			$3,874,723,494

Partnership interest
INVESTEC GDR FUND LLC	852,135	units	$88,443,113

Corporate debt
1345 AVENUE OF THE AMERICAS	$400,000	principal,	5.278%, due 08/10/2035	$436,905
ACCESS MIDSTREAM PARTNERS LP	1,346,000	principal,	4.875%, due 05/15/2023	1,298,890
ACCESS MIDSTREAM PARTNERS LP	289,000	principal,	5.875%, due 04/15/2021	307,785
ACTIVISION BLIZZARD INC	1,339,000	principal,	5.625%, due 09/15/2021	1,385,865
ADT CORP	800,000	principal,	4.875%, due 07/15/2042	602,003
AES CORP	551,000	principal,	7.375%, due 07/01/2021	621,253
AFFINIA	176,115	principal,	4.750%, due 04/25/2020	178,316
AIR LEASE CORP	457,000	principal,	4.750%, due 03/01/2020	474,709
AK STEEL CORP	1,060,000	principal,	7.625%, due 05/15/2020	1,057,350
AK STEEL CORP	260,000	principal,	8.750%, due 12/01/2018	290,550
ALABAMA POWER CO	100,000	principal,	6.125%, due 05/15/2038	118,185
ALBEA BEAUTY HOLDINGS SA	950,000	principal,	8.375%, due 11/01/2019	988,000
ALERE INC	1,025,000	principal,	8.625%, due 10/01/2018	1,107,000
ALERIS INTERNATIONAL INC	1,500,000	principal,	7.875%, due 11/01/2020	1,593,750
ALLEGHENY ENERGY SUPPLY C	300,000	principal,	6.750%, due 10/15/2039	281,080
ALLEGION US HOLDING CO IN	336,000	principal,	5.750%, due 10/01/2021	349,440
ALLIANCE DATA SYSTEMS COR	1,046,000	principal,	6.375%, due 04/01/2020	1,095,685
ALLIANT TECHSYSTEMS INC	1,430,000	principal,	6.875%, due 09/15/2020	1,542,613
ALLISON TRANSMISSION INC	608,000	principal,	7.125%, due 05/15/2019	655,120
ALLY AUTO RECEIVABLES	713,000	principal,	1.240%, due 11/15/2018	708,865
ALLY FINANCIAL INC	2,223,000	principal,	8.000%, due 03/15/2020	2,664,821
ALLY FINANCIAL INC	621,000	principal,	4.750%, due 09/10/2018	649,721
ALLY FINANCIAL INC	300,000	principal,	VAR RT, due 02/11/2014	300,720
ALLY FINANCIAL INC	200,000	principal,	6.750%, due 12/01/2014	209,500
ALLY FINANCIAL INC	2,100,000	principal,	4.500%, due 02/11/2014	2,107,875
ALPHA NATURAL RESOURCES INC	1,099,000	principal,	6.250%, due 06/01/2021	939,645
ALPHA NATURAL RESOURCES INC	67,000	principal,	6.000%, due 06/01/2019	57,788
ALPHA NATURAL RESOURCES INC	170,000	principal,	9.750%, due 04/15/2018	180,200
ALPHABET HOLDING CO INC	283,000	principal,	7.750%, due 11/01/2017	291,844
ALTERNATIVE LOAN TRUST	50,304	principal,	VAR RT, due 02/25/2037	37,853
ALTRIA GROUP INC	65,000	principal,	9.950%, due 11/10/2038	99,151
ALTRIA GROUP INC	290,000	principal,	10.200%, due 02/06/2039	452,462
AMC NETWORKS INC	1,000,000	principal,	7.750%, due 07/15/2021	1,125,000
AMC NETWORKS INC	741,000	principal,	4.750%, due 12/15/2022	705,803
AMERICA MOVIL SAB DE CV	200,000	principal,	6.125%, due 11/15/2037	211,134
AMERICA MOVIL SAB DE CV	100,000	principal,	6.125%, due 03/30/2040	105,812
AMERICA MOVIL SAB DE CV	800,000	principal,	VAR RT, due 09/12/2016	808,299
AMERICAN AXLE & MANUFACTURING	627,000	principal,	6.625%, due 10/15/2022	659,918
AMERICAN AXLE & MANUFACTURING	279,000	principal,	5.125%, due 02/15/2019	286,673
AMERICAN BUILDERS & CONTR	568,000	principal,	5.625%, due 04/15/2021	570,840

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
AMERICAN EXPRESS CREDIT	$742,000	principal,	VAR RT, due 05/17/2021	$743,487
AMERICAN EXPRESS CO	810,000	principal,	4.050%, due 12/03/2042	712,658
AMERICAN EXPRESS ISSUANCE	1,608,000	principal,	VAR RT, due 02/15/2019	1,601,045
AMERICAN EXPRESS ISSUANCE	862,000	principal,	VAR RT, 08/15/2019	864,440
AMERICAN HONDA FINANCE CO	2,000,000	principal,	1.500%, due 09/11/2017	1,970,478
AMERICAN INTERNATIONAL GROUP I	700,000	principal,	6.250%, due 05/01/2036	811,148
AMERICAN INTERNATIONAL GROUP I	100,000	principal,	VAR RT, due 05/15/2068	121,000
AMERICAN INTERNATIONAL GROUP I	2,250,000	principal,	VAR RT, due 03/15/2067	3,675,136
AMERICREDIT AUTOMOBILE	1,373,000	principal,	0.680%, due 10/11/2016	1,373,578
AMERIGAS FINANCE LLC	1,175,000	principal,	7.000%, due 05/20/2022	1,274,875
AMGEN INC	100,000	principal,	6.375%, due 06/01/2037	114,686
AMGEN INC	100,000	principal,	6.900%, due 06/01/2038	121,061
AMGEN INC	800,000	principal,	5.650%, due 06/15/2042	847,229
AMGEN INC	2,000,000	principal,	5.150%, due 11/15/2041	1,992,572
AMSTED INDUSTRIES INC	1,895,000	principal,	8.125%, due 03/15/2018	1,996,856
ANADARKO FINANCE CO	100,000	principal,	7.500%, due 05/01/2031	121,581
ANADARKO PETROLEUM CORP	100,000	principal,	6.200%, due 03/15/2040	110,614
ANADARKO PETROLEUM CORP	1,200,000	principal,	6.450%, due 09/15/2036	1,347,522
ANCESTRY.COM INC	183,000	principal,	9.625%, due 10/15/2018	189,405
ANHEUSER-BUSCH INBEV FINANCE I	6,000,000	principal,	1.250%, due 01/17/2018	5,870,580
ANHEUSER-BUSCH INBEV WORLDWIDE	100,000	principal,	6.375%, due 01/15/2040	121,988
ANTERO RESOURCES FINANCE	282,000	principal,	5.375%, due 11/01/2021	284,820
APERAM	750,000	principal,	7.375%, due 04/01/2016	770,625
APPALACHIAN POWER CO	240,000	principal,	6.700%, due 08/15/2037	277,985
APPALACHIAN POWER CO	500,000	principal,	7.000%, due 04/01/2038	603,923
APX GROUP INC	931,000	principal,	6.375%, due 12/01/2019	944,965
APX GROUP INC	470,000	principal,	8.750%, due 12/01/2020	479,400
APX GROUP INC	316,000	principal,	8.750%, due 12/01/2020	321,530
ARAMARK CORP	2,097,000	principal,	5.750%, due 03/15/2020	2,191,365
ARCELORMITTAL	2,130,000	principal,	STEP, due 10/15/2039	2,092,725
ARCELORMITTAL	2,108,000	principal,	STEP, due 02/25/2022	2,292,451
ARCH COAL INC	718,000	principal,	6.25%, due 05/16/2018	707,381
ARCH COAL INC	775,000	principal,	7.250%, due 06/15/2021	592,875
ARCH COAL INC	1,255,000	principal,	8.000%, due 01/15/2019	1,251,863
ARDAGH PACKAGING FINANCE	775,000	principal,	7.375%, due 10/15/2017	832,156
ARDAGH PACKAGING FINANCE	500,000	principal,	7.000%, due 11/15/2020	505,000
ASHLAND INC	575,000	principal,	STEP, due 08/15/2022	546,250
ASHTEAD CAPITAL INC	237,000	principal,	6.500%, due 07/15/2022	252,701
AT&T CORP	1,975,000	principal,	VAR RT, due 11/15/2031	2,628,583
AT&T INC	525,000	principal,	6.550%, due 02/15/2039	596,032
AT&T INC	690,000	principal,	6.500%, due 09/01/2037	776,204
AT&T INC	1,100,000	principal,	5.550%, due 08/15/2041	1,116,346
AT&T INC	630,000	principal,	4.350%, due 06/15/2045	533,353
AT&T INC	100,000	principal,	5.350%, due 09/01/2040	98,943
AT&T INC	5,000,000	principal,	5.600%, due 05/15/2018	5,678,035
ATHLON HOLDINGS LP	685,000	principal,	7.375%, due 04/15/2021	719,250
ATLAS PIPELINE PARTNERS	125,000	principal,	4.750%, due 11/15/2021	114,375
ATLAS PIPELINE PARTNERS LP	900,000	principal,	6.625%, due 10/01/2020	940,500
ATWOOD OCEANICS INC	1,397,000	principal,	6.500%, due 02/01/2020	1,491,298
AUDATEX NORTH AMERICA INC	204,000	principal,	6.000%, due 06/15/2021	213,690
AUDATEX NORTH AMERICA INC	204,000	principal,	6.125%, due 11/01/2023	210,120
AURORA USA OIL & GAS INC	627,000	principal,	7.500%, due 04/01/2020	645,810

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
AUTONATION INC	$704,000	principal,	5.500%, due 02/01/2020	$755,920
AVIS BUDGET CAR RENTAL LLC	1,500,000	principal,	5.500%, due 04/01/2023	1,453,125
B&G FOODS INC	659,000	principal,	4.625%, due 06/01/2021	632,640
B/E AEROSPACE INC	1,962,000	principal,	5.250%, due 04/01/2022	1,991,430
BAC CAPITAL TRUST XI	3,205,000	principal,	6.625%, due 05/23/2036	3,443,574
BANCO DO BRASIL	100,000	principal,	6.000%, due 01/22/2020	105,500
BANCO SANTANDER BRASIL	2,200,000	principal,	4.500%, due 04/06/2015	2,260,500
BANCO SANTANDER CHILE	1,500,000	principal,	VAR RT, due 01/19/2016	1,489,500
BANCO SANTANDER MEXICO	600,000	principal,	4.125%, due 11/09/2022	565,500
BANCO VOTORANTIM	300,000	principal,	5.250%, due 02/11/2016	309,750
BANK OF AMERICA CORP	3,920,000	principal,	7.625%, due 06/01/2019	4,862,082
BANK OF AMERICA CORP	2,300,000	principal,	5.650%, due 05/01/2018	2,618,019
BANK OF AMERICA CORP	150,000	principal,	7.375%, due 05/15/2014	153,733
BANK OF AMERICA CORP	9,900,000	principal,	5.750%, due 12/01/2017	11,267,319
BANK OF AMERICA NA	40,000	principal,	6.000%, due 10/15/2036	45,906
BANK OF AMERICA NA	200,000	principal,	VAR RT, due 06/15/2016	198,208
BANK ONE CAPITAL III	160,000	principal,	8.750%, due 09/01/2030	205,032
BARCLAYS BANK PLC	2,000,000	principal,	2.375%, due 01/13/2014	2,001,090
BARCLAYS BANK PLC	80,000	principal,	10.179%, due 06/12/2021	105,742
BARRICK GOLD CORP	10,000	principal,	5.800%, due 11/15/2034	8,461
BARRICK GOLD CORP	1,100,000	principal,	5.250%, due 04/01/2042	917,552
BARRICK PD AUSTRALIA FINANCE P	100,000	principal,	5.950%, due 10/15/2039	86,524
BASIC ENERGY SERVICES INC	1,316,000	principal,	7.750%, due 02/15/2019	1,375,220
BERKSHIRE HATHAWAY FINANCE COR	5,000,000	principal,	1.500%, due 01/10/2014	5,001,165
BERRY PETROLEUM CO	1,250,000	principal,	6.375%, due 09/15/2022	1,271,875
BG ENERGY CAPITAL PLC	1,200,000	principal,	5.125%, due 10/15/2041	1,230,532
BIOMET INC	280,000	principal,	6.500%, due 10/01/2020	288,400
BIOMET INC	724,000	principal,	6.500%, due 08/01/2020	760,200
BLACKROCK INC	5,185,000	principal,	1.375%, due 06/01/2015	5,249,895
BNSF RAILWAY CO	836,997	principal,	5.996%, due 04/01/2024	922,862
BOMBARDIER INC	1,200,000	principal,	5.750%, due 03/15/2022	1,191,000
BOMBARDIER INC	145,000	principal,	7.750%, due 03/15/2020	164,575
BOMBARDIER INC	586,000	principal,	6.125%, due 01/15/2023	581,605
BOSTON PROPERTIES LP	200,000	principal,	5.875%, due 10/15/2019	229,668
BOSTON PROPERTIES LP	1,900,000	principal,	4.125%, due 05/15/2021	1,941,029
BOSTON PROPERTIES LP	750,000	principal,	3.125%, due 09/01/2023	685,042
BOSTON PROPERTIES LP	525,000	principal,	3.800%, due 02/01/2024	503,455
BOSTON PROPERTIES LP	675,000	principal,	3.850%, due 02/01/2023	659,507
BOSTON SCIENTIFIC CORP	400,000	principal,	7.375%, due 01/15/2040	496,997
BOSTON SCIENTIFIC CORP	250,000	principal,	6.000%, due 01/15/2020	287,008
BOSTON SCIENTIFIC CORP	2,855,000	principal,	VAR RT, due 11/15/2015	3,118,417
BOSTON SCIENTIFIC CORP	1,250,000	principal,	6.400%, due 06/15/2016	1,394,076
BOYD GAMING CORP	80,000	principal,	9.000%, due 07/01/2020	87,600
BP CAPITAL MARKETS PLC	1,000,000	principal,	3.245%, due 05/06/2022	969,262
BRICKMAN GROUP	115,000	principal,	0.000%, due 12/17/2021	117,408
BRIGGS & STRATTON CORP	950,000	principal,	6.875%, due 12/15/2020	1,043,813
BRISTOW GROUP INC	1,250,000	principal,	6.250%, due 10/15/2022	1,319,625
BROOKFIELD RESIDENTIAL PROPERTY	171,000	principal,	6.125%, due 07/01/2022	171,855
BUILDING MATERIALS CORP	1,600,000	principal,	6.750%, due 05/01/2021	1,732,000
BURLINGTON COAT FACTORY WAREHOUSE	418,000	principal,	10.000%, due 02/15/2019	470,773
BURLINGTON HOLDINGS LLC	77,000	principal,	9.000%, due 02/15/2018	78,925
BURLINGTON NORTHERN SANTA FE	59,693	principal,	8.251%, due 01/15/2021	70,847

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
BURLINGTON NORTHERN SANTA FE	$216,572	principal,	7.570%, due 01/02/2021	$253,103
BURLINGTON NORTHERN SANTA FE	1,400,000	principal,	4.100%, due 06/01/2021	1,438,188
BURLINGTON NORTHERN SANTA FE	1,500,000	principal,	5.050%, due 03/01/2041	1,487,871
BURLINGTON NORTHERN SANTA FE	1,000,000	principal,	4.400%, due 03/15/2042	891,075
BURLINGTON NORTHERN SANTA FE	1,965,000	principal,	4.700%, due 10/01/2019	2,155,625
BURLINGTON NORTHERN SANTA FE	5,530,000	principal,	5.750%, due 03/15/2018	6,304,648
CFCRE COMMERCIAL MO	639,649	principal,	1.871%, due 04/15/2044	646,673
CAESARS ENTERTAINMENT OPERATING	425,000	principal,	8.500%, due 02/15/2020	409,063
CAESARS OPER ESCROW LLC	4,186,000	principal,	9.000%, due 02/15/2020	4,070,885
CALIFORNIA REPUBLIC	1,314,000	principal,	1.230%, due 03/15/2019	1,313,013
CALPINE CORP	1,133,000	principal,	7.875%, due 07/31/2020	1,240,635
CALPINE CORP	371,000	principal,	6.000%, due 01/15/2022	380,275
CALPINE CORP	437,000	principal,	7.500%, due 02/15/2021	476,876
CAMERON INTERNATIONAL CORP	300,000	principal,	5.950%, due 06/01/2041	325,947
CANADIAN NATURAL RESOURCES LTD	400,000	principal,	6.250%, due 03/15/2038	448,212
CAPITAL AUTO RECEIVABLES	974,000	principal,	0.790%, due 06/20/2017	972,828
CAPITAL AUTO RECEIVABLES	1,645,000	principal,	1.040%, due 11/21/2016	1,650,292
CAPITAL ONE FINANCIAL CORP	600,000	principal,	4.750%, due 07/15/2021	638,009
CAPITAL ONE FINANCIAL CORP	2,827,000	principal,	3.500%, due 06/15/2023	2,653,728
CAPSUGEL SA	172,000	principal,	7.000%, due 05/15/2019	175,225
CARLYLE HOLDINGS II	600,000	principal,	5.625%, due 03/30/2043	589,810
CASE NEW HOLLAND INC	1,805,000	principal,	7.875%, due 12/01/2017	2,129,900
CATERPILLAR FINANCIAL SERVICES	5,000,000	principal,	1.375%, due 05/20/2014	5,019,490
CATERPILLAR INC	3,100,000	principal,	1.500%, due 06/26/2017	3,084,974
CBRE SERVICES INC	573,000	principal,	5.000%, due 03/15/2023	550,796
CCO HOLDINGS LLC	1,300,000	principal,	5.750%, due 09/01/2023	1,231,750
CCO HOLDINGS LLC	1,102,000	principal,	5.250%, due 03/15/2021	1,052,410
CCO HOLDINGS LLC	650,000	principal,	5.250%, due 09/30/2022	606,938
CDW LLC / CDW FINANCE CORP	505,000	principal,	STEP, due 12/15/2018	550,450
CEDAR FAIR LP / CANADA'S WONDERLAND	756,000	principal,	5.250%, due 03/15/2021	746,550
CELANESE US HOLDINGS LLC	65,000	principal,	5.875%, due 06/15/2021	69,225
CELANESE US HOLDINGS LLC	317,000	principal,	4.625%, due 11/15/2022	303,528
CEMEX SAB DE CV	1,825,000	principal,	6.500%, due 12/10/2019	1,885,225
CENOVUS ENERGY INC	100,000	principal,	6.750%, due 11/15/2039	117,212
CENTERPOINT ENERGY RESOURCES C	300,000	principal,	5.850%, due 01/15/2041	340,244
CENTURYLINK INC	1,268,000	principal,	6.750%, due 12/01/2023	1,283,851
CENTURYLINK INC	1,885,000	principal,	5.625%, due 04/01/2020	1,917,988
CEQUEL COMMUNICATIONS HOL	890,000	principal,	6.375%, due 09/15/2020	912,250
CHC HELICOPTER	1,400,000	principal,	9.250%, due 10/15/2020	1,508,500
CHASE ISSUANCE TRUST	3,800,000	principal,	0.540%, due 10/16/2017	3,794,824
CHESAPEAKE ENERGY CORP	2,895,000	principal,	6.625%, due 08/15/2020	3,235,163
CHESAPEAKE ENERGY CORP	2,736,000	principal,	5.750%, due 03/15/2023	2,818,080
CHEVRON CORP	4,300,000	principal,	1.718%, due 06/24/2018	4,283,772
CHOICE HOTELS INTERNATIONAL IN	836,000	principal,	5.750%, due 07/01/2022	872,575
CHRYSLER GROUP LLC	1,025,000	principal,	8.250%, due 06/15/2021	1,165,938
CHRYSLER GROUP LLC	489,000	principal,	8.000%, due 06/15/2019	540,345
CHS/COMMUNITY HEALTH SYSTEMS I	1,275,000	principal,	8.000%, due 11/15/2019	1,383,375
CHS/COMMUNITY HEALTH SYSTEMS I	437,000	principal,	5.125%, due 08/15/2018	451,203
CHUBB CORP	100,000	principal,	6.500%, due 05/15/2038	123,514
CIE GENERALE DE GEOPHYSIQUE	1,100,000	principal,	6.500%, due 06/01/2021	1,127,500
CIGNA CORP	1,475,000	principal,	6.150%, due 11/15/2036	1,662,138
CIGNA CORP	1,885,000	principal,	5.125%, due 06/15/2020	2,090,742

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
CIGNA CORP	$700,000	principal,	8.500%, due 05/01/2019	$894,325
CIGNA CORP	5,400,000	principal,	2.750%, due 11/15/2016	5,620,439
CINEMARK USA INC	153,000	principal,	4.875%, due 06/01/2023	143,820
CITIBANK CREDIT CARD	1,448,000	principal,	VAR RT, due 09/10/2020	1,450,557
CIT GROUP INC	1,300,000	principal,	5.375%, due 05/15/2020	1,381,250
CIT GROUP INC	2,782,000	principal,	5.500%, due 02/15/2019	2,983,695
CIT GROUP INC	200,000	principal,	5.250%, due 04/01/2014	202,000
CITIGROUP INC	300,000	principal,	8.500%, due 05/22/2019	384,477
CITIGROUP INC	1,700,000	principal,	8.125%, due 07/15/2039	2,384,570
CITIGROUP INC	925,000	principal,	4.050%, due 07/30/2022	914,693
CITIGROUP INC	1,475,000	principal,	VAR RT, due 05/15/2018	1,536,162
CITIGROUP INC	8,175,000	principal,	6.125%, due 11/21/2017	9,423,396
CITIGROUP INC	1,600,000	principal,	4.587%, due 12/15/2015	1,709,782
CLAIRE'S STORES INC	582,000	principal,	6.125%, due 03/15/2020	561,630
CLEAN HARBORS INC	830,000	principal,	5.250%, due 08/01/2020	854,900
CLEAR CHANNEL COMMUNICATIONS	2,770,000	principal,	9.000%, due 03/01/2021	2,797,700
CLEAR CHANNEL WORLDWIDE HOLDINGS	2,596,000	principal,	7.625%, due 03/15/2020	2,729,046
CLEAR CHANNEL WORLDWIDE HOLDINGS	437,000	principal,	6.500%, due 11/15/2022	446,286
CLECO POWER LLC	100,000	principal,	6.000%, due 12/01/2040	109,287
CLIFFS NATURAL RESOURCES INC	900,000	principal,	6.250%, due 10/01/2040	766,720
CLOUD PEAK ENERGY RESOURCES	610,000	principal,	8.500%, due 12/15/2019	661,850
CME GROUP INC	500,000	principal,	5.300%, due 09/15/2043	523,268
COGECO CABLE INC	124,000	principal,	4.875%, due 05/01/2020	119,660
COMCAST CABLE COMMUNICATIONS	200,000	principal,	9.455%, due 11/15/2022	277,015
COMCAST CORP	30,000	principal,	6.950%, due 08/15/2037	36,879
COMCAST CORP	100,000	principal,	6.550%, due 07/01/2039	118,394
COMCAST CORP	1,200,000	principal,	6.400%, due 03/01/2040	1,384,649
COMCAST CORP	1,300,000	principal,	4.650%, due 07/15/2042	1,209,785
COMCAST CORP	1,125,000	principal,	5.875%, due 02/15/2018	1,290,368
COMCAST CORP	300,000	principal,	6.300%, due 11/15/2017	349,391
COMCAST CORP	3,700,000	principal,	5.700%, due 05/15/2018	4,248,540
COMMERZBANK AG	1,400,000	principal,	8.125%, due 09/19/2023	1,543,500
COMM 2013-CCRE6 MORTGAG	725,236	principal,	0.719%, due 03/10/2046	718,501
COMMERCIAL MORTGAGE PA	1,110,535	principal,	1.278%, due 08/10/2046	1,111,061
COMMERCIAL MORTGAGE PA	862,500	principal,	1.468%, due 10/10/2046	862,504
COMMERCIAL MORTGAGE PA	772,206	principal,	1.295%, due 10/10/2046	771,480
COMMERCIAL MORTGAGE PA	1,605,486	principal,	1.024%, due 06/10/2046	1,597,677
COMMONWEALTH EDISON CO	2,000,000	principal,	1.625%, due 01/15/2014	2,000,874
COMMSCOPE INC	844,000	principal,	8.250%, due 01/15/2019	925,235
CONCHO RESOURCES INC	3,428,000	principal,	5.500%, due 04/01/2023	3,530,840
CONSOLIDATED EDISON CO OF NEW	200,000	principal,	6.750%, due 04/01/2038	252,310
CONSTELLATION BRANDS INC	1,264,000	principal,	3.750%, due 05/01/2021	1,188,160
CONTINENTAL AIRLINES	1,549,360	principal,	9.798%, due 10/01/2022	1,746,903
CONTINENTAL RESOURCES INC	3,040,000	principal,	5.000%, due 09/15/2022	3,157,800
CONTINENTAL RESOURCES INC	277,000	principal,	4.500%, due 04/15/2023	280,809
CONVATEC FINANCE INTERNATIONAL	430,000	principal,	8.250%, due 01/15/2019	440,213
CONVATEC HEALTHCARE	494,000	principal,	10.500%, due 12/15/2018	555,133
COOPERATIEVE CENTRALE RAIFFEIS	5,000,000	principal,	1.850%, due 01/10/2014	5,001,495
CORP NACIONAL DEL COBRE	400,000	principal,	4.250%, due 07/17/2042	319,896
CORP NACIONAL DEL COBRE	300,000	principal,	5.625%, due 10/18/2043	294,869
CORRECTIONS CORP OF AMERICA	395,000	principal,	4.125%, due 04/01/2020	387,100
COVIDIEN INTERNATIONAL FINANCE	3,881,000	principal,	6.000%, due 10/15/2017	4,445,926

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
COX COMMUNICATIONS INC	$1,200,000	principal,	6.450%, due 12/01/2036	$1,222,336
COX COMMUNICATIONS INC	5,300,000	principal,	6.250%, due 06/01/2018	6,045,101
COX COMMUNICATIONS INC	2,200,000	principal,	9.375%, due 01/15/2019	2,767,831
COX COMMUNICATIONS INC	4,000,000	principal,	3.250%, due 12/15/2022	3,619,536
CREDIT SUISSE/NEW YORK NY	5,395,000	principal,	5.500%, due 05/01/2014	5,482,939
CRESTWOOD MIDSTREAM PARTNERS	211,000	principal,	6.125%, due 03/01/2022	216,275
CROWN AMERICAS LLC	1,250,000	principal,	6.250%, due 02/01/2021	1,356,250
CROWN AMERICAS LLC	805,000	principal,	4.500%, due 01/15/2023	752,675
CROWN CASTLE INTERNATIONAL CORP	822,000	principal,	5.250%, due 01/15/2023	805,560
CROWN CASTLE TOWERS LLC	735,000	principal,	6.113%, due 01/15/2040	824,178
CSC HOLDINGS LLC	1,037,000	principal,	6.750%, due 11/15/2021	1,117,368
CSX CORP	230,000	principal,	6.150%, due 05/01/2037	256,810
CSX CORP	500,000	principal,	5.500%, due 04/15/2041	525,838
CTP TRANSPORTATION PRODUC	420,000	principal,	8.250%, due 12/15/2019	437,850
CVS PASS-THROUGH TRUST	275,543	principal,	7.507%, due 01/10/2032	328,470
CVS PASS-THROUGH TRUST	382,018	principal,	5.926%, due 01/10/2034	416,347
CVS PASS-THROUGH TRUST	731,514	principal,	8.353%, due 07/10/2031	917,018
CYRUSONE LP / CYRUSONE FINANCE	953,000	principal,	6.375%, due 11/15/2022	986,355
DANA HOLDING CORP	1,200,000	principal,	5.375%, due 09/15/2021	1,204,500
DANA HOLDING CORP	855,000	principal,	6.750%, due 02/15/2021	919,125
DARLING ESCROW CORP	495,000	principal,	5.375%, due 01/15/2022	498,713
DAVITA HEALTHCARE PARTNERS INC	2,027,000	principal,	5.750%, due 08/15/2022	2,052,338
DELTA AIR LINES	1,036,607	principal,	6.718%, due 07/02/2024	1,150,633
DENALI BORROWER LLC	400,000	principal,	5.625%, due 10/15/2020	396,500
DENBURY RESOURCES INC	1,250,000	principal,	6.375%, due 08/15/2021	1,331,250
DEUTSCHE TELEKOM INTERNATIONAL	1,000,000	principal,	VAR RT, due 06/15/2030	1,410,783
DEVON ENERGY CORP	1,900,000	principal,	4.750%, due 05/15/2042	1,761,889
DIGITALGLOBE INC	646,000	principal,	5.250%, due 02/01/2021	629,850
DIGITAL INSIGHT	125,000	principal,	0.0875%, due 10/11/2020	127,500
DIGITAL INSIGHT	105,000	principal,	0.000%, due 08/01/2019	105,000
DISCOVER CARD MASTER TRUST	1,966,000	principal,	0.810%, due 08/15/2017	1,972,881
DISCOVER CARD MASTER TRUST	704,000	principal,	VAR RT, due 08/17/2020	706,292
DISCOVERY COMMUNICATIONS LLC	800,000	principal,	4.950%, due 05/15/2042	743,078
DISH DBS CORP	1,200,000	principal,	6.750%, due 06/01/2021	1,272,000
DISH DBS CORP	755,000	principal,	5.125%, due 05/01/2020	756,888
DISH DBS CORP	1,569,000	principal,	5.875%, due 07/15/2022	1,569,000
DNB BANK ASA	1,000,000	principal,	3.200%, due 04/03/2017	1,045,450
DORIC NIMROD AIR FINANCE	187,719	principal,	5.125%, due 11/30/2024	190,535
DOW CHEMICAL CO	2,516,000	principal,	8.550%, due 05/15/2019	3,248,644
DOW CHEMICAL CO	1,250,000	principal,	9.400%, due 05/15/2039	1,867,386
DOW CHEMICAL CO	1,227,000	principal,	5.700%, due 05/15/2018	1,402,846
DOW CHEMICAL CO	650,000	principal,	7.375%, due 11/01/2029	835,323
DUKE ENERGY CAROLINAS LLC	100,000	principal,	6.050%, due 04/15/2038	118,689
DUKE ENERGY FLORIDA INC	110,000	principal,	6.350%, due 09/15/2037	134,955
DUKE ENERGY PROGRESS INC	700,000	principal,	4.100%, due 05/15/2042	646,401
DUPONT FABROS TECHNOLOGY LP	210,000	principal,	5.875%, due 09/15/2021	216,825
E*TRADE FINANCIAL CORP	874,000	principal,	6.375%, due 11/15/2019	938,458
EATON CORP	875,000	principal,	2.750%, due 11/02/2022	816,251
EATON CORP	4,700,000	principal,	1.500%, due 11/02/2017	4,607,560
ECOPETROL SA	700,000	principal,	7.375%, due 09/18/2043	758,800
EKSPORTFINANS ASA	100,000	principal,	5.500%, due 06/26/2017	105,450
EKSPORTFINANS ASA	300,000	principal,	3.000%, due 11/17/2014	301,200

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
EKSPORTFINANS ASA	$500,000	principal,	5.500%, due 05/25/2016	$527,500
EKSPORTFINANS ASA	300,000	principal,	2.000%, due 09/15/2015	295,500
EKSPORTFINANS ASA	100,000	principal,	2.375%, due 05/25/2016	98,375
EKSPORTFINANS ASA	500,000	principal,	5.500%, due 06/26/2017	527,250
EL PASO LLC	836,000	principal,	6.500%, due 09/15/2020	896,461
ELECTRICITE DE FRANCE	100,000	principal,	6.950%, due 01/26/2039	122,179
EMDEON INC	399,000	principal,	11.000%, due 12/31/2019	460,845
ENBRIDGE ENERGY PARTNERS LP	100,000	principal,	7.500%, due 04/15/2038	117,250
ENCANA CORP	200,000	principal,	6.500%, due 08/15/2034	218,861
ENCANA CORP	1,000,000	principal,	5.150%, due 11/15/2041	937,501
ENEL FINANCE INTERNATIONAL	1,975,000	principal,	6.000%, due 10/07/2039	1,894,292
ENEL FINANCE INTERNATIONAL	2,050,000	principal,	6.250%, due 09/15/2017	2,289,485
ENEL SPA	900,000	principal,	VAR RT, due 09/24/2073	978,630
ENERGY TRANSFER EQUITY LP	1,000,000	principal,	7.500%, due 10/15/2020	1,122,500
ENERGY TRANSFER PARTNERS LP	100,000	principal,	6.625%, due 10/15/2036	107,763
ENERGY TRANSFER PARTNERS LP	200,000	principal,	7.500%, due 07/01/2038	234,657
ENTERPRISE PRODUCTS OPERATING	1,500,000	principal,	4.450%, due 02/15/2043	1,324,974
ENTERPRISE PRODUCTS OPERATING	10,000	principal,	5.750%, due 03/01/2035	10,574
EP ENERGY LLC / EP ENERGY FINANCE	2,161,000	principal,	9.375%, due 05/01/2020	2,493,254
EP ENERGY LLC / EVEREST ACQUISITION	342,000	principal,	7.750%, due 09/01/2022	383,040
EQUINIX INC	82,000	principal,	7.000%, due 07/15/2021	89,585
EQUINIX INC	1,102,000	principal,	4.875%, due 04/01/2020	1,096,490
ERP OPERATING LP	1,900,000	principal,	3.000%, due 04/15/2023	1,734,968
ESAL GMBH	1,250,000	principal,	6.250%, due 02/05/2023	1,121,875
EXOPACK	342,000	principal,	5.25%, due 04/29/2019	347,130
EXPORT-IMPORT BANK OF KOREA	200,000	principal,	5.000%, due 04/11/2022	215,914
FIRST DATA CORP	1,094,000	principal,	12.625%, due 01/15/2021	1,284,083
FIRST DATA CORP	850,000	principal,	8.875%, due 08/15/2020	940,313
FIRST DATA CORP	1,150,000	principal,	10.625%, due 06/15/2021	1,246,313
FIRST DATA CORP	703,000	principal,	8.250%, due 01/15/2021	747,816
FIRST DATA CORP	1,387,000	principal,	7.375%, due 06/15/2019	1,480,623
FIRST DATA CORP	267,000	principal,	11.750%, due 08/15/2021	281,685
FIRSTENERGY CORP	210,000	principal,	7.375%, due 11/15/2031	228,183
FLORIDA POWER & LIGHT CO	100,000	principal,	5.950%, due 02/01/2038	117,182
FMG RESOURCES	1,100,000	principal,	6.875%, due 04/01/2022	1,199,000
FMG RESOURCES	177,000	principal,	7.000%, due 11/01/2015	183,638
FMG RESOURCES	525,000	principal,	8.250%, due 11/01/2019	589,313
FORD MOTOR CO	1,800,000	principal,	7.450%, due 07/16/2031	2,204,402
FORD MOTOR CO	500,000	principal,	8.875%, due 01/15/2022	618,442
FORD MOTOR CO	575,000	principal,	7.125%, due 11/15/2025	670,623
FORD MOTOR CO	175,000	principal,	7.500%, due 08/01/2026	207,241
FORD MOTOR CREDIT CO LLC	1,875,000	principal,	4.250%, due 09/20/2022	1,883,618
FORD MOTOR CREDIT CO LLC	1,650,000	principal,	4.375%, due 08/06/2023	1,658,842
FORD MOTOR CREDIT CO LLC	2,500,000	principal,	5.750%, due 02/01/2021	2,800,668
FORD MOTOR CREDIT CO LLC	100,000	principal,	8.000%, due 06/01/2014	103,053
FORD MOTOR CREDIT CO LLC	1,700,000	principal,	8.700%, due 10/01/2014	1,799,661
FORD MOTOR CREDIT CO LLC	1,750,000	principal,	5.625%, due 09/15/2015	1,883,473
FOREST LABORATORIES INC	499,000	principal,	5.000%, due 12/15/2021	500,871
FOUR SEASONS	122,000	principal,	0.0625%, due 12/24/2020	124,745
FRANCE TELECOM SA	200,000	principal,	VAR RT, due 03/01/2031	276,135
FREESCALE SEMICONDUCTOR	1,316,000	principal,	6.000%, due 01/15/2022	1,332,451
FRESENIUS MEDICAL CARE US	529,000	principal,	5.875%, due 01/31/2022	558,095

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
FRONTIER COMMUNICATIONS CORP	$457,000	principal,	8.125%, due 10/01/2018	$522,123
FRONTIER COMMUNICATIONS CORP	1,633,000	principal,	7.125%, due 01/15/2023	1,612,588
GARDNER DENVER	276,294	principal,	0.000%, due 07/30/2020	276,261
GAZPROM OAO VIA GAZ CAPITAL	1,100,000	principal,	5.092%, due 11/29/2015	1,169,850
GAZPROM OAO VIA GAZ CAPITAL	100,000	principal,	6.510%, due 03/07/2022	107,375
GENERAL ELECTRIC CAPITAL CORP	2,950,000	principal,	5.500%, due 01/08/2020	3,378,231
GENERAL ELECTRIC CAPITAL CORP	1,100,000	principal,	6.750%, due 03/15/2032	1,362,136
GENERAL ELECTRIC CAPITAL CORP	100,000	principal,	6.150%, due 08/07/2037	116,668
GENERAL ELECTRIC CAPITAL CORP	300,000	principal,	5.875%, due 01/14/2038	341,734
GENERAL ELECTRIC CAPITAL CORP	875,000	principal,	4.650%, due 10/17/2021	953,267
GENERAL ELECTRIC CAPITAL CORP	925,000	principal,	4.375%, due 09/16/2020	1,002,505
GENERAL ELECTRIC CAPITAL CORP	7,500,000	principal,	2.150%, due 01/09/2015	7,637,363
GENERAL ELECTRIC CAPITAL CORP	5,800,000	principal,	5.625%, due 05/01/2018	6,660,534
GENERAL MOTORS CO	625,000	principal,	4.875%, due 10/02/2023	632,813
GENERAL MOTORS FINANCIAL	150,000	principal,	3.250%, due 05/15/2018	150,000
GEORGIA-PACIFIC LLC	600,000	principal,	5.400%, due 11/01/2020	670,381
GERDAU TRADE INC	600,000	principal,	5.750%, due 01/30/2021	612,000
GIBRALTAR INDUSTRIES INC	703,000	principal,	STEP, due 02/01/2021	722,333
GLEN MEADOW PASS-THROUGH TRUST	1,000,000	principal,	VAR RT, due 02/12/2067	965,000
GLP CAPITAL LP / GLP FINANCE	970,000	principal,	4.375%, due 11/01/2018	991,825
GOLDMAN SACHS GROUP INC	1,500,000	principal,	7.500%, due 02/15/2019	1,826,954
GOLDMAN SACHS GROUP INC	310,000	principal,	6.125%, due 02/15/2033	348,700
GOLDMAN SACHS GROUP INC	100,000	principal,	6.750%, due 10/01/2037	111,255
GOLDMAN SACHS GROUP INC	500,000	principal,	5.750%, due 01/24/2022	562,844
GOLDMAN SACHS GROUP INC	200,000	principal,	VAR RT, due 07/22/2015	199,540
GOLDMAN SACHS GROUP INC	200,000	principal,	2.375%, due 01/22/2018	200,760
GOLDMAN SACHS GROUP INC	1,000,000	principal,	VAR RT, due 09/29/2014	1,001,711
GOLDMAN SACHS GROUP INC	300,000	principal,	VAR RT, due 01/12/2015	299,818
GOODMAN NETWORKS INC	220,000	principal,	VAR RT, due 07/01/2018	232,100
GOODMAN NETWORKS INC	241,000	principal,	VAR RT, due 07/01/2018	254,255
GOODYEAR TIRE & RUBBER CO	1,550,000	principal,	7.000%, due 05/15/2022	1,668,188
GRAPHIC PACKAGING INTERNATIONAL	925,000	principal,	4.750%, due 04/15/2021	915,750
H&E EQUIPMENT SERVICES INC	418,000	principal,	7.000%, due 09/01/2022	455,620
HALCON RESOURCES CORP	189,000	principal,	9.750%, due 07/15/2020	196,796
HAPAG-LLOYD	725,000	principal,	9.750%, due 10/15/2017	763,063
HAWK ACQUISITION SUB INC	481,000	principal,	4.250%, due 10/15/2020	465,368
HBOS PLC	250,000	principal,	6.000%, due 11/01/2033	240,968
HBOS PLC	200,000	principal,	6.750%, due 05/21/2018	226,225
HCA HOLDINGS INC	500,000	principal,	7.750%, due 05/15/2021	546,250
HCA HOLDINGS INC	1,698,000	principal,	6.250%, due 02/15/2021	1,776,533
HCA INC	1,950,000	principal,	7.500%, due 02/15/2022	2,140,125
HCA INC	1,780,000	principal,	6.500%, due 02/15/2020	1,955,775
HCP INC	500,000	principal,	6.750%, due 02/01/2041	591,836
HD SUPPLY INC	969,000	principal,	7.500%, due 07/15/2020	1,044,098
HD SUPPLY INC	360,000	principal,	8.125%, due 04/15/2019	400,950
HD SUPPLY INC	323,000	principal,	11.500%, due 07/15/2020	385,581
HDTFS INC	590,000	principal,	6.250%, due 10/15/2022	609,175
HEALTH NET INC/CA	1,025,000	principal,	6.375%, due 06/01/2017	1,104,438
HEALTHCARE TECHNOLOGY INT	56,000	principal,	7.375%, due 09/01/2018	58,240
HEALTHSOUTH CORP	418,000	principal,	8.125%, due 02/15/2020	458,233
HEINEKEN NV	1,600,000	principal,	1.400%, due 10/01/2017	1,569,717
HERTZ CORP	2,436,000	principal,	7.375%, due 01/15/2021	2,673,510

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
	HESS CORP	$100,000	principal,	7.300%, due 08/15/2031	$122,127
*	HEWLETT-PACKARD COMPANY	3,600,000	principal,	2.650%, due 06/01/2016	3,709,375
	HEXION US FINANCE CORP	875,000	principal,	6.625%, due 04/15/2020	896,875
	HEXION US FINANCE CORP	600,000	principal,	8.875%, due 02/01/2018	623,250
	HILAND PARTNERS LP	1,581,000	principal,	7.250%, due 10/01/2020	1,695,623
	HILTON HOTELS	375,789	principal,	4.000%, due 10/26/2020	378,608
	HILTON WORLDWIDE FINANCE	959,000	principal,	5.625%, due 10/15/2021	994,963
	HJ HEINZ FINANCE CO	200,000	principal,	7.125%, due 08/01/2039	205,500
	HOCKEY MERGER SUB 2 INC	594,000	principal,	7.875%, due 10/01/2021	610,335
	HOLOGIC INC	1,100,000	principal,	6.250%, due 08/01/2020	1,160,500
	HORNBECK OFFSHORE SERVICES INC	1,200,000	principal,	5.000%, due 03/01/2021	1,176,000
	HOSTESS BRANDS	360,000	principal,	6.750%, due 03/12/2020	372,600
	HSBC AMERICAS INC DISC	2,352,000	principal,	0.000%, due 01/02/2014	2,351,993
	HSBC BANK PLC	3,650,000	principal,	3.100%, due 05/24/2016	3,823,193
	HSBC BANK USA NA/NEW YORK NY	30,000	principal,	5.875%, due 11/01/2034	32,980
	HSBC HOLDINGS PLC	2,750,000	principal,	6.500%, due 05/02/2036	3,257,463
	HSBC HOLDINGS PLC	1,875,000	principal,	6.500%, due 09/15/2037	2,217,630
	HSBC HOLDINGS PLC	200,000	principal,	6.800%, due 06/01/2038	246,031
	HSBC HOLDINGS PLC	1,350,000	principal,	5.100%, due 04/05/2021	1,500,456
	HSBC USA INC	5,075,000	principal,	2.375%, due 02/13/2015	5,178,363
	HSBC USA INC	1,000,000	principal,	2.625%, due 09/24/2018	1,016,877
	HSBC USA INC	550,000	principal,	9.500%, due 04/15/2014	563,528
	HUGHES SATELLITE SYSTEMS CORP	1,817,000	principal,	7.625%, due 06/15/2021	2,025,955
	HUGHES SATELLITE SYSTEMS CORP	597,000	principal,	6.500%, due 06/15/2019	646,253
	HUNTINGTON INGALLS INDUSTRIES	855,000	principal,	6.875%, due 03/15/2018	923,400
	HUNTSMAN INTERNATIONAL LLC	1,350,000	principal,	8.625%, due 03/15/2021	1,525,500
	HUNTSMAN INTERNATIONAL LLC	190,000	principal,	4.875%, due 11/15/2020	187,150
	HYUNDAI CAPITAL AMERICA	1,000,000	principal,	1.625%, due 10/02/2015	1,005,005
	ICAHN ENTERPRISES LP	2,000,000	principal,	6.000%, due 08/01/2020	2,060,000
	IMS HEALTH INC	437,000	principal,	6.000%, due 11/01/2020	464,313
	ING BANK	900,000	principal,	VAR RT, due 06/09/2014	904,882
	INMET MINING CORP	117,000	principal,	7.500%, due 06/01/2021	122,265
	INMET MINING CORP	836,000	principal,	8.750%, due 06/01/2020	907,060
	INTELSAT JACKSON HOLDINGS	1,910,000	principal,	7.250%, due 04/01/2019	2,062,800
	INTELSAT JACKSON HOLDINGS	1,672,000	principal,	7.500%, due 04/01/2021	1,843,380
	INTELSAT LUXEMBOURG	836,000	principal,	8.125%, due 06/01/2023	896,610
	INTERLINE BRANDS INC	684,000	principal,	VAR RT, due 11/15/2018	725,040
	INTERNATIONAL LEASE FINANCE CO	1,939,000	principal,	8.250%, due 12/15/2020	2,268,630
	IRON MOUNTAIN INC	960,000	principal,	5.750%, due 08/15/2024	890,400
	IRON MOUNTAIN INC	900,000	principal,	6.000%, due 08/15/2023	922,500
	ISLE OF CAPRI CASINOS INC	1,250,000	principal,	8.875%, due 06/15/2020	1,334,375
	ITAU UNIBANCO HOLDING SA/ 144A	1,000,000	principal,	5.125%, due 05/13/2023	925,000
	JAGUAR HOLDING CO II	455,000	principal,	9.500%, due 12/01/2019	511,875
	JAGUAR LAND ROVER AUTO	325,000	principal,	4.125%, due 12/15/2018	327,031
	JAGUAR LAND ROVER AUTO	893,000	principal,	5.625%, due 02/01/2023	893,000
	JARDEN CORP	1,207,000	principal,	7.500%, due 01/15/2020	1,303,560
	JMC STEEL GROUP INC	342,000	principal,	8.250%, due 03/15/2018	345,420
	JO-ANN STORES INC	437,000	principal,	8.125%, due 03/15/2019	457,211
	JOHN DEERE CAPITAL CORP	3,900,000	principal,	0.700%, due 09/04/2015	3,915,296
	JPMORGAN CHASE & CO	1,100,000	principal,	6.400%, due 05/15/2038	1,312,856
	JPMORGAN CHASE & CO	1,200,000	principal,	4.400%, due 07/22/2020	1,289,951
	JPMORGAN CHASE & CO	1,000,000	principal,	5.625%, due 08/16/2043	1,056,774

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
JPMORGAN CHASE & CO	$600,000	principal,	5.400%, due 01/06/2042	$645,933
JPMORGAN CHASE & CO	5,380,000	principal,	3.450%, due 03/01/2016	5,642,786
JPMORGAN CHASE & CO	1,225,000	principal,	4.350%, due 08/15/2021	1,291,052
JPMORGAN CHASE & CO	1,300,000	principal,	3.375%, due 05/01/2023	1,211,600
JPMORGAN CHASE & CO	7,000,000	principal,	1.875%, due 03/20/2015	7,094,626
JP MORGAN CHASE	308,713	principal,	3.300%, due 08/05/2032	322,192
JP MORGAN CHASE	400,000	principal,	4.106%, due 07/15/2046	427,612
JPMORGAN CHASE BANK NA	1,300,000	principal,	6.000%, due 10/01/2017	1,487,355
JPMBB COMMERCIAL MORTGAGE	1,510,402	principal,	1.085%, due 07/15/2045	1,505,266
KB HOME	1,100,000	principal,	7.500%, due 09/15/2022	1,157,750
KINDER MORGAN ENERGY PARTNERS	200,000	principal,	5.800%, due 03/15/2035	205,037
KINDER MORGAN ENERGY PARTNERS	1,300,000	principal,	5.000%, due 08/15/2042	1,200,628
KINDER MORGAN INC	1,360,000	principal,	5.000%, due 02/15/2021	1,339,581
KINETIC CONCEPTS INC	1,243,000	principal,	VAR RT, due 11/01/2018	1,429,450
KODIAK OIL & GAS CORP	1,871,000	principal,	5.500%, due 01/15/2021	1,866,323
KODIAK OIL & GAS CORP	328,000	principal,	5.500%, due 02/01/2022	326,360
KONINKLIJKE PHILIPS ELECTRONIC	2,215,000	principal,	5.750%, due 03/11/2018	2,534,040
KRAFT FOODS GROUP INC	600,000	principal,	5.000%, due 06/04/2042	591,475
KRAFT FOODS GROUP INC	1,295,000	principal,	6.500%, due 02/09/2040	1,510,228
L BRANDS INC	817,000	principal,	6.625%, due 04/01/2021	896,658
LAFARGE SA	620,000	principal,	6.500%, due 07/15/2016	685,100
LAFARGE SA	5,400,000	principal,	VAR RT, due 07/09/2015	5,724,000
LAMAR MEDIA CORP	1,230,000	principal,	5.875%, due 02/01/2022	1,260,750
LAREDO PETROLEUM INC	1,691,000	principal,	7.375%, due 05/01/2022	1,834,735
LBC TANK TERMINALS HOLDIN 144A	435,000	principal,	6.875%, due 05/15/2023	449,681
LBG CAPITAL NO.1 PLC	625,000	principal,	11.040%, due 03/19/2020	1,182,672
LBG CAPITAL NO.1 PLC	700,000	principal,	VAR RT, due 12/29/2049	747,422
LEAR CORP	397,000	principal,	8.125%, due 03/15/2020	437,693
LEGG MASON INC	1,825,000	principal,	VAR RT, due 05/21/2019	1,996,409
LENNAR CORP	950,000	principal,	6.950%, due 06/01/2018	1,068,750
LENNAR CORP	1,300,000	principal,	5.600%, due 05/31/2015	1,365,000
LEVEL 3 COMMUNICATIONS INC	157,000	principal,	8.875%, due 06/01/2019	171,523
LEVEL 3 FINANCING INC	1,238,000	principal,	9.375%, due 04/01/2019	1,385,013
LEVEL 3 FINANCING INC	110,000	principal,	8.625%, due 07/15/2020	123,200
LEVEL 3 FINANCING INC	299,000	principal,	7.000%, due 06/01/2020	316,940
LEVEL 3 FINANCING INC	283,000	principal,	6.125%, due 01/15/2021	285,830
LEVEL 3 FINANCING INC	144,000	principal,	VAR RT, due 01/15/2018	144,900
LIBBEY GLASS INC	855,000	principal,	6.875%, due 05/15/2020	923,400
LIBERTY INTERACTIVE LLC	90,000	principal,	8.250%, due 02/01/2030	95,850
LIBERTY INTERACTIVE LLC	260,000	principal,	8.500%, due 07/15/2029	280,150
LIBERTY MUTUAL GROUP INC	525,000	principal,	7.800%, due 03/07/2087	564,375
LIFEPOINT HOSPITALS INC	398,000	principal,	5.500%, due 12/01/2021	399,493
LINN ENERGY LLC	500,000	principal,	VAR RT, due 11/01/2019	505,000
LINN ENERGY LLC	1,425,000	principal,	8.625%, due 04/15/2020	1,539,000
LINN ENERGY LLC	175,000	principal,	7.750%, due 02/01/2021	185,063
LLOYDS BANK PLC	100,000	principal,	VAR RT, due 12/29/2049	134,621
LLOYDS TSB BANK	900,000	principal,	6.500%, due 09/14/2020	1,023,066
LYNX I CORP	1,200,000	principal,	5.375%, due 04/15/2021	1,200,000
LYNX II CORP	429,000	principal,	6.375%, due 04/15/2023	436,508
MACY'S RETAIL HOLDINGS INC	2,895,000	principal,	6.900%, due 04/01/2029	3,285,185
MACY'S RETAIL HOLDINGS INC	675,000	principal,	6.650%, due 07/15/2024	779,965
MACY'S RETAIL HOLDINGS INC	100,000	principal,	6.700%, due 07/15/2034	113,786

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
MACY'S RETAIL HOLDINGS INC	$3,750,000	principal,	5.900%, due 12/01/2016	$4,206,293
MACY'S RETAIL HOLDINGS INC	100,000	principal,	6.900%, due 01/15/2032	114,453
MACY'S RETAIL HOLDINGS INC	1,461,000	principal,	6.700%, due 09/15/2028	1,611,762
MAJAPAHIT HOLDING BV	1,000,000	principal,	7.750%, due 01/20/2020	1,091,130
MANITOWOC CO INC	646,000	principal,	8.500%, due 11/01/2020	733,210
MARIPOSA BORROWER INC	181,000	principal,	8.000%, due 10/15/2021	189,145
MARIPOSA BORROWER INC	151,000	principal,	8.750%, due 10/15/2021	158,173
MARKWEST ENERGY PARTNERS LP	1,100,000	principal,	5.500%, due 02/15/2023	1,108,250
MARKWEST ENERGY PARTNERS LP	1,729,000	principal,	6.250%, due 06/15/2022	1,828,418
MARKWEST ENERGY PARTNERS LP	203,000	principal,	4.500%, due 07/15/2023	190,313
MASTEC INC	900,000	principal,	4.875%, due 03/15/2023	850,500
MAXIM INTEGRATED PRODUCTS INC	4,300,000	principal,	2.500%, due 11/15/2018	4,263,665
MDC PARTNERS INC	1,054,000	principal,	6.750%, due 04/01/2020	1,102,748
MELLON CAPITAL III	600,000	principal,	VAR RT, due 09/05/2066	1,003,688
MERITAGE HOMES CORP	931,000	principal,	4.500%, due 03/01/2018	926,345
MERITAGE HOMES CORP	9,000	principal,	7.000%, due 04/01/2022	9,518
MERITAGE HOMES CORP	17,000	principal,	7.150%, due 04/15/2020	18,360
METLIFE INC	500,000	principal,	6.375%, due 06/15/2034	591,334
METROPCS WIRELESS INC	925,000	principal,	6.625%, due 11/15/2020	980,500
METROPCS WIRELESS INC	722,000	principal,	6.625%, due 04/01/2023	745,465
METROPOLITAN LIFE GLOBAL	3,900,000	principal,	2.000%, due 01/10/2014	3,901,334
MGM RESORTS INTERNATIONAL	1,625,000	principal,	7.750%, due 03/15/2022	1,815,938
MGM RESORTS INTERNATIONAL	1,972,000	principal,	6.750%, due 10/01/2020	2,110,040
MICHAELS FINCO HOLDINGS	548,000	principal,	7.500%, due 08/01/2018	569,920
MICHAELS STORES INC	173,000	principal,	5.875%, due 12/15/2020	173,865
MILACRON LLC / MCRON FINANCE	1,250,000	principal,	7.750%, due 02/15/2021	1,312,500
MOHEGAN TRIBAL GAMING	795,000	principal,	9.750%, due 09/01/2021	856,613
MOMENTIVE PERFORMANCE MATERIAL	1,058,000	principal,	8.875%, due 10/15/2020	1,113,546
MONDELEZ INTERNATIONAL INC	500,000	principal,	7.000%, due 08/11/2037	611,760
MONITRONICS INTERNATIONAL INC	412,000	principal,	9.125%, due 04/01/2020	436,720
MORGAN STANLEY	700,000	principal,	7.250%, due 04/01/2032	866,303
MORGAN STANLEY	100,000	principal,	6.625%, due 04/01/2018	117,009
MORGAN STANLEY	400,000	principal,	6.375%, due 07/24/2042	468,512
MOTEL 6 TRUST	2,877,000	principal,	1.948%, due 10/05/2025	2,848,069
MULTIPLAN INC	665,000	principal,	9.875%, due 09/01/2018	731,500
MYRIAD INTERNATIONAL HOLD INGS	1,375,000	principal,	6.000%, due 07/18/2020	1,471,250
NATIONAL CINEMEDIA LLC	314,000	principal,	6.000%, due 04/15/2022	324,205
NATIONAL CINEMEDIA LLC	275,000	principal,	7.875%, due 07/15/2021	302,500
NAVISTAR INTERNATIONAL CORP	1,625,000	principal,	8.250%, due 11/01/2021	1,681,875
NBCUNIVERSAL MEDIA LLC	200,000	principal,	6.400%, due 04/30/2040	229,926
NBCUNIVERSAL MEDIA LLC	400,000	principal,	5.950%, due 04/01/2041	437,535
NCR CORP	1,150,000	principal,	5.000%, due 07/15/2022	1,093,938
NCR ESCROW CORP	713,000	principal,	5.875%, due 12/15/2021	726,369
NCR ESCROW CORP	460,000	principal,	6.375%, due 12/15/2023	469,775
NCUA GUARANTEED NOTES	3,775,000	principal,	1.400%, due 06/12/2015	3,833,248
NEIMAN MARCUS	663,000	principal,	5.000%, due 10/15/2020	670,644
NELNET STUDENT LOAN TRUST	1,472,496	principal,	VAR RT, due 10/26/2026	1,469,476
NEUBERGER BERMAN GROUP	893,000	principal,	5.625%, due 03/15/2020	937,650
NEWFIELD EXPLORATION CO	1,100,000	principal,	6.875%, due 02/01/2020	1,178,375
NEWMONT MINING CORP	1,000,000	principal,	6.250%, due 10/01/2039	884,520
NEWS AMERICA INC	1,375,000	principal,	6.650%, due 11/15/2037	1,604,985
NEWS AMERICA INC	800,000	principal,	6.150%, due 02/15/2041	891,620

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
NEWS AMERICA INC	$700,000	principal,	6.400%, due 12/15/2035	$795,728
NEWS AMERICA INC	2,000,000	principal,	7.250%, due 05/18/2018	2,415,654
NGPL PIPECO LLC	900,000	principal,	7.768%, due 12/15/2037	769,500
NIELSEN CO LUXEMBOURG	570,000	principal,	5.500%, due 10/01/2021	578,550
NIELSEN FINANCE LLC	1,387,000	principal,	4.500%, due 10/01/2020	1,348,858
NII INTERNATIONAL TELECOM	1,107,000	principal,	11.375%, due 08/15/2019	924,345
NORDSTROM INC	500,000	principal,	6.950%, due 03/15/2028	603,610
NORFOLK SOUTHERN CORP	1,000,000	principal,	5.750%, due 04/01/2018	1,139,317
NORFOLK SOUTHERN CORP	175,000	principal,	5.900%, due 06/15/2019	202,374
NORTEK INC	342,000	principal,	8.500%, due 04/15/2021	378,765
NORTHERN NATURAL GAS CO	1,600,000	principal,	4.100%, due 09/15/2042	1,382,819
NORTHWESTERN MUTUAL LIFE	100,000	principal,	6.063%, due 03/30/2040	112,351
NOVA CHEMICALS CORP	1,244,000	principal,	5.250%, due 08/01/2023	1,281,320
NOVELIS INC	1,650,000	principal,	8.750%, due 12/15/2020	1,835,625
NRG ENERGY INC	1,525,000	principal,	8.250%, due 09/01/2020	1,688,938
NUANCE COMMUNICATIONS INC	581,000	principal,	5.375%, due 08/15/2020	567,928
NUVEEN INVESTMENTS INC	456,000	principal,	9.125%, due 10/15/2017	456,000
NXP BV / NXP FUNDING LLC	456,000	principal,	5.750%, due 02/15/2021	476,520
OASIS PETROLEUM INC	1,691,000	principal,	6.875%, due 01/15/2023	1,800,915
OASIS PETROLEUM INC	425,000	principal,	6.875%, due 03/15/2022	450,500
OIL STATES INTERNATIONAL INC	336,000	principal,	5.125%, due 01/15/2023	378,840
OMNICARE INC	418,000	principal,	7.750%, due 06/01/2020	462,935
OMX TIMBER FINANCE INVESTMENTS	1,000,000	principal,	5.420%, due 01/29/2020	1,112,950
OSHKOSH CORP	665,000	principal,	8.500%, due 03/01/2020	734,825
PACIFIC DRILLING	751,000	principal,	5.375%, due 06/01/2020	754,755
PACIFIC GAS & ELECTRIC CO	310,000	principal,	6.050%, due 03/01/2034	355,103
PACIFIC GAS & ELECTRIC CO	500,000	principal,	6.250%, due 03/01/2039	573,567
PACIFIC LIFE INSURANCE CO	800,000	principal,	9.250%, due 06/15/2039	1,110,969
PARIS LAS VEGAS HOLDING	575,000	principal,	8.000%, due 10/01/2020	598,000
PEABODY ENERGY CORP	724,000	principal,	6.250%, due 11/15/2021	731,240
PENN NATIONAL GAMING INC	385,000	principal,	5.875%, due 11/01/2021	380,188
PETROBRAS GLOBAL FINANCE	6,780,000	principal,	2.000%, due 05/20/2016	6,774,637
PETROBRAS GLOBAL FINANCE	725,000	principal,	4.375%, due 05/20/2023	645,897
PETROBRAS INTERNATIONAL FINANCE	200,000	principal,	6.875%, due 01/20/2040	189,149
PETROBRAS INTERNATIONAL FINANCE	5,250,000	principal,	5.375%, due 01/27/2021	5,210,037
PETROLEOS MEXICANOS	100,000	principal,	8.000%, due 05/03/2019	121,000
PETROLEOS MEXICANOS	1,000,000	principal,	6.500%, due 06/02/2041	1,045,000
PHILIP MORRIS INTERNATIONAL	100,000	principal,	6.375%, due 05/16/2038	118,529
PHYSIO-CONTROL INTERNATIONAL	631,000	principal,	9.875%, due 01/15/2019	706,720
PINNACLE ENTERTAINMENT INC	1,250,000	principal,	8.750%, due 05/15/2020	1,378,125
PINNACLE FOODS FINANCE	285,000	principal,	4.875%, due 05/01/2021	269,325
PIONEER NATURAL RESOURCES CO	500,000	principal,	3.950%, due 07/15/2022	501,916
PLAINS ALL AMERICAN PIPELINE L	500,000	principal,	6.650%, due 01/15/2037	584,378
PLAINS ALL AMERICAN PIPELINE L	800,000	principal,	5.150%, due 06/01/2042	788,814
PLAINS ALL AMERICAN PIPELINE L	1,000,000	principal,	4.300%, due 01/31/2043	866,482
PLASTIPAK HOLDINGS INC	654,000	principal,	6.500%, due 10/01/2021	676,890
PLAYA FUNDING	171,570	principal,	4.750%, due 08/09/2019	173,071
PLAYA RESORTS HOLDING	575,000	principal,	8.000%, due 08/15/2020	610,219
PNK FINANCE CORP	679,000	principal,	6.375%, due 08/01/2021	694,278
PPG INDUSTRIES INC	200,000	principal,	5.500%, due 11/15/2040	208,475
PQ CORP	2,164,000	principal,	8.750%, due 05/01/2018	2,358,760
PRECISION DRILLING CORP	1,200,000	principal,	6.500%, due 12/15/2021	1,278,000

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
PRIDE INTERNATIONAL INC	$700,000	principal,	7.875%, due 08/15/2040	$949,906
PRIVATE EXPORT FUNDING CORP	800,000	principal,	4.300%, due 12/15/2021	869,090
PROGRESS ENERGY INC	100,000	principal,	7.750%, due 03/01/2031	128,776
PROVIDENT COS INC	300,000	principal,	7.000%, due 07/15/2018	341,822
PROVIDENT COS INC	471,000	principal,	7.250%, due 03/15/2028	541,573
PROVIDENT FUNDING ASSOCIATIONAL	626,000	principal,	6.750%, due 06/15/2021	622,870
PUGET ENERGY INC	300,000	principal,	6.000%, due 09/01/2021	335,487
QEP RESOURCES INC	1,100,000	principal,	5.375%, due 10/01/2022	1,058,750
QEP RESOURCES INC	1,077,000	principal,	6.875%, due 03/01/2021	1,155,083
QUEBECOR MEDIA INC	722,000	principal,	5.750%, due 01/15/2023	698,535
QUIKSILVER INC	93,000	principal,	7.875%, due 08/01/2018	100,905
QVC INC	700,000	principal,	5.950%, due 03/15/2043	635,075
RANGE RESOURCES CORP	912,000	principal,	5.000%, due 03/15/2023	891,480
RCI BANQUE SA	2,000,000	principal,	3.400%, due 04/11/2014	2,011,066
REED ELSEVIER CAPITAL INC	442,000	principal,	8.625%, due 01/15/2019	554,144
REED ELSEVIER CAPITAL INC	1,993,000	principal,	3.125%, due 10/15/2022	1,843,035
REGENCY ENERGY PARTNERS LP	274,000	principal,	4.500%, due 11/01/2023	249,340
REGENCY ENERGY PARTNERS	1,729,000	principal,	5.500%, due 04/15/2023	1,685,775
RENAISSANCE ACQUISITION C	530,000	principal,	6.875%, due 08/15/2021	528,675
RENT-A-CENTER INC	1,250,000	principal,	4.750%, due 05/01/2021	1,173,438
REXEL SA	850,000	principal,	6.125%, due 12/15/2019	888,250
REYNOLDS GROUP ISSUER INC	4,316,000	principal,	STEP, due 02/15/2021	4,650,490
REYNOLDS GROUP ISSUER INC	1,558,000	principal,	VAR RT, due 02/15/2021	1,663,165
RIO TINTO FINANCE USA PLC	1,050,000	principal,	1.375%, due 06/17/2016	1,066,353
RITE AID CORP	460,000	principal,	6.750%, due 06/15/2021	482,425
ROCKIES EXPRESS PIPELINE	800,000	principal,	6.875%, due 04/15/2040	662,000
ROCKWOOD SPECIALTIES GROUP INC	1,225,000	principal,	4.625%, due 10/15/2020	1,251,031
ROYAL BANK OF SCOTLAND GROUP P	2,800,000	principal,	6.125%, due 12/15/2022	2,861,603
ROYAL BANK OF SCOTLAND GROUP P	825,000	principal,	6.000%, due 12/19/2023	830,874
ROYAL BANK OF SCOTLAND PLC	650,000	principal,	5.625%, due 08/24/2020	727,689
ROYAL BANK OF SCOTLAND PLC	400,000	principal,	6.125%, due 01/11/2021	452,744
ROYAL BANK OF SCOTLAND PLC	200,000	principal,	VAR RT, due 03/16/2022	234,156
ROYAL BANK OF SCOTLAND PLC	4,220,000	principal,	4.375%, due 03/16/2016	4,503,542
ROYAL CARIBBEAN CRUISES LTD	1,075,000	principal,	5.250%, due 11/15/2022	1,075,000
SABINE PASS LIQUEFACTION	563,000	principal,	6.250%, due 03/15/2022	558,778
SABINE PASS LIQUEFACTION	179,000	principal,	5.625%, due 04/15/2023	167,365
SABINE PASS LIQUEFACTION	627,000	principal,	5.625%, due 02/01/2021	612,893
SAFG RETIREMENT SERVICES INC	700,000	principal,	5.600%, due 07/31/2097	608,652
SALLY HOLDINGS LLC / SALLY CAPITAL	430,000	principal,	5.750%, due 06/01/2022	447,200
SAMSON INVESTMENT CO	1,250,000	principal,	VAR RT, due 02/15/2020	1,362,500
SANTANDER DRIVE AUTO RECE	575,537	principal,	0.570%, due 12/15/2015	575,588
SANTANDER DRIVE AUTO RECE	531,000	principal,	0.830%, due 12/15/2016	531,110
SBA COMMUNICATIONS CORP	160,000	principal,	5.625%, due 10/01/2019	164,800
SBA TELECOMMUNICATIONS INC	1,844,000	principal,	5.750%, due 07/15/2020	1,917,760
SBA TELECOMMUNICATIONS INC	207,000	principal,	8.250%, due 08/15/2019	222,008
SCHAEFFLER FINANCE BV	1,556,000	principal,	4.750%, due 05/15/2021	1,552,110
SCHAEFFLER FINANCE BV	323,000	principal,	8.500%, due 02/15/2019	363,375
SCHAEFFLER HOLDING FINANCE	630,000	principal,	6.875%, due 08/15/2018	667,800
SEALED AIR CORP	1,250,000	principal,	5.250%, due 04/01/2023	1,215,625
SENECA GAMING CORP	513,000	principal,	8.250%, due 12/01/2018	551,475
SERTA SIMMONS HOLDINGS	456,000	principal,	8.125%, due 10/01/2020	495,900
SERVICE CORP INTERNATIONAL	206,000	principal,	5.375%, due 01/15/2022	208,575

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
SERVICE CORP INTERNATIONAL	$825,000	principal,	4.500%, due 11/15/2020	$796,125
SHEA HOMES LP / SHEA HOMES FUNDING	900,000	principal,	8.625%, due 05/15/2019	996,750
SHELL INTERNATIONAL FINANCE BV	100,000	principal,	5.500%, due 03/25/2040	111,094
SHELL INTERNATIONAL FINANCE BV	400,000	principal,	3.625%, due 08/21/2042	334,550
SHELL INTERNATIONAL FINANCE BV	5,000,000	principal,	1.125%, due 08/21/2017	4,931,100
SILVER II BORROWER	547,000	principal,	7.750%, due 12/15/2020	579,820
SIWF MERGER SUB INC	475,000	principal,	6.250%, due 06/01/2021	479,156
SLM CORP	300,000	principal,	5.625%, due 08/01/2033	248,625
SLM CORP	2,450,000	principal,	8.000%, due 03/25/2020	2,774,625
SLM CORP	4,750,000	principal,	4.625%, due 09/25/2017	4,930,604
SLM CORP	1,325,000	principal,	8.450%, due 06/15/2018	1,543,625
SLM CORP	1,475,000	principal,	6.000%, due 01/25/2017	1,596,688
SLC STUDENT LOAN TRUST	485,193	principal,	VAR RT, due 11/25/2042	492,772
SLM PRIVATE EDUCATION A 1A	894,517	principal,	VAR RT, due 05/16/2044	928,932
SLM PRIVATE EDUCATION A 2A	1,612,366	principal,	VAR RT, due 05/16/2044	1,708,845
SLM PRIVATE EDUCATION B 2A	2,700,000	principal,	3.480%, due 10/15/2030	2,820,115
SLM STUDENT LOAN TRUST B A2A	1,259,000	principal,	1.850%, due 06/17/2030	1,214,148
SLM STUDENT LOAN TRUST E A2B	713,000	principal,	VAR RT, due 06/15/2045	726,342
SLM STUDENT LOAN TRUST C A1	201,693	principal,	VAR RT, due 08/15/2023	202,834
SLM STUDENT LOAN TRUST 1	1,572,000	principal,	VAR RT, due 09/25/2019	1,565,567
SLM STUDENT LOAN TRUST 2 6 A5B	390,116	principal,	VAR RT, due 07/27/2026	398,152
SLM STUDENT LOAN TRUST 20 2 A2	394,313	principal,	VAR RT, due 07/25/2017	393,511
SLM STUDENT LOAN TRUST 20 3 A4	367,711	principal,	VAR RT, due 07/25/2019	365,997
SLM STUDENT LOAN TRUST 20 6 A2	3,251,791	principal,	VAR RT, due 10/25/2022	3,242,247
SLM STUDENT LOAN TRUST 20 6 A4	163,017	principal,	VAR RT, due 12/17/2018	162,866
SLM STUDENT LOAN TRUST 200 9 A	170,985	principal,	VAR RT, due 04/25/2023	176,171
SLM STUDENT LOAN TRUST 201 1 A	1,114,190	principal,	VAR RT, due 03/25/2025	1,110,591
SLM STUDENT LOAN TRUST 3 A2	1,279,000	principal,	VAR RT, due 05/26/2020	1,274,490
SLM STUDENT LOAN TRUST 5 A2	979,000	principal,	VAR RT, due 10/26/2020	978,921
SLM STUDENT LOAN TRUST 6 A2	1,236,000	principal,	VAR RT, due 02/25/2021	1,236,030
SM ENERGY CO	413,000	principal,	6.500%, due 11/15/2021	437,780
SM ENERGY CO	940,000	principal,	5.000%, due 01/15/2024	895,350
SMITHFIELD FOODS INC	965,000	principal,	6.625%, due 08/15/2022	1,022,900
SOFTBANK CORP	293,000	principal,	4.500%, due 04/15/2020	285,675
SOUTHERN CALIFORNIA EDISON CO	130,000	principal,	5.625%, due 02/01/2036	145,164
SOUTHERN CALIFORNIA EDISON CO	100,000	principal,	5.550%, due 01/15/2037	110,459
SOUTHWESTERN ENERGY CO	100,000	principal,	4.100%, due 03/15/2022	99,131
SPCM SA	635,000	principal,	6.000%, due 01/15/2022	669,925
SPECTRUM BRANDS INC	1,729,000	principal,	6.750%, due 03/15/2020	1,860,836
SPRINGLEAF FINANCE CORP	1,100,000	principal,	7.750%, due 10/01/2021	1,188,000
SPRINGLEAF FINANCE CORP	280,000	principal,	8.250%, due 10/01/2023	303,100
SPRINT CORP	2,593,000	principal,	7.875%, due 09/15/2023	2,787,475
SPRINT CORP	593,000	principal,	7.250%, due 09/15/2021	636,734
SPRINT CORP	201,000	principal,	7.125%, due 06/15/2024	204,015
SPRINT NEXTEL CORP	1,775,000	principal,	6.000%, due 12/01/2016	1,936,969
SPRINT NEXTEL CORP	5,597,000	principal,	6.000%, due 11/15/2022	5,457,075
SPRINT NEXTEL CORP	1,976,000	principal,	7.000%, due 03/01/2020	2,203,240
STANDARD PACIFIC CORP	950,000	principal,	8.375%, due 05/15/2018	1,116,250
STANDARD PACIFIC CORP	330,000	principal,	8.375%, due 01/15/2021	384,450
STATOIL ASA	400,000	principal,	4.250%, due 11/23/2041	366,652
STONE STREET TRUST	1,500,000	principal,	5.902%, due 12/15/2015	1,607,675
SUGARHOUSE HSP GAMING PRO	353,000	principal,	6.375%, due 06/01/2021	340,645

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
SUMITOMO MITSUI BANKING C	$5,000,000	principal,	1.950%, due 01/14/2014	$5,002,000
SUNGARD DATA SYSTEMS INC	1,050,000	principal,	7.625%, due 11/15/2020	1,144,500
SUNGARD DATA SYSTEMS INC	600,000	principal,	6.625%, due 11/01/2019	630,000
SWIFT ENERGY CO	870,000	principal,	7.875%, due 03/01/2022	861,300
SYNOVUS FINANCIAL CORP	817,000	principal,	7.875%, due 02/15/2019	917,083
TARGA RESOURCES PARTNERS LP	1,100,000	principal,	6.875%, due 02/01/2021	1,182,500
TAYLOR MORRISON COMMUNITION	413,000	principal,	5.250%, due 04/15/2021	401,643
TEACHERS INSURANCE & ANNUITY	100,000	principal,	6.850%, due 12/16/2039	123,439
TECK RESOURCES LTD	500,000	principal,	6.250%, due 07/15/2041	497,715
TELECOM ITALIA CAPITAL SA	6,200,000	principal,	6.999%, due 06/04/2018	6,866,500
TELECOM ITALIA CAPITAL SA	2,805,000	principal,	7.175%, due 06/18/2019	3,148,613
TELECOM ITALIA CAPITAL SA	600,000	principal,	7.200%, due 07/18/2036	577,500
TEMPUR SEALY INTERNATIONAL INC	437,000	principal,	6.875%, due 12/15/2020	476,330
TENET HEALTHCARE CORP	760,000	principal,	4.500%, due 04/01/2021	720,100
TENET HEALTHCARE CORP	865,000	principal,	8.125%, due 04/01/2022	932,038
TENET HEALTHCARE CORP	1,935,000	principal,	6.000%, due 10/01/2020	2,019,656
TEREX CORP	1,500,000	principal,	6.000%, due 05/15/2021	1,550,625
TESORO LOGISTICS LP	1,200,000	principal,	5.875%, due 10/01/2020	1,227,000
TEXAS INDUSTRIES INC	1,250,000	principal,	9.250%, due 08/15/2020	1,392,188
TIME WARNER CABLE INC	1,125,000	principal,	6.550%, due 05/01/2037	1,041,023
TIME WARNER CABLE INC	825,000	principal,	8.750%, due 02/14/2019	984,095
TIME WARNER CABLE INC	3,850,000	principal,	8.250%, due 04/01/2019	4,510,294
TIME WARNER CABLE INC	1,600,000	principal,	5.500%, due 09/01/2041	1,325,782
TIME WARNER CABLE INC	600,000	principal,	5.875%, due 11/15/2040	519,028
TIME WARNER CABLE INC	5,950,000	principal,	6.750%, due 07/01/2018	6,672,556
TIME WARNER ENTERTAINMENT CO	524,000	principal,	8.375%, due 03/15/2023	602,694
TIME WARNER INC	3,550,000	principal,	7.625%, due 04/15/2031	4,492,759
TIME WARNER INC	725,000	principal,	7.700%, due 05/01/2032	930,879
TIME WARNER INC	100,000	principal,	6.200%, due 03/15/2040	110,166
TIME WARNER INC	900,000	principal,	5.375%, due 10/15/2041	910,353
TIME WARNER INC	200,000	principal,	4.900%, due 06/15/2042	189,858
TIME WARNER INC	100,000	principal,	6.250%, due 03/29/2041	111,048
TIME WARNER INC	1,800,000	principal,	6.100%, due 07/15/2040	1,964,461
TITAN INTERNATIONAL INC	263,000	principal,	6.875%, due 10/01/2020	274,178
T-MOBILE USA INC	633,000	principal,	6.542%, due 04/28/2020	672,563
T-MOBILE USA INC	1,220,000	principal,	6.125%, due 01/15/2022	1,241,350
T-MOBILE USA INC	433,000	principal,	6.633%, due 04/28/2021	455,733
T-MOBILE USA INC	78,000	principal,	6.836%, due 04/28/2023	80,925
T-MOBILE USA INC	377,000	principal,	6.731%, due 04/28/2022	393,023
T-MOBILE USA INC	320,000	principal,	6.500%, due 01/15/2024	324,000
T-MOBILE USA INC	500,000	principal,	5.250%, due 09/01/2018	526,250
TRANSCANADA PIPELINES LTD	200,000	principal,	7.250%, due 08/15/2038	253,432
TRANSCANADA PIPELINES LTD	100,000	principal,	7.625%, due 01/15/2039	133,475
TRANSCONTINENTAL GAS PIPELINE	200,000	principal,	4.450%, due 08/01/2042	177,938
TRANSDIGM INC	975,000	principal,	7.750%, due 12/15/2018	1,045,688
TRANSDIGM INC	57,000	principal,	5.500%, due 10/15/2020	55,718
TRANSDIGM INC	261,000	principal,	7.500%, due 07/15/2021	280,575
TRANSOCEAN INC	600,000	principal,	6.800%, due 03/15/2038	667,808
TRIPLE POINT	293,000	principal,	9.250%, due 07/09/2021	246,120
TRIUMPH GROUP INC	1,200,000	principal,	4.875%, due 04/01/2021	1,164,000
TRW AUTOMOTIVE INC	875,000	principal,	4.500%, due 03/01/2021	883,750
UBS AG/STAMFORD CT	1,744,000	principal,	2.250%, due 01/28/2014	1,746,245

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
U.S. RENAL CARE	$168,000	principal,	4.250%, due 07/03/2019	$168,420
U.S. RENAL CARE	150,000	principal,	8.500%, due 01/03/2020	151,500
UNIFRAX I LLC / UNIFRAX H	266,000	principal,	7.500%, due 02/15/2019	275,310
UNION PACIFIC CORP	700,000	principal,	4.163%, due 07/15/2022	720,149
UNION PACIFIC CORP	100,000	principal,	4.821%, due 02/01/2044	96,852
UNION PACIFIC RAILROAD CO 1999	181,669	principal,	7.600%, due 01/02/2020	211,882
UNION PACIFIC RAILROAD CO 2003	646,403	principal,	4.698%, due 01/02/2024	700,310
UNION PACIFIC RAILROAD CO 2005	231,941	principal,	5.082%, due 01/02/2029	252,703
UNION PACIFIC RAILROAD CO 2006	519,911	principal,	5.866%, due 07/02/2030	598,643
UNION PACIFIC RAILROAD CO 2007	1,978,803	principal,	6.176%, due 01/02/2031	2,258,229
UNITED AIRLINES INC	750,000	principal,	6.750%, due 09/15/2015	773,438
UNITED RENTALS NORTH AMERICA	1,590,000	principal,	7.625%, due 04/15/2022	1,766,888
UNITED RENTALS NORTH AMERICA	84,000	principal,	6.125%, due 06/15/2023	85,260
UNITED RENTALS NORTH AMERICA	1,431,000	principal,	7.375%, due 05/15/2020	1,586,621
UNITED STATES STEEL CORP	1,100,000	principal,	7.375%, due 04/01/2020	1,185,250
UNITEDHEALTH GROUP INC	200,000	principal,	4.625%, due 11/15/2041	188,924
UNITYMEDIA HESSEN GMBH	361,000	principal,	5.500%, due 01/15/2023	350,170
UNIVISION COMMUNICATIONS	407,000	principal,	8.500%, due 05/15/2021	447,700
UNIVISION COMMUNICATIONS	1,273,000	principal,	6.750%, due 09/15/2022	1,393,935
UNUM GROUP	191,000	principal,	6.750%, due 12/15/2028	210,873
UNUMPROVIDENT FINANCE CO PLC	125,000	principal,	6.850%, due 11/15/2015	136,815
US AIRWAYS	1,350,000	principal,	5.375%, due 05/15/2023	1,329,750
US COATINGS ACQUISITION	1,748,000	principal,	7.375%, due 05/01/2021	1,863,806
USG CORP	1,350,000	principal,	7.875%, due 03/30/2020	1,518,750
USG CORP	141,000	principal,	5.875%, due 11/01/2021	146,640
VALE OVERSEAS LTD	200,000	principal,	6.875%, due 11/10/2039	206,885
VALEANT PHARMACEUTICALS	884,000	principal,	5.625%, due 12/01/2021	888,420
VALEANT PHARMACEUTICALS	1,401,000	principal,	6.375%, due 10/15/2020	1,476,304
VERISIGN INC	329,000	principal,	4.625%, due 05/01/2023	314,195
VERIZON COMMUNICATIONS INC	4,275,000	principal,	5.150%, due 09/15/2023	4,590,033
VERIZON COMMUNICATIONS INC	2,750,000	principal,	6.550%, due 09/15/2043	3,217,387
VERIZON COMMUNICATIONS INC	300,000	principal,	7.350%, due 04/01/2039	372,598
VERIZON COMMUNICATIONS INC	700,000	principal,	6.000%, due 04/01/2041	768,552
VERIZON COMMUNICATIONS INC	130,000	principal,	5.850%, due 09/15/2035	138,017
VERIZON COMMUNICATIONS INC	4,000,000	principal,	6.400%, due 09/15/2033	4,600,484
VERIZON COMMUNICATIONS INC	8,925,000	principal,	3.650%, due 09/14/2018	9,447,684
VERIZON COMMUNICATIONS INC	2,350,000	principal,	1.950%, due 03/28/2014	2,358,632
VIASAT INC	800,000	principal,	6.875%, due 06/15/2020	846,000
VIDEOTRON LTD	905,000	principal,	5.000%, due 07/15/2022	884,638
VIRGINIA ELECTRIC AND POWER CO	240,000	principal,	6.000%, due 05/15/2037	280,368
VISTEON CORP	836,000	principal,	6.750%, due 04/15/2019	888,250
VODAFONE GROUP PLC	200,000	principal,	6.150%, due 02/27/2037	216,753
VPII ESCROW CORP	1,810,000	principal,	7.500%, due 07/15/2021	1,986,475
VPII ESCROW CORP	259,000	principal,	6.750%, due 08/15/2018	284,576
VULCAN MATERIALS CO	525,000	principal,	6.500%, due 12/01/2016	588,000
VULCAN MATERIALS CO	1,515,000	principal,	7.500%, due 06/15/2021	1,727,100
WACHOVIA BANK NA	725,000	principal,	6.000%, due 11/15/2017	836,578
WACHOVIA BANK NA	300,000	principal,	5.850%, due 02/01/2037	342,514
WACHOVIA CORP	2,350,000	principal,	5.750%, due 02/01/2018	2,709,733
WAL-MART STORES INC	400,000	principal,	6.500%, due 08/15/2037	500,372
WAL-MART STORES INC	400,000	principal,	6.200%, due 04/15/2038	480,740
WAL-MART STORES INC	900,000	principal,	5.625%, due 04/15/2041	1,021,927

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Corporate debt (continued)
WAL-MART STORES INC	$3,700,000	principal,	5.800%, due 02/15/2018	$4,275,687
WALT DISNEY CO	5,400,000	principal,	1.100%, due 12/01/2017	5,321,047
WEATHER CHANNEL	57,000	principal,	0.000%, due 12/11/2020	58,532
WELLPOINT INC	5,000,000	principal,	5.875%, due 06/15/2017	5,639,605
WELLPOINT INC	1,830,000	principal,	7.000%, due 02/15/2019	2,171,290
WELLPOINT INC	800,000	principal,	4.625%, due 05/15/2042	739,371
WELLS FARGO COMMERCIAL	100,000	principal,	4.393%, due 11/15/2043	106,255
WELLS FARGO & CO	2,000,000	principal,	5.625%, due 12/11/2017	2,292,390
WEYERHAEUSER CO	1,100,000	principal,	7.375%, due 03/15/2032	1,346,021
WHITING PETROLEUM CORP	2,093,000	principal,	5.750%, due 03/15/2021	2,166,255
WILLIAM CARTER CO	94,000	principal,	5.250%, due 08/15/2021	95,410
WILLIAMS COS INC	495,000	principal,	7.500%, due 01/15/2031	523,198
WILLIAMS COS INC	124,000	principal,	VAR RT, due 03/15/2032	144,772
WIND ACQUISITION FINANCE	918,000	principal,	6.500%, due 04/30/2020	977,670
WINDSTREAM CORP	461,000	principal,	6.375%, due 08/01/2023	431,035
WOODSIDE FINANCE LTD	3,250,000	principal,	4.500%, due 11/10/2014	3,350,542
WOODSIDE HOMES CO LLC	194,000	principal,	6.750%, due 12/15/2021	194,485
WYETH LLC	500,000	principal,	6.500%, due 02/01/2034	612,051
WYETH LLC	100,000	principal,	5.950%, due 04/01/2037	115,920
XEROX CORP	1,475,000	principal,	4.500%, due 05/15/2021	1,518,198
XEROX CORP	650,000	principal,	6.350%, due 05/15/2018	742,872
XEROX CORP	5,600,000	principal,	2.950%, due 03/15/2017	5,748,898
XEROX CORP	1,500,000	principal,	6.750%, due 02/01/2017	1,703,622
ZOETIS INC	4,500,000	principal,	1.875%, due 02/01/2018	4,462,956
Total corporate debt				$991,933,666

U.S. Government securities
DBUBS 2011-LC2 LC2A A1FL	$701,116	principal,	VAR RT, due 07/12/2044	$712,564
DBUBS 2011-LC2 MO LC2A A1	1,259,671	principal,	3.527%, due 07/10/2044	1,328,502
FEDERAL HOME LN BK CONS DISC	27,800,000	principal,	0.000%, due 01/22/2010	27,796,497
FEDERAL HOME LN BK CONS DISC	57,600,000	principal,	0.000%, due 01/03/2014	57,596,960
FEDERAL HOME LN BK CONS DISC	500,000	principal,	0.000%, due 01/02/2014	499,919
FEDERAL HOME LN MTG CORP	100,000	principal,	6.750%, due 03/15/2031	132,309
FEDERAL HOME LN MTG CORP	600,000	principal,	2.375%, due 01/13/2022	573,579
FEDERAL HOME LN MTG CORP DISC	2,100,000	principal,	0.000%, due 01/06/2014	2,099,659
FEDERAL HOME LN MTG CORP DISC	13,700,000	principal,	0.000%, due 07/01/2014	13,689,767
FEDERAL HOME LN MTG CORP STRIP	2,200,000	principal,	0.000%, due 03/15/2031	974,382
FEDERAL NATL MTG ASSN	4,500,000	principal,	8.100%, due 08/12/2019	5,852,745
FEDERAL NATL MTG ASSN	1,700,000	principal,	7.125%, due 01/15/2030	2,304,597
FEDERAL NATL MTG ASSN	500,000	principal,	7.250%, due 05/15/2030	686,359
FEDERAL NATL MTG ASSN	3,900,000	principal,	6.625%, due 11/15/2030	5,073,034
FEDERAL NATL MTG ASSN	200,000	principal,	0.000%, due 06/01/2017	190,655
FEDERAL NATL MTG ASSN	1,600,000	principal,	0.000%, due 11/15/2030	721,675
FEDERAL NATL MTG ASSN STRIP	3,300,000	principal,	0.000%, due 03/23/2028	1,763,817
FEDERAL NATL MTG ASSN STRIP	200,000	principal,	0.000%, due 11/15/2030	91,459
FHLMC POOL	293,816	principal,	5.140%, due 08/18/2015	310,019
FHLMC POOL	1,819,107	principal,	VAR RT, due 08/01/2041	1,890,437
FHLMC POOL	2,902,808	principal,	VAR RT, due 04/01/2038	3,114,780
FHLMC POOL	254,478	principal,	VAR RT, due 03/01/2036	268,926
FHLMC POOL	1,582,467	principal,	VAR RT, due 12/01/2037	1,678,325
FHLMC POOL	1,742,226	principal,	VAR RT, due 11/01/2037	1,852,746
FHLMC POOL	5,350,122	principal,	VAR RT, due 08/01/2037	5,707,781

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FHLMC POOL	$131,288	principal,	VAR RT, due 10/01/2038	$140,531
FHLMC POOL	4,992	principal,	VAR RT, due 12/01/2042	5,001
FHLMC POOL	3,511,436	principal,	VAR RT, due 02/01/2043	3,514,346
FHLMC POOL	3,168,609	principal,	VAR RT, due 06/01/2043	3,229,997
FHLMC POOL	214,198	principal,	VAR RT, due 03/01/2035	226,445
FHLMC POOL	2,363,254	principal,	VAR RT, due 07/01/2038	2,491,540
FHLMC POOL	518,098	principal,	VAR RT, due 10/01/2043	536,787
FHLMC POOL	145,027	principal,	6.500%, due 08/01/2037	161,157
FHLMC POOL	369,802	principal,	4.500%, due 03/01/2019	391,979
FHLMC POOL	391,331	principal,	5.000%, due 06/01/2019	414,499
FHLMC POOL	1,278,707	principal,	4.500%, due 07/01/2019	1,355,034
FHLMC POOL	295,790	principal,	5.500%, due 10/01/2033	325,592
FHLMC POOL	216,334	principal,	5.500%, due 05/01/2023	236,053
FHLMC POOL	314,201	principal,	4.500%, due 08/01/2023	332,382
FHLMC POOL	144,101	principal,	4.500%, due 05/01/2024	155,762
FHLMC POOL	220,897	principal,	5.000%, due 12/01/2024	238,232
FHLMC POOL	739,730	principal,	4.000%, due 09/01/2030	773,724
FHLMC POOL	839,269	principal,	4.000%, due 10/01/2030	877,852
FHLMC POOL	144,195	principal,	6.500%, due 07/01/2016	151,277
FHLMC POOL	163,473	principal,	4.000%, due 06/01/2018	172,863
FHLMC POOL	169,279	principal,	4.000%, due 07/01/2018	178,979
FHLMC POOL	263,456	principal,	3.500%, due 08/01/2018	276,504
FHLMC POOL	73,577	principal,	6.000%, due 12/01/2022	80,561
FHLMC POOL	1,070,094	principal,	4.500%, due 03/01/2025	1,147,626
FHLMC POOL	963,627	principal,	5.000%, due 03/01/2018	1,020,221
FHLMC POOL	371,953	principal,	4.500%, due 06/01/2018	394,214
FHLMC POOL	94,243	principal,	4.500%, due 08/01/2018	99,864
FHLMC POOL	305,184	principal,	5.500%, due 12/01/2019	325,601
FHLMC POOL	209,535	principal,	5.500%, due 03/01/2034	230,408
FHLMC POOL	964,673	principal,	5.500%, due 01/01/2035	1,057,187
FHLMC POOL	493,896	principal,	6.500%, due 12/01/2032	555,747
FHLMC POOL	336,895	principal,	6.500%, due 12/01/2031	379,215
FHLMC POOL	390,902	principal,	5.500%, due 01/01/2035	428,412
FHLMC POOL	388,669	principal,	5.000%, due 07/01/2035	420,451
FHLMC POOL	1,412,284	principal,	6.000%, due 05/01/2037	1,561,148
FHLMC POOL	428,780	principal,	6.000%, due 11/01/2037	472,787
FHLMC POOL	1,280,994	principal,	6.000%, due 06/01/2038	1,411,957
FHLMC POOL	637,672	principal,	6.000%, due 09/01/2038	705,091
FHLMC POOL	4,210,124	principal,	6.000%, due 06/01/2038	4,645,574
FHLMC POOL	129,833	principal,	7.000%, due 08/01/2038	143,794
FHLMC POOL	232,815	principal,	4.500%, due 02/01/2037	247,138
FHLMC POOL	1,065,593	principal,	5.500%, due 10/01/2038	1,161,362
FHLMC POOL	2,089,062	principal,	5.500%, due 12/01/2039	2,276,984
FHLMC POOL	4,739,611	principal,	6.500%, due 12/01/2038	5,315,743
FHLMC POOL	653,953	principal,	6.000%, due 11/01/2037	720,809
FHLMC POOL	422,685	principal,	4.500%, due 12/01/2037	448,696
FHLMC POOL	1,022,258	principal,	6.000%, due 05/01/2040	1,129,031
FHLMC POOL	3,775,253	principal,	4.500%, due 03/01/2042	3,999,814
FHLMC POOL	4,889,865	principal,	4.500%, due 07/01/2041	5,180,722
FHLMC POOL	186,000	principal,	6.000%, due 03/01/2018	195,336
FHLMC POOL	86,499	principal,	6.000%, due 02/01/2019	90,072
FHLMC POOL	113,252	principal,	5.000%, due 02/01/2020	121,436

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FHLMC POOL	$1,118,458	principal,	4.500%, due 09/01/2020	$1,188,171
FHLMC POOL	1,221,533	principal,	5.000%, due 12/01/2020	1,296,880
FHLMC POOL	787,585	principal,	4.500%, due 01/01/2021	836,760
FHLMC POOL	899,754	principal,	5.500%, due 04/01/2021	978,603
FHLMC POOL	527,208	principal,	5.000%, due 04/01/2021	559,719
FHLMC POOL	415,346	principal,	4.500%, due 06/01/2021	441,289
FHLMC POOL	1,165,657	principal,	5.500%, due 07/01/2021	1,267,718
FHLMC POOL	306,351	principal,	4.500%, due 06/01/2021	325,466
FHLMC POOL	450,495	principal,	4.500%, due 09/01/2020	477,619
FHLMC POOL	203,856	principal,	5.500%, due 11/01/2021	221,746
FHLMC POOL	1,360,000	principal,	4.500%, due 12/01/2018	1,441,096
FHLMC POOL	548,528	principal,	6.000%, due 02/01/2022	596,567
FHLMC POOL	1,585,545	principal,	5.500%, due 02/01/2022	1,724,551
FHLMC POOL	168,299	principal,	5.000%, due 09/01/2021	178,219
FHLMC POOL	544,154	principal,	6.500%, due 03/01/2022	605,974
FHLMC POOL	198,699	principal,	5.500%, due 04/01/2022	215,629
FHLMC POOL	78,849	principal,	6.000%, due 03/01/2022	86,103
FHLMC POOL	397,234	principal,	5.500%, due 05/01/2022	432,011
FHLMC POOL	253,824	principal,	5.500%, due 08/01/2020	274,666
FHLMC POOL	375,091	principal,	5.500%, due 11/01/2021	395,163
FHLMC POOL	590,725	principal,	6.000%, due 11/01/2022	644,722
FHLMC POOL	93,387	principal,	5.000%, due 12/01/2021	100,838
FHLMC POOL	484,302	principal,	6.500%, due 11/01/2022	537,023
FHLMC POOL	242,423	principal,	5.500%, due 12/01/2022	263,190
FHLMC POOL	387,280	principal,	4.500%, due 08/01/2020	410,398
FHLMC POOL	565,325	principal,	6.000%, due 03/01/2023	616,268
FHLMC POOL	1,571,443	principal,	5.500%, due 01/01/2024	1,709,322
FHLMC POOL	404,530	principal,	6.500%, due 08/01/2021	426,891
FHLMC POOL	5,093,153	principal,	5.500%, due 05/01/2024	5,527,102
FHLMC POOL	77,738	principal,	5.500%, due 12/01/2020	84,137
FHLMC POOL	747,662	principal,	4.500%, due 04/01/2025	802,081
FHLMC POOL	536,386	principal,	5.000%, due 03/01/2025	579,013
FHLMC POOL	1,685,721	principal,	5.500%, due 12/01/2024	1,829,238
FHLMC POOL	1,811,381	principal,	5.500%, due 12/01/2024	1,965,411
FHLMC POOL	541,912	principal,	5.500%, due 05/01/2022	576,325
FHLMC POOL	1,245,463	principal,	4.000%, due 06/01/2026	1,316,378
FHLMC POOL	461,604	principal,	6.000%, due 01/01/2024	486,373
FHLMC POOL	1,464,106	principal,	4.500%, due 06/01/2026	1,570,927
FHLMC POOL	1,021,073	principal,	3.500%, due 07/01/2021	1,072,544
FHLMC POOL	2,504,084	principal,	5.500%, due 07/01/2024	2,710,197
FHLMC POOL	2,745,418	principal,	5.000%, due 07/01/2025	2,964,169
FHLMC POOL	977,670	principal,	5.000%, due 07/01/2025	1,037,558
FHLMC POOL	2,450,204	principal,	6.000%, due 01/01/2024	2,578,746
FHLMC POOL	4,239,982	principal,	4.500%, due 09/01/2026	4,547,285
FHLMC POOL	1,251,998	principal,	4.000%, due 12/01/2026	1,322,205
FHLMC POOL	22,727,099	principal,	4.000%, due 07/01/2026	24,003,834
FHLMC POOL	2,547,115	principal,	4.500%, due 08/01/2020	2,699,748
FHLMC POOL	441,894	principal,	5.000%, due 09/01/2019	468,005
FHLMC POOL	590,943	principal,	4.500%, due 07/01/2020	627,805
FHLMC POOL	202,581	principal,	5.000%, due 05/01/2023	218,708
FHLMC POOL	705,846	principal,	4.500%, due 04/01/2024	756,980
FHLMC POOL	150,267	principal,	4.500%, due 11/01/2024	161,178

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FHLMC POOL	$193,456	principal,	5.500%, due 11/01/2023	$211,204
FHLMC POOL	176,925	principal,	6.500%, due 09/01/2037	189,975
FHLMC POOL	143,133	principal,	6.500%, due 10/01/2037	154,003
FHLMC POOL	320,739	principal,	6.500%, due 10/01/2038	345,041
FHLMC POOL	363,823	principal,	6.000%, due 06/01/2038	391,182
FHLMC POOL	996,050	principal,	6.500%, due 08/01/2038	1,070,401
FHLMC POOL	142,172	principal,	6.500%, due 09/01/2037	153,004
FHLMC POOL	69,094	principal,	6.000%, due 09/01/2021	75,165
FHLMC POOL	60,666	principal,	6.000%, due 11/01/2016	63,046
FHLMC POOL	652,673	principal,	6.000%, due 08/01/2022	698,602
FHLMC POOL	834,863	principal,	6.000%, due 11/01/2022	907,651
FHLMC POOL	878,498	principal,	4.500%, due 09/01/2024	942,266
FHLMC POOL	913,010	principal,	4.500%, due 12/01/2024	979,357
FHLMC POOL	424,530	principal,	4.500%, due 12/01/2024	461,609
FHLMC POOL	316,939	principal,	4.500%, due 02/01/2025	340,065
FHLMC POOL	678,077	principal,	4.000%, due 04/01/2025	715,974
FHLMC POOL	598,494	principal,	4.500%, due 07/01/2025	650,987
FHLMC POOL	1,374,041	principal,	3.500%, due 10/01/2025	1,433,316
FHLMC POOL	771,506	principal,	3.500%, due 02/01/2021	810,340
FHLMC POOL	714,633	principal,	3.500%, due 02/01/2021	750,636
FHLMC POOL	173,447	principal,	4.500%, due 08/01/2026	188,613
FHLMC POOL	2,737,531	principal,	4.500%, due 09/01/2020	2,901,914
FHLMC MULTICLASS CTF	3,465,292	principal,	VAR RT, due 12/15/2043	3,821,704
FHLMC MULTICLASS MTG	934,392	principal,	4.500%, due 08/15/2018	990,541
FHLMC MULTICLASS MTG	748,859	principal,	7.500%, due 01/20/2030	855,619
FHLMC MULTICLASS MTG	17,727	principal,	6.000%, due 03/15/2017	18,742
FHLMC MULTICLASS MTG	397,955	principal,	6.500%, due 06/15/2032	444,164
FHLMC MULTICLASS MTG	1,481,674	principal,	5.500%, due 07/15/2032	1,541,562
FHLMC MULTICLASS MTG	225,174	principal,	5.000%, due 12/15/2017	238,735
FHLMC MULTICLASS MTG	203,481	principal,	5.000%, due 01/15/2018	216,131
FHLMC MULTICLASS MTG	116,708	principal,	5.000%, due 12/15/2022	120,561
FHLMC MULTICLASS MTG	6,077,486	principal,	5.000%, due 03/15/2018	6,462,847
FHLMC MULTICLASS MTG	1,070,777	principal,	5.500%, due 03/15/2033	1,170,404
FHLMC MULTICLASS MTG	7,128	principal,	3.750%, due 04/15/2033	7,162
FHLMC MULTICLASS MTG	431,186	principal,	5.000%, due 06/15/2033	466,879
FHLMC MULTICLASS MTG	318,394	principal,	4.500%, due 06/15/2018	337,337
FHLMC MULTICLASS MTG	210,485	principal,	4.500%, due 06/15/2018	222,473
FHLMC MULTICLASS MTG	940,000	principal,	5.000%, due 07/15/2033	1,022,313
FHLMC MULTICLASS MTG	645,320	principal,	5.000%, due 09/15/2032	678,385
FHLMC MULTICLASS MTG	183,367	principal,	VAR RT, due 03/15/2017	183,555
FHLMC MULTICLASS MTG	3,944,103	principal,	5.000%, due 08/15/2018	4,198,084
FHLMC MULTICLASS MTG	301,522	principal,	3.500%, due 10/15/2018	314,813
FHLMC MULTICLASS MTG	190,746	principal,	3.500%, due 11/15/2018	199,122
FHLMC MULTICLASS MTG	61,101	principal,	5.000%, due 12/15/2023	65,987
FHLMC MULTICLASS MTG	361,000	principal,	5.000%, due 02/15/2034	389,461
FHLMC MULTICLASS MTG	377,000	principal,	5.000%, due 03/15/2034	410,812
FHLMC MULTICLASS MTG	2,092,158	principal,	4.000%, due 04/15/2019	2,209,773
FHLMC MULTICLASS MTG	722,668	principal,	4.000%, due 04/15/2019	763,305
FHLMC MULTICLASS MTG	453,889	principal,	4.500%, due 05/15/2019	477,365
FHLMC MULTICLASS MTG	143,527	principal,	VAR RT, due 04/15/2033	143,560
FHLMC MULTICLASS MTG	613,186	principal,	5.000%, due 08/15/2019	657,211
FHLMC MULTICLASS MTG	37,438	principal,	5.500%, due 07/15/2015	37,825

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FHLMC MULTICLASS MTG	$708,715	principal,	4.500%, due 09/15/2024	$752,289
FHLMC MULTICLASS MTG	884,008	principal,	4.500%, due 08/15/2034	942,990
FHLMC MULTICLASS MTG	96,771	principal,	4.500%, due 04/15/2019	98,432
FHLMC MULTICLASS MTG	66,656	principal,	4.500%, due 02/15/2019	67,047
FHLMC MULTICLASS MTG	40,733	principal,	5.000%, due 11/15/2024	44,171
FHLMC MULTICLASS MTG	65,678	principal,	5.000%, due 04/15/2019	66,011
FHLMC MULTICLASS MTG	720,815	principal,	5.000%, due 02/15/2025	786,283
FHLMC MULTICLASS MTG	1,683,083	principal,	4.500%, due 07/15/2020	1,794,717
FHLMC MULTICLASS MTG	2,415,840	principal,	VAR RT, due 09/15/2043	2,415,301
FHLMC MULTICLASS MTG	3,251,249	principal,	VAR RT, due 11/15/2043	3,241,820
FHLMC MULTICLASS MTG	453,679	principal,	5.000%, due 08/15/2017	474,049
FHLMC MULTICLASS MTG	358,657	principal,	4.500%, due 03/15/2022	382,387
FHLMC MULTICLASS MTG	2,902,675	principal,	4.500%, due 03/15/2022	3,113,784
FHLMC MULTICLASS MTG	204,295	principal,	4.500%, due 10/15/2017	208,962
FHLMC MULTICLASS MTG	1,490,898	principal,	6.000%, due 05/15/2039	1,648,481
FHLMC MULTICLASS MTG	1,642,023	principal,	5.500%, due 12/15/2039	1,818,108
FHLMC MULTICLASS MTG	1,991,858	principal,	3.000%, due 03/15/2025	2,064,859
FHLMC MULTICLASS MTG	812,360	principal,	5.000%, due 09/15/2040	873,368
FHLMC MULTICLASS MTG	559,903	principal,	3.000%, due 10/15/2023	578,746
FHLMC MULTICLASS MTG	764,213	principal,	3.500%, due 12/15/2023	787,648
FHLMC MULTICLASS MTG	357,886	principal,	5.000%, due 11/15/2036	376,474
FHLMC MULTICLASS MTG	1,128,146	principal,	5.000%, due 01/15/2042	1,228,124
FHLMC MULTICLASS MTG	884,493	principal,	5.500%, due 06/15/2037	966,986
FHLMC MULTICLASS MTG	4,140,966	principal,	VAR RT, due 08/15/2043	4,117,263
FHLMC MULTICLASS MTG	362,581	principal,	VAR RT, due 09/25/2043	411,345
FHLMC MULTICLASS MTG	645,970	principal,	7.000%, due 02/25/2043	739,054
FHLMC MULTICLASS MTG	330,000	principal,	4.879%, due 05/19/2017	360,722
FHLMC MULTICLASS MTG	9,950,886	principal,	VAR RT, due 08/25/2022	860,085
FNMA POOL	403,249	principal,	6.000%, due 11/01/2023	452,639
FNMA POOL	892,466	principal,	5.500%, due 01/01/2023	980,407
FNMA POOL	347,470	principal,	5.500%, due 03/01/2023	381,716
FNMA POOL	762,873	principal,	5.500%, due 04/01/2033	840,154
FNMA POOL	2,573,162	principal,	5.500%, due 06/01/2033	2,836,014
FNMA POOL	1,343,077	principal,	5.000%, due 07/01/2023	1,457,063
FNMA POOL	134,085	principal,	5.000%, due 09/01/2023	145,594
FNMA POOL	269,539	principal,	5.500%, due 10/01/2023	297,224
FNMA POOL	162,707	principal,	5.000%, due 11/01/2023	176,506
FNMA POOL	189,658	principal,	5.500%, due 11/01/2023	208,304
FNMA POOL	61,843	principal,	5.000%, due 12/01/2023	67,090
FNMA POOL	225,831	principal,	5.500%, due 10/01/2024	248,135
FNMA POOL	423,890	principal,	4.500%, due 01/01/2020	451,123
FNMA POOL	364,238	principal,	5.500%, due 01/01/2025	399,999
FNMA POOL	1,033,994	principal,	5.000%, due 01/01/2025	1,122,055
FNMA POOL	287,251	principal,	4.500%, due 04/01/2025	304,195
FNMA POOL	1,972,696	principal,	5.000%, due 06/01/2020	2,122,190
FNMA POOL	618,385	principal,	5.000%, due 09/01/2020	664,963
FNMA POOL	28,180	principal,	5.000%, due 12/01/2025	30,568
FNMA POOL	106,588	principal,	6.000%, due 07/01/2016	111,505
FNMA POOL	385,588	principal,	6.500%, due 02/01/2027	428,558
FNMA POOL	301,430	principal,	6.500%, due 03/01/2027	334,926
FNMA POOL	318,478	principal,	6.000%, due 10/01/2027	354,102
FNMA POOL	82,789	principal,	6.500%, due 10/01/2037	89,488

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FNMA POOL	$314,680	principal,	7.000%, due 10/01/2037	$355,500
FNMA POOL	1,107,535	principal,	6.000%, due 12/01/2027	1,233,296
FNMA POOL	178,666	principal,	6.000%, due 07/01/2028	199,125
FNMA POOL	272,623	principal,	6.000%, due 10/01/2028	304,594
FNMA POOL	970,458	principal,	5.000%, due 01/01/2019	1,038,955
FNMA POOL	253,382	principal,	4.500%, due 01/01/2020	269,988
FNMA POOL	189,328	principal,	3.320%, due 01/01/2018	197,174
FNMA POOL	259,618	principal,	5.500%, due 12/01/2030	286,295
FNMA POOL	378,418	principal,	7.000%, due 04/01/2032	434,919
FNMA POOL	727,340	principal,	6.500%, due 08/01/2032	808,778
FNMA POOL	129,986	principal,	6.000%, due 11/01/2017	137,335
FNMA POOL	248,749	principal,	6.000%, due 03/01/2018	263,407
FNMA POOL	2,018,966	principal,	5.500%, due 05/01/2033	2,225,001
FNMA POOL	101,934	principal,	5.500%, due 05/01/2033	112,295
FNMA POOL	5,359,325	principal,	5.500%, due 06/01/2033	5,938,020
FNMA POOL	617,591	principal,	5.500%, due 07/01/2033	680,846
FNMA POOL	651,590	principal,	7.000%, due 08/01/2032	740,218
FNMA POOL	811,431	principal,	VAR RT, due 05/01/2033	864,056
FNMA POOL	1,368,568	principal,	5.000%, due 07/01/2018	1,409,036
FNMA POOL	2,393,926	principal,	4.500%, due 11/01/2018	2,548,033
FNMA POOL	217,247	principal,	6.000%, due 05/01/2018	228,129
FNMA POOL	157,389	principal,	6.500%, due 09/01/2017	167,116
FNMA POOL	171,782	principal,	6.500%, due 04/01/2018	180,279
FNMA POOL	2,844,307	principal,	6.000%, due 02/01/2034	3,191,486
FNMA POOL	232,335	principal,	7.000%, due 09/01/2028	243,368
FNMA POOL	110,020	principal,	6.000%, due 12/01/2018	115,657
FNMA POOL	2,153,009	principal,	5.000%, due 03/01/2034	2,343,852
FNMA POOL	1,836,464	principal,	6.000%, due 03/01/2034	2,060,630
FNMA POOL	1,656,844	principal,	4.500%, due 04/01/2019	1,763,634
FNMA POOL	1,092,510	principal,	5.500%, due 04/01/2034	1,209,716
FNMA POOL	199,191	principal,	6.000%, due 02/01/2019	209,392
FNMA POOL	376,086	principal,	5.500%, due 11/01/2034	413,875
FNMA POOL	191,101	principal,	6.000%, due 09/01/2019	203,323
FNMA POOL	2,222,583	principal,	4.500%, due 08/01/2033	2,365,470
FNMA POOL	131,713	principal,	4.000%, due 10/01/2018	139,623
FNMA POOL	295,223	principal,	6.500%, due 12/01/2032	331,746
FNMA POOL	204,676	principal,	6.000%, due 09/01/2019	218,280
FNMA POOL	2,028,072	principal,	6.000%, due 04/01/2035	2,275,868
FNMA POOL	993,609	principal,	4.500%, due 07/01/2020	1,057,916
FNMA POOL	1,289,475	principal,	5.500%, due 05/01/2035	1,420,638
FNMA POOL	183,218	principal,	4.500%, due 11/01/2019	195,054
FNMA POOL	446,783	principal,	5.500%, due 02/01/2035	492,440
FNMA POOL	480,093	principal,	4.500%, due 07/01/2020	511,107
FNMA POOL	252,507	principal,	4.000%, due 09/01/2020	267,421
FNMA POOL	248,755	principal,	5.500%, due 11/01/2034	274,161
FNMA POOL	209,307	principal,	4.500%, due 09/01/2020	222,857
FNMA POOL	117,081	principal,	5.500%, due 03/01/2021	127,815
FNMA POOL	254,090	principal,	4.000%, due 12/01/2020	269,210
FNMA POOL	270,310	principal,	6.500%, due 04/01/2021	291,119
FNMA POOL	744,936	principal,	5.160%, due 01/01/2018	803,114
FNMA POOL	900,859	principal,	5.500%, due 09/01/2035	991,541
FNMA POOL	683,851	principal,	5.500%, due 06/01/2020	730,946

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FNMA POOL	$387,762	principal,	4.500%, due 04/01/2019	$412,723
FNMA POOL	287,694	principal,	5.000%, due 09/01/2019	308,061
FNMA POOL	463,607	principal,	VAR RT, due 01/01/2035	494,175
FNMA POOL	538,907	principal,	VAR RT, due 07/01/2035	574,566
FNMA POOL	416,908	principal,	4.500%, due 04/01/2021	444,565
FNMA POOL	94,844	principal,	5.000%, due 05/01/2021	102,164
FNMA POOL	685,630	principal,	6.000%, due 11/01/2021	746,298
FNMA POOL	444,099	principal,	6.500%, due 10/01/2026	506,633
FNMA POOL	4,407,861	principal,	4.000%, due 03/01/2020	4,668,027
FNMA POOL	106,218	principal,	4.000%, due 03/01/2022	112,508
FNMA POOL	338,915	principal,	7.000%, due 04/01/2037	378,507
FNMA POOL	3,924,908	principal,	7.000%, due 03/01/2037	4,441,113
FNMA POOL	159,452	principal,	7.000%, due 03/01/2037	177,958
FNMA POOL	439,451	principal,	5.505%, due 04/01/2017	479,175
FNMA POOL	635,498	principal,	6.500%, due 04/01/2022	701,388
FNMA POOL	365,720	principal,	5.000%, due 12/01/2021	391,497
FNMA POOL	393,920	principal,	5.500%, due 08/01/2035	435,449
FNMA POOL	936,441	principal,	5.000%, due 10/01/2021	1,007,353
FNMA POOL	887,434	principal,	6.000%, due 08/01/2022	967,232
FNMA POOL	250,592	principal,	6.000%, due 04/01/2035	281,238
FNMA POOL	1,032,914	principal,	6.500%, due 08/01/2037	1,171,361
FNMA POOL	498,410	principal,	6.000%, due 10/01/2037	538,282
FNMA POOL	437,303	principal,	6.500%, due 10/01/2022	475,894
FNMA POOL	364,251	principal,	6.000%, due 03/01/2036	409,213
FNMA POOL	898,133	principal,	5.500%, due 09/01/2036	988,682
FNMA POOL	210,631	principal,	6.000%, due 02/01/2028	234,546
FNMA POOL	252,580	principal,	5.000%, due 03/01/2023	271,613
FNMA POOL	293,966	principal,	4.500%, due 05/01/2022	313,310
FNMA POOL	457,615	principal,	5.500%, due 12/01/2034	503,873
FNMA POOL	245,608	principal,	5.500%, due 12/01/2021	268,279
FNMA POOL	185,717	principal,	6.500%, due 07/01/2038	206,842
FNMA POOL	240,649	principal,	5.500%, due 11/01/2033	265,296
FNMA POOL	264,031	principal,	4.500%, due 10/01/2020	281,431
FNMA POOL	567,246	principal,	5.500%, due 08/01/2037	624,728
FNMA POOL	351,755	principal,	6.500%, due 10/01/2038	390,783
FNMA POOL	411,793	principal,	4.000%, due 03/01/2022	436,124
FNMA POOL	246,342	principal,	4.500%, due 07/01/2025	262,184
FNMA POOL	569,486	principal,	6.000%, due 06/01/2040	629,991
FNMA POOL	395,745	principal,	5.000%, due 12/01/2033	430,715
FNMA POOL	397,611	principal,	5.000%, due 08/01/2021	428,300
FNMA POOL	30,305	principal,	6.000%, due 09/01/2021	32,757
FNMA POOL	67,149	principal,	6.000%, due 08/01/2022	72,409
FNMA POOL	175,833	principal,	4.500%, due 08/01/2024	191,210
FNMA POOL	1,521,018	principal,	5.500%, due 07/01/2021	1,661,802
FNMA POOL	871,088	principal,	6.000%, due 09/01/2021	949,851
FNMA POOL	924,286	principal,	6.000%, due 12/01/2038	1,030,334
FNMA POOL	2,095,547	principal,	6.500%, due 06/01/2038	2,429,798
FNMA POOL	853,488	principal,	6.000%, due 09/01/2023	911,106
FNMA POOL	1,104,586	principal,	6.000%, due 08/01/2038	1,225,864
FNMA POOL	687,701	principal,	4.500%, due 12/01/2020	732,868
FNMA POOL	2,057,213	principal,	5.000%, due 09/01/2022	2,191,518
FNMA POOL	1,610,420	principal,	4.500%, due 03/01/2034	1,712,386

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FNMA POOL	$354,381	principal,	5.000%, due 03/01/2023	$381,188
FNMA POOL	372,950	principal,	5.500%, due 02/01/2023	407,414
FNMA POOL	3,747,637	principal,	4.500%, due 12/01/2020	3,994,780
FNMA POOL	779,779	principal,	6.000%, due 08/01/2037	874,953
FNMA POOL	310,094	principal,	5.000%, due 12/01/2021	334,025
FNMA POOL	2,847,412	principal,	5.500%, due 12/01/2035	3,132,621
FNMA POOL	686,341	principal,	5.500%, due 11/01/2023	749,373
FNMA POOL	441,730	principal,	6.500%, due 02/01/2038	476,875
FNMA POOL	182,469	principal,	4.500%, due 06/01/2025	198,560
FNMA POOL	265,939	principal,	4.500%, due 11/01/2030	285,840
FNMA POOL	1,000,885	principal,	4.000%, due 11/01/2030	1,046,328
FNMA POOL	5,081,455	principal,	5.500%, due 09/01/2039	5,880,042
FNMA POOL	671,020	principal,	4.500%, due 10/01/2024	730,070
FNMA POOL	289,128	principal,	4.500%, due 12/01/2024	314,566
FNMA POOL	301,013	principal,	5.000%, due 05/01/2023	324,693
FNMA POOL	937,690	principal,	6.500%, due 10/01/2038	1,041,463
FNMA POOL	1,051,808	principal,	6.000%, due 11/01/2034	1,180,450
FNMA POOL	1,586,096	principal,	6.000%, due 08/01/2037	1,779,986
FNMA POOL	1,778,588	principal,	5.500%, due 04/01/2037	1,959,360
FNMA POOL	1,117,153	principal,	5.500%, due 04/01/2035	1,231,906
FNMA POOL	1,108,444	principal,	7.000%, due 12/01/2038	1,239,002
FNMA POOL	1,589,262	principal,	6.500%, due 08/01/2039	1,787,544
FNMA POOL	919,881	principal,	4.500%, due 10/01/2035	976,928
FNMA POOL	1,574,147	principal,	5.000%, due 02/01/2023	1,712,187
FNMA POOL	558,597	principal,	5.000%, due 07/01/2024	601,750
FNMA POOL	2,248,484	principal,	4.500%, due 03/01/2021	2,396,492
FNMA POOL	1,027,556	principal,	5.000%, due 06/01/2023	1,105,241
FNMA POOL	1,175,453	principal,	4.500%, due 05/01/2030	1,252,785
FNMA POOL	3,103,772	principal,	4.000%, due 05/01/2025	3,289,358
FNMA POOL	212,837	principal,	5.500%, due 09/01/2023	232,605
FNMA POOL	2,446,058	principal,	5.500%, due 10/01/2036	2,695,095
FNMA POOL	1,217,880	principal,	5.500%, due 08/01/2021	1,316,388
FNMA POOL	3,862,980	principal,	5.500%, due 05/01/2025	4,129,491
FNMA POOL	718,730	principal,	5.500%, due 03/01/2024	787,929
FNMA POOL	683,081	principal,	6.000%, due 03/01/2040	756,118
FNMA POOL	4,635,152	principal,	4.500%, due 05/01/2022	4,932,818
FNMA POOL	1,387,312	principal,	4.000%, due 12/01/2040	1,427,732
FNMA POOL	690,645	principal,	3.500%, due 01/01/2041	686,836
FNMA POOL	226,634	principal,	4.500%, due 02/01/2026	245,834
FNMA POOL	596,517	principal,	4.000%, due 05/01/2026	632,272
FNMA POOL	4,135,414	principal,	VAR RT, due 07/01/2041	4,368,525
FNMA POOL	1,128,415	principal,	5.500%, due 08/01/2041	1,264,517
FNMA POOL	3,630,658	principal,	4.000%, due 10/01/2026	3,849,477
FNMA POOL	8,268,375	principal,	4.500%, due 12/01/2041	8,786,325
FNMA POOL	2,154,160	principal,	5.500%, due 01/01/2025	2,359,292
FNMA POOL	4,296,501	principal,	6.000%, due 05/01/2024	4,701,750
FNMA POOL	11,534,656	principal,	5.500%, due 01/01/2019	12,265,879
FNMA POOL	2,818,241	principal,	5.000%, due 09/01/2025	3,035,403
FNMA POOL	1,137,832	principal,	VAR RT, due 04/01/2042	1,175,271
FNMA POOL	1,687,220	principal,	VAR RT, due 06/01/2039	1,775,814
FNMA POOL	8,952,051	principal,	5.000%, due 06/01/2026	9,657,186
FNMA POOL	2,900,645	principal,	5.000%, due 02/01/2025	3,148,008

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FNMA POOL	$4,591,579	principal,	5.000%, due 04/01/2025	$4,945,457
FNMA POOL	3,591,787	principal,	6.000%, due 07/01/2036	4,131,889
FNMA POOL	1,630,269	principal,	5.500%, due 11/01/2033	1,862,259
FNMA POOL	3,596,450	principal,	5.500%, due 08/01/2040	4,054,253
FNMA POOL	4,242,121	principal,	6.000%, due 07/01/2039	4,760,116
FNMA POOL	8,185,347	principal,	4.500%, due 01/01/2031	8,723,604
FNMA POOL	500,492	principal,	VAR RT, due 06/01/2041	521,680
FNMA POOL	918,636	principal,	4.000%, due 08/01/2026	982,898
FNMA POOL	1,197,685	principal,	VAR RT, due 11/01/2043	1,234,755
FNMA POOL	551,351	principal,	4.500%, due 08/01/2029	587,502
FNMA POOL	1,959,926	principal,	4.000%, due 08/01/2020	2,080,214
FNMA POOL	2,222,635	principal,	3.500%, due 08/01/2020	2,335,687
FNMA POOL	1,218,260	principal,	3.500%, due 09/01/2020	1,280,273
FNMA POOL	630,364	principal,	3.500%, due 10/01/2020	662,542
FNMA POOL	3,687,857	principal,	3.500%, due 01/01/2021	3,876,320
FNMA POOL	3,156,639	principal,	3.500%, due 07/01/2021	3,317,574
FNMA POOL	1,975,473	principal,	3.500%, due 08/01/2021	2,076,297
FNMA POOL	890,849	principal,	3.500%, due 10/01/2021	936,364
FNMA POOL	5,075,677	principal,	3.500%, due 01/01/2032	5,168,330
FNMA POOL	3,542,855	principal,	3.500%, due 06/01/2022	3,724,518
FNMA GTD REMIC	468,115	principal,	6.000%, due 11/25/2031	508,457
FNMA GTD REMIC	449,306	principal,	7.500%, due 10/25/2040	523,716
FNMA GTD REMIC	99,206	principal,	7.000%, due 12/25/2041	115,313
FNMA GTD REMIC	19,143	principal,	7.500%, due 07/25/2041	22,664
FNMA GTD REMIC	373,758	principal,	VAR RT, due 02/19/2030	426,532
FNMA GTD REMIC	72,583	principal,	5.500%, due 03/25/2017	75,628
FNMA GTD REMIC	200,375	principal,	6.000%, due 03/25/2017	211,599
FNMA GTD REMIC	285,225	principal,	5.500%, due 11/25/2017	303,599
FNMA GTD REMIC	70,712	principal,	5.000%, due 11/25/2017	74,881
FNMA GTD REMIC	1,806,776	principal,	5.000%, due 12/25/2017	1,915,515
FNMA GTD REMIC	545,925	principal,	6.500%, due 06/25/2042	627,685
FNMA GTD REMIC	285,641	principal,	4.500%, due 01/25/2018	300,409
FNMA GTD REMIC	306,643	principal,	5.000%, due 01/25/2018	325,588
FNMA GTD REMIC	1,057,406	principal,	7.500%, due 05/25/2042	1,254,402
FNMA GTD REMIC	553,505	principal,	7.000%, due 07/25/2042	636,758
FNMA GTD REMIC	115,545	principal,	6.500%, due 07/25/2042	131,816
FNMA GTD REMIC	327,966	principal,	5.000%, due 03/25/2018	348,349
FNMA GTD REMIC	922,216	principal,	5.000%, due 05/25/2018	982,246
FNMA GTD REMIC	238,996	principal,	5.000%, due 05/25/2018	254,425
FNMA GTD REMIC	85,051	principal,	3.500%, due 08/25/2023	88,944
FNMA GTD REMIC	97,752	principal,	4.500%, due 04/25/2018	98,966
FNMA GTD REMIC	282,848	principal,	4.500%, due 09/25/2018	299,385
FNMA GTD REMIC	340,841	principal,	VAR RT, due 10/25/2042	386,965
FNMA GTD REMIC	282,051	principal,	5.000%, due 07/25/2024	310,379
FNMA GTD REMIC	858,629	principal,	4.500%, due 10/25/2019	907,009
FNMA GTD REMIC	331,773	principal,	5.000%, due 10/25/2024	362,498
FNMA GTD REMIC	2,542,628	principal,	6.500%, due 05/25/2044	2,906,831
FNMA GTD REMIC	38,687	principal,	7.000%, due 02/25/2044	44,839
FNMA GTD REMIC	244,908	principal,	7.500%, due 03/25/2044	286,506
FNMA GTD REMIC	1,055,075	principal,	6.050%, due 02/25/2044	1,194,219
FNMA GTD REMIC	2,382,955	principal,	4.500%, due 03/25/2020	2,530,660
FNMA GTD REMIC	425,035	principal,	VAR RT, due 03/25/2035	425,715

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
FNMA GTD REMIC	$196,300	principal,	5.500%, due 01/25/2035	$210,934
FNMA GTD REMIC	77,936	principal,	5.000%, due 07/25/2019	78,206
FNMA GTD REMIC	973,504	principal,	7.500%, due 10/25/2044	1,155,774
FNMA GTD REMIC	561,818	principal,	7.000%, due 08/25/2035	655,615
FNMA GTD REMIC	80,967	principal,	5.500%, due 07/25/2033	82,050
FNMA GTD REMIC	100,000	principal,	VAR RT, due 10/27/2037	99,232
FNMA GTD REMIC	269,427	principal,	5.500%, due 06/25/2037	290,665
FNMA GTD REMIC	3,111,228	principal,	5.500%, due 07/25/2037	3,341,549
FNMA GTD REMIC	2,542,687	principal,	4.250%, due 06/25/2022	2,606,013
FNMA GTD REMIC	78,146	principal,	4.200%, due 07/25/2022	80,239
FNMA GTD REMIC	1,600,000	principal,	5.000%, due 04/25/2023	1,707,203
FNMA GTD REMIC	250,436	principal,	5.500%, due 04/25/2038	272,216
FNMA GTD REMIC	112,097	principal,	4.500%, due 11/25/2022	115,430
FNMA GTD REMIC	1,931,311	principal,	4.500%, due 07/25/2023	2,051,168
FNMA GTD REMIC	118,465	principal,	5.000%, due 05/25/2032	121,270
FNMA GTD REMIC	472,792	principal,	7.000%, due 06/25/2035	551,165
FNMA GTD REMIC	156,021	principal,	4.000%, due 10/25/2019	162,910
FNMA GTD REMIC	42,755	principal,	4.000%, due 02/25/2023	43,221
FNMA GTD REMIC	25,019	principal,	4.000%, due 10/25/2027	25,008
FNMA GTD REMIC	272,519	principal,	4.000%, due 07/25/2024	288,346
FNMA GTD REMIC	838,218	principal,	5.000%, due 08/25/2019	885,425
FNMA GTD REMIC	118,215	principal,	4.500%, due 08/25/2019	125,009
FNMA GTD REMIC	563,419	principal,	VAR RT, due 04/25/2040	561,519
FNMA GTD REMIC	1,853,368	principal,	4.000%, due 05/25/2030	1,939,569
FNMA GTD REMIC	344,456	principal,	4.500%, due 06/25/2021	367,115
FNMA GTD REMIC	803,371	principal,	4.000%, due 04/25/2040	842,932
FNMA GTD REMIC	3,159,897	principal,	4.000%, due 03/25/2041	3,315,092
FNMA GTD REMIC	123,936	principal,	3.500%, due 03/25/2026	129,333
FNMA GTD REMIC	645,335	principal,	4.500%, due 11/25/2022	684,241
FNMA GTD REMIC	5,250,775	principal,	4.000%, due 06/25/2041	5,562,529
FNMA GTD REMIC	771,641	principal,	5.000%, due 06/25/2021	833,079
FNMA GTD REMIC	1,101,491	principal,	5.000%, due 04/25/2020	1,190,446
FNMA GTD REMIC	654,183	principal,	VAR RT, due 12/25/2042	645,053
FNMA GTD REMIC	1,689,266	principal,	4.000%, due 03/25/2042	1,741,890
FNMA GTD REMIC	2,562,496	principal,	5.000%, due 07/25/2040	2,812,845
FNMA GTD REMIC	4,748,541	principal,	VAR RT, due 12/25/2017	627,377
FNMA GTD REMIC	11,963,145	principal,	3.000%, due 12/25/2043	12,227,280
FNMA GTD REMIC	5,478,371	principal,	VAR RT, due 04/25/2043	5,421,988
FNMA GTD REMIC	2,606,712	principal,	4.000%, due 07/25/2041	2,761,509
GNMA POOL	279,104	principal,	5.000%, due 03/15/2018	298,103
GNMA POOL	366,608	principal,	5.500%, due 03/15/2033	415,854
GNMA POOL	866,674	principal,	4.000%, due 06/15/2024	916,982
GNMA POOL	950,899	principal,	4.000%, due 01/15/2025	1,005,650
GNMA POOL	513,556	principal,	5.500%, due 08/15/2021	551,128
GNMA POOL	308,009	principal,	6.500%, due 06/15/2022	330,485
GNMA POOL	395,894	principal,	5.500%, due 12/15/2023	424,838
GNMA GTD REMIC	309,778	principal,	4.000%, due 12/16/2039	328,934
GNMA GTD REMIC	425,572	principal,	4.250%, due 12/20/2038	450,539
GNMA GTD REMIC	402,197	principal,	4.500%, due 08/20/2034	407,896
GNMA GTD REMIC	712,736	principal,	VAR RT, due 07/20/2039	733,266
GNMA GTD REMIC	343,978	principal,	3.000%, due 12/16/2038	355,037
GNMA GTD REMIC	51,543	principal,	4.500%, due 11/20/2034	52,753

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
GNMA GTD REMIC	$1,242,264	principal,	3.500%, due 12/20/2038	$1,266,882
GNMA GTD REMIC	200,000	principal,	5.000%, due 03/20/2040	218,012
GNMA GTD REMIC	512,422	principal,	3.500%, due 12/16/2039	530,393
GNMA GTD REMIC	244,807	principal,	2.500%, due 06/20/2038	248,780
GNMA GTD REMIC	1,590,355	principal,	3.500%, due 04/16/2041	1,654,060
GNMA GTD REMIC	12,715,819	principal,	VAR RT, due 12/16/2051	939,127
GNMA GTD REMIC	14,763,804	principal,	VAR RT, due 02/16/2054	1,254,333
GNMA GTD REMIC	1,963,624	principal,	0.514%, due 05/16/2035	1,920,190
GNMA GTD REMIC	3,717,449	principal,	VAR RT, due 10/16/2054	219,984
GNMA GTD REMIC	21,802,559	principal,	VAR RT, due 06/16/2054	1,059,517
GNMA GTD REMIC	1,865,414	principal,	3.500%, due 06/16/2042	1,923,796
GNMA GTD REMIC	8,462,874	principal,	VAR RT, due 10/16/2054	510,912
GNMA GTD REMIC	470,783	principal,	4.000%, due 10/20/2039	490,733
GNMA GTD REMIC	709,753	principal,	0.000%, due 02/20/2036	697,567
GNMA GTD REMIC	1,608,585	principal,	3.500%, due 08/20/2043	1,672,541
GNMA GTD REMIC	12,963,258	principal,	VAR RT, due 10/16/2054	727,031
GNMA GTD REMIC	20,788,797	principal,	VAR RT, due 05/16/2054	1,209,056
GNMA GTD REMIC	13,193,768	principal,	VAR RT, due 12/16/2053	899,868
GNMA GTD REMIC	1,960,724	principal,	1.579%, due 12/16/2042	1,929,901
GNMA GTD REMIC	12,260,659	principal,	VAR RT, due 05/16/2053	902,299
GNMA GTD REMIC	10,880,251	principal,	VAR RT, due 12/16/2053	741,239
GNMA II POOL	827,185	principal,	4.000%, due 11/20/2024	874,590
GNMA II POOL	923,745	principal,	4.000%, due 01/20/2025	976,703
GNMA II POOL	974,945	principal,	4.000%, due 08/20/2025	1,030,689
GNMA II POOL	232,647	principal,	4.000%, due 10/20/2025	245,940
GNMA II POOL	1,774,103	principal,	4.000%, due 05/20/2026	1,879,971
GS MORTGAGE SECURITIES	200,000	principal,	4.473%, due 03/10/2044	218,023
GS MORTGAGE SECURITIES	805,359	principal,	3.679%, due 08/10/2043	848,727
GS MORTGAGE SECURITIES	1,060,732	principal,	3.849%, due 12/10/2043	1,118,626
GS MORTGAGE SECURITIES	955,343	principal,	1.264%, due 11/10/2046	954,707
GSMPS MORTGAGE LOAN	378,219	principal,	8.000%, due 06/25/2034	398,118
RESOLUTION FDG CORP STRIP	200,000	principal,	0.000%, due 04/15/2029	105,800
RESOLUTION FDG CORP STRIP	5,700,000	principal,	0.000%, due 01/15/2030	2,906,561
RESOLUTION FDG CORP STRIP	4,170,000	principal,	0.000%, due 04/15/2030	2,108,948
RESOLUTION FDG CORP STRIP	1,900,000	principal,	0.000%, due 10/15/2019	1,649,799
SBA GTD PARTN CTFS 1998-20D	78,776	principal,	6.150%, due 04/01/2018	83,628
SBA GTD PARTN CTFS 2004-20L	40,098	principal,	4.870%, due 12/01/2024	42,924
SBA GTD PARTN CTFS 2005-20A	23,045	principal,	4.860%, due 01/01/2025	24,579
SBA GTD PARTN CTFS 2005-20E	16,619	principal,	4.840%, due 05/01/2025	17,694
SBA GTD PARTN CTFS 2006-20J	415,607	principal,	5.370%, due 10/01/2026	449,313
SBA GTD PARTN CTFS 2006-20K	443,556	principal,	5.360%, due 11/01/2026	478,497
SBA GTD PARTN CTFS 2006-20L	442,546	principal,	5.120%, due 12/01/2026	470,270
SBA GTD PARTN CTFS 2007-20D	369,154	principal,	5.320%, due 04/01/2027	402,610
TENNESSEE VALLEY AUTH BD	1,000,000	principal,	5.880%, due 04/01/2036	1,158,424
TENNESSEE VALLEY AUTH BD	100,000	principal,	5.375%, due 04/01/2056	103,037
TENNESSEE VALLEY AUTH BD	400,000	principal,	4.875%, due 01/15/2048	389,224
TENNESSEE VALLEY AUTH BD	2,391,000	principal,	5.250%, due 09/15/2039	2,551,948
TENNESSEE VALLEY AUTH BD	100,000	principal,	4.625%, due 09/15/2060	89,443
U S TREASURY BILL	8,100,000	principal,	0.000%, due 01/16/2014	8,099,937
U S TREASURY BILL	53,000	principal,	0.000%, due 08/21/2014	52,928
U S TREASURY BOND	900,000	principal,	4.375%, due 05/15/2041	976,500
U S TREASURY BOND	3,300,000	principal,	3.125%, due 11/15/2041	2,850,375

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
U S TREASURY BOND	$5,200,000	principal,	3.125%, due 02/15/2042	$4,483,378
U S TREASURY BOND	1,000,000	principal,	3.000%, due 05/15/2042	838,594
U S TREASURY BOND	4,400,000	principal,	3.125%, due 02/15/2043	3,767,500
U S TREASURY BOND	1,500,000	principal,	2.750%, due 11/15/2042	1,185,938
U S TREASURY BOND	3,300,000	principal,	4.500%, due 08/15/2039	3,657,845
U S TREASURY BOND	700,000	principal,	4.625%, due 02/15/2040	790,563
U S TREASURY BOND	300,000	principal,	4.750%, due 02/15/2041	345,188
U S TREASURY BOND	17,400,000	principal,	4.250%, due 11/15/2040	18,517,411
U S TREASURY BOND	5,200,000	principal,	4.375%, due 11/15/2039	5,650,939
U S TREASURY BOND	6,600,000	principal,	5.250%, due 02/15/2029	7,944,750
U S TREASURY BOND	4,100,000	principal,	5.000%, due 05/15/2037	4,879,000
U S TREASURY NOTE	29,770,000	principal,	0.250%, due 10/31/2015	29,728,143
U S TREASURY NOTE	800,000	principal,	0.375%, due 11/15/2014	801,531
U S TREASURY NOTE	2,000,000	principal,	2.500%, due 08/15/2023	1,920,624
U S TREASURY NOTE	300,000	principal,	0.250%, due 09/30/2014	300,246
U S TREASURY NOTE	400,000	principal,	0.250%, due 11/30/2014	400,359
U S TREASURY NOTE	400,000	principal,	0.250%, due 10/31/2014	400,344
U S TREASURY NOTE	3,700,000	principal,	1.000%, due 05/15/2014	3,712,284
U S TREASURY NOTE	200,000	principal,	0.750%, due 06/15/2014	200,578
U S TREASURY NOTE	2,800,000	principal,	0.500%, due 08/15/2014	2,806,563
U S TREASURY NOTE	400,000	principal,	0.250%, due 06/30/2014	400,312
U S TREASURY NOTE	1,300,000	principal,	0.250%, due 08/31/2014	1,301,117
U S TREASURY NOTE	16,460,000	principal,	0.125%, due 07/31/2014	16,461,926
U S TREASURY NOTE	5,700,000	principal,	0.500%, due 10/15/2014	5,716,028
U S TREASURY NOTE	5,200,000	principal,	0.250%, due 05/31/2014	5,203,047
U S TREASURY NOTE	10,900,000	principal,	0.250%, due 02/28/2015	10,906,813
U S TREASURY NOTE	23,800,000	principal,	0.375%, due 02/15/2016	23,777,676
U S TREASURY NOTE	19,000,000	principal,	0.750%, due 06/30/2017	18,799,607
U S TREASURY NOTE	63,700,000	principal,	0.875%, due 01/31/2018	62,485,750
U S TREASURY NOTE	20,400,000	principal,	1.000%, due 05/31/2018	19,953,751
U S TREASURY NOTE	300,000	principal,	1.875%, due 06/30/2020	292,711
U S TREASURY NOTE	800,000	principal,	2.000%, due 07/31/2020	785,750
U S TREASURY NOTE	6,000,000	principal,	1.375%, due 06/30/2018	5,954,532
U S TREASURY NOTE	8,750,000	principal,	0.875%, due 01/31/2017	8,758,208
U S TREASURY NOTE	11,800,000	principal,	1.500%, due 08/31/2018	11,740,080
U S TREASURY NOTE	22,250,000	principal,	0.750%, due 02/28/2018	21,664,202
U S TREASURY NOTE	10,000,000	principal,	1.250%, due 10/31/2018	9,803,910
U S TREASURY NOTE	10,000,000	principal,	0.625%, due 11/15/2016	9,969,530
U S TREASURY NOTE	20,604,000	principal,	0.250%, due 02/28/2014	20,608,822
U S TREASURY NOTE	2,575,000	principal,	0.250%, due 12/31/2015	2,568,161
U S TREASURY NOTE	29,091,000	principal,	1.750%, due 03/31/2014	29,208,033
U S TREASURY NOTE	978,000	principal,	0.250%, due 09/30/2015	977,122
U S TREASURY NOTE	14,891,000	principal,	0.375%, due 08/31/2015	14,913,679
U S TREASURY NOTE	33,142,000	principal,	0.250%, due 11/30/2015	33,075,981
U S TREASURY NOTES	5,051,000	principal,	0.250%, due 07/31/2015	5,050,803
U S TREASURY NT CPN STRIP	100,000	principal,	0.000%, due 05/15/2033	45,973
U S TREASURY NT CPN STRIP	4,300,000	principal,	0.000%, due 05/15/2034	1,892,284
U S TREASURY NT CPN STRIP	1,300,000	principal,	0.000%, due 05/15/2031	653,514
U S TREASURY NT CPN STRIP	100,000	principal,	0.000%, due 11/15/2032	46,979
U S TREASURY NT CPN STRIP	2,900,000	principal,	0.000%, due 05/15/2032	1,393,688
U S TREASURY NT CPN STRIP	950,000	principal,	0.000%, due 08/15/2032	451,365
U S TREASURY NT PRIN STRIP	4,500,000	principal,	0.000%, due 11/15/2026	2,846,732
U S TREASURY NT PRIN STRIP	900,000	principal,	0.000%, due 02/15/2031	464,201

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

U.S. Government securities (continued)
U S TREASURY NT PRIN STRIP	$4,550,000	principal,	0.000%, due 05/15/2040	$1,551,837
U S TREASURY NT PRIN STRIP	1,500,000	principal,	0.000%, due 11/15/2040	499,685
U S TREASURY NT PRIN STRIP	100,000	principal,	0.000%, due 05/15/2037	39,183
U S TREASURY NT PRIN STRIP	1,400,000	principal,	0.000%, due 08/15/2028	812,225
U S TREASURY NT PRIN STRIP	1,600,000	principal,	0.000%, due 08/15/2029	884,576
U S TREASURY NT PRIN STRIP	1,100,000	principal,	0.000%, due 11/15/2028	630,978
U S TREASURY NOTE	6,300,000	principal,	1.375%, due 07/31/2018	6,243,401
US TREAS-CPI	6,272,750	principal,	0.375%, due 07/15/2023	6,049,773
US TREAS-CPI INFLAT	7,660,351	principal,	0.750%, due 02/15/2042	6,158,202
US TREAS-CPI INFLAT	8,125,735	principal,	2.000%, due 01/15/2026	8,995,441
US TREAS-CPI INFLAT	442,421	principal,	2.000%, due 01/15/2014	442,110
US TREAS-CPI INFLAT	10,410,270	principal,	1.125%, due 01/15/2021	10,941,360
US TREAS-CPI INFLAT	9,258,794	principal,	0.125%, due 01/15/2023	8,744,495
US TREAS-CPI INFLAT	11,013,469	principal,	0.125%, due 04/15/2018	11,232,879
US TREAS-CPI INFLAT	13,015,245	principal,	0.125%, due 04/15/2016	13,364,015
US TREAS-CPI INFLAT	8,152,405	principal,	0.125%, due 01/15/2022	7,835,228
US TREAS-CPI INFLAT	10,329,973	principal,	0.125%, due 07/15/2022	9,894,988
US TREAS-CPI INFLAT	3,782,495	principal,	0.625%, due 07/15/2021	3,839,527
US TREAS-CPI INFLAT	1,579,853	principal,	2.000%, due 07/15/2014	1,614,658
US TREAS-CPI INFLAT	1,387,034	principal,	2.125%, due 01/15/2019	1,548,928
US TREAS-CPI INFLAT	7,895,458	principal,	1.375%, due 01/15/2020	8,478,364
US TREAS-CPI INFLAT	3,507,460	principal,	1.250%, due 07/15/2020	3,752,435
US TREAS-CPI INFLAT	3,117,587	principal,	1.875%, due 07/15/2019	3,464,175
US TREAS-CPI INFLAT	2,507,581	principal,	1.625%, due 01/15/2015	2,583,199
US TREAS-CPI INFLAT	613,190	principal,	1.625%, due 01/15/2018	666,413
US TREAS-CPI INFLAT	8,628,516	principal,	2.375%, due 01/15/2017	9,495,414
US TREAS-CPI INFLAT	4,027,075	principal,	2.375%, due 01/15/2025	4,628,933
US TREAS-CPI INFLAT	7,604,211	principal,	2.500%, due 01/15/2029	8,936,135
US TREAS-CPI INFLAT	3,045,320	principal,	2.125%, due 02/15/2041	3,421,704
US TREAS-CPI INFLAT	5,480,781	principal,	0.625%, due 02/15/2043	4,214,205
US TREAS-CPI INFLAT	2,620,504	principal,	2.125%, due 02/15/2040	2,944,382
US TREAS-CPI INFLAT	4,320,199	principal,	1.750%, due 01/15/2028	4,625,313
US TREAS-CPI INFLAT	3,011,294	principal,	2.375%, due 01/15/2027	3,468,634
US TREAS-CPI INFLAT	4,866,137	principal,	3.875%, due 04/15/2029	6,668,890
US TREAS-CPI INFLAT	685,938	principal,	3.625%, due 04/15/2028	907,367
US TREAS-CPI INFLATION INDEX	17,712,984	principal,	0.125%, due 04/15/2017	18,205,618
US TREAS-CPI INFLATION INDEX	8,918,547	principal,	0.500%, due 04/15/2015	9,114,326
COMMIT TO PUR FNMA SF MTG	13,000,000	principal,	3.500%, due 02/01/2044	12,875,078
COMMIT TO PUR FNMA SF MTG	5,000,000	principal,	5.000%, due 01/01/2044	5,430,078
COMMIT TO PUR FNMA SF MTG	5,000,000	principal,	5.000%, due 02/01/2044	5,414,453
COMMIT TO PUR FNMA SF MTG	1,000,000	principal,	4.500%, due 12/01/2043	1,058,393
Total U.S. Government securities				$1,412,017,122

State and municipal bonds
AMERICAN MUNI PWR-OHIO INC OH	$700,000	principal,	7.834%, due 02/15/2041	$888,202
AMERICAN MUNI PWR-OHIO INC OH	300,000	principal,	8.084%, due 02/15/2050	396,030
BAY AREA CA TOLL AUTH TOLL BRI OGE X	1,500,000	principal,	7.043%, due 04/01/2050	1,851,885
BAY AREA CA TOLL AUTH TOLL BRI OGE Y	300,000	principal,	6.907%, due 10/01/2050	364,587
CALIFORNIA ST	100,000	principal,	4.500%, due 08/01/2028	101,547
CALIFORNIA ST	2,025,000	principal,	7.500%, due 04/01/2034	2,585,662
CALIFORNIA ST	1,100,000	principal,	7.625%, due 03/01/2040	1,439,757
CALIFORNIA ST	525,000	principal,	7.600%, due 11/01/2040	692,176
CALIFORNIA ST	4,050,000	principal,	7.550%, due 04/01/2039	5,242,604
CALIFORNIA ST	275,000	principal,	7.300%, due 10/01/2039	345,978
CALIFORNIA ST	1,000,000	principal,	3.950%, due 11/01/2015	1,058,910
CALIFORNIA ST UNIV REVENUE	100,000	principal,	6.484%, due 11/01/2041	112,578

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

State and municipal bonds (continued)
CHICAGO IL TRANSIT AUTH SALES	$100,000	principal,	6.200%, due 12/01/2040	$104,203
DALLAS TX AREA RAPID TRANSIT S	100,000	principal,	6.249%, due 12/01/2034	107,751
DALLAS TX AREA RAPID TRANSIT S	100,000	principal,	5.022%, due 12/01/2048	101,699
DALLAS TX WTRWKS & SWR SYS REV	500,000	principal,	5.000%, due 10/01/2037	526,350
HAMILTON CNTY OH SALES TAX	100,000	principal,	0.000%, due 12/01/2028	48,747
HARRIS CNTY TX MET TRANSIT AUT	300,000	principal,	6.875%, due 11/01/2038	335,433
ILLINOIS ST	3,500,000	principal,	5.365%, due 03/01/2017	3,809,505
ILLINOIS ST	9,575,000	principal,	5.665%, due 03/01/2018	10,436,559
INDIANAPOLIS IN LOCAL PUBLIC I	100,000	principal,	6.004%, due 01/15/2040	109,724
LOS ANGELES CA DEPARTMENT OF W	700,000	principal,	6.574%, due 07/01/2045	859,873
LOS ANGELES CA UNIF SCH DIST	1,800,000	principal,	6.758%, due 07/01/2034	2,214,252
MET TRANSPRTN AUTH NY REVENUE	1,100,000	principal,	6.814%, due 11/15/2040	1,306,932
MICHIGAN ST UNIV REVENUES	100,000	principal,	6.173%, due 02/15/2050	104,077
MUNI ELEC AUTH OF GEORGIA	300,000	principal,	6.637%, due 04/01/2057	315,642
MUNI ELEC AUTH OF GEORGIA	700,000	principal,	6.655%, due 04/01/2057	732,130
NEW JERSEY ST TRANSPRTN TRUST	200,000	principal,	6.875%, due 12/15/2039	215,912
NEW JERSEY ST TURNPIKE AUTH	2,900,000	principal,	7.102%, due 01/01/2041	3,695,876
NEW YORK CITY NY MUNI WTR FIN	900,000	principal,	5.724%, due 06/15/2042	1,003,761
NEW YORK CITY NY MUNI WTR FIN	100,000	principal,	6.124%, due 06/15/2042	106,582
NEW YORK CITY NY MUNI WTR FIN	400,000	principal,	5.250%, due 06/15/2044	417,140
NEW YORK CITY NY TRANSITIONAL	100,000	principal,	5.267%, due 05/01/2027	107,838
NEW YORK NY	300,000	principal,	6.271%, due 12/01/2037	343,119
NTHRN CA PWR AGY	100,000	principal,	7.311%, due 06/01/2040	110,492
PASADENA CA PUBLIC FING AUTH L	100,000	principal,	7.148%, due 03/01/2043	112,302
RIVERSIDE CA ELEC REVENUE	100,000	principal,	7.605%, due 10/01/2040	127,061
RIVERSIDE CA SWR REVENUE	800,000	principal,	7.200%, due 08/01/2039	853,064
SACRAMENTO CA MUNI UTILITY DIS	150,000	principal,	5.000%, due 08/15/2029	162,486
SAN DIEGO CNTY CA WTR AUTH FIN	500,000	principal,	6.138%, due 05/01/2049	575,495
TEXAS ST TRANSPRTN COMMISSION	200,000	principal,	5.028%, due 04/01/2026	215,128
TOBACCO SETTLEMENT AUTH IA TOB	100,000	principal,	STEP, due 06/01/2034	82,646
Total state and municipal bonds				$44,321,695

Foreign obligations
BANCO NACIONAL DE DESENVOLVIME	$100,000	principal,	5.500%, due 07/12/2020	$102,000
COLOMBIA GOVERNMENT INTERNATIONAL	100,000	principal,	6.125%, due 01/18/2041	107,000
COOPERATIEVE CENTRALE RAIFFEIS	800,000	principal,	5.250%, due 05/24/2041	825,382
EXPORT-IMPORT BK KOREA	4,175,000	principal,	4.000%, due 01/11/2017	4,422,957
FONDS D'EQUIEMENT COMMUNAL	440,091	principal,	7.550%, due 07/15/2026	536,884
HYDRO QUEBEC	300,000	principal,	6.500%, due 02/15/2035	371,207
ISRAEL ST AID	800,000	principal,	0.000%, due 05/15/2023	569,827
ISRAEL ST AID	300,000	principal,	0.000%, due 11/15/2022	219,891
ISRAEL ST AID	1,300,000	principal,	0.000%, due 02/15/2024	886,746
ISRAEL ST AID	200,000	principal,	5.500%, due 09/18/2033	233,122
ISRAEL ST AID	800,000	principal,	5.500%, due 12/04/2023	921,804
KINGDOM OF SPAIN	4,300,000	principal,	4.000%, due 03/06/2018	4,370,950
KOREA LAND & HOUSING CORP	2,575,000	principal,	4.875%, due 09/10/2014	2,641,512
MEXICAN CETES	1,177,650	principal,	0.000%, due 01/16/2014	89,687
MEXICAN CETES	3,420,000	principal,	0.000%, due 05/15/2014	257,418
MEXICAN CETES	2,409,000	principal,	0.000%, due 02/13/2014	183,058
MEXICAN CETES	10,330,000	principal,	0.000%, due 06/26/2014	774,793
MEXICAN CETES	4,650,000	principal,	0.000%, due 03/27/2014	352,084
MEXICAN CETES	16,522,350	principal,	0.000%, due 06/12/2014	1,240,537
MEXICO CETES	6,291,000	principal,	0.000%, due 03/20/2014	476,499
MEXICO GOVERNMENT INTERNATIONA	100,000	principal,	6.050%, due 01/11/2040	108,750
MEXICO GOVERNMENT INTERNATIONA	200,000	principal,	5.950%, due 03/19/2019	231,000
MEXICO GOVERNMENT INTERNATIONA	800,000	principal,	5.125%, due 01/15/2020	886,400
MEXICO GOVERNMENT INTERNATIONA	100,000	principal,	5.750%, due 10/12/2039	92,500
PROV OF ONTARIO	300,000	principal,	5.600%, due 06/02/2035	341,328

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Foreign obligations (continued
PROV OF QUEBEC	$2,500,000	principal,	5.750%, due 12/01/2036	$2,866,847
PROVINCE OF ONTARIO CANADA	200,000	principal,	4.400%, due 04/14/2020	219,440
QATAR GOVERNMENT INTERNATIONAL	100,000	principal,	6.400%, due 01/20/2040	113,667
REPUBLIC OF KOREA	1,700,000	principal,	5.750%, due 04/16/2014	1,724,404
REPUBLIC OF KOREA	200,000	principal,	5.750%, due 04/16/2014	202,871
REPUBLIC OF SLOVENIA	1,200,000	principal,	4.700%, due 11/01/2016	1,700,086
Total foreign obligations				$28,070,651

Repurchase agreements
JP MORGAN CP REP REPO	$2,000,000	principal,	0.050%, due 01/02/2014	$2,000,000
JP MORGAN CP REP REPO	7,500,000	principal,	0.020%, due 01/02/2014	7,500,000
BARCLAYS CP REP REPO	6,000,000	principal,	0.010%, due 01/02/2014	6,000,000
MORGAN STANLEY REP REPO	29,800,000	principal,	0.010%, due 01/02/2014	29,800,000
CREDIT SUISSE REPO	5,400,000	principal,	0.030%, due 01/02/2014	5,400,000
Total repurchase agreements				$50,700,000

Self-directed brokerage accounts			Various	$416,001,855

Derivative assets and liabilities
JPMorgan	US 10YR TREAS NTS FUTURE (CBT)	3/20/2014	$154,328
JP Morgan Chase	US 5YR TREAS NTS FUTURE (CBT)	3/31/2014	565,625
JP Morgan Chase	US 2YR TREASURY NTS FUTURE (CBT)	3/31/2014	78,125
Merrill Lynch Pierce Fenner & Smith	90DAY EURODOLLAR FUTURE (CME)	3/16/2015	174,500
Merrill Lynch Pierce Fenner & Smith	90DAY EURODOLLAR FUTURE (CME)	3/14/2016	(27,075)
Merrill Lynch Pierce Fenner & Smith	90DAY EURODOLLAR FUTURE (CME)	12/14/2015	15,400
Barclays Capital Inc.	90DAY EURODOLLAR FUTURE (CME)	6/13/2016	(425,499)
Barclays Capital Inc.	90DAY EURODOLLAR FUTURE (CME)	9/19/2016	(906,845)
Goldman Sachs & Co	US TREAS BD FUTURE (CBT)	3/20/2014	431,345
Goldman Sachs & Co	US 10YR TREAS NTS FUTURE (CBT)	3/20/2014	(922,500)
Goldman Sachs & Co	US ULTRA BOND FUTURE (CBT)	3/20/2014	3,811
Barclays Capital Inc.	USD IRS 30YR PRIM FUTURE (CBT)	3/17/2014	3,797
JP Morgan Securities	US 10YR TREAS NTS FUTURE (CBT)	3/20/2014	83,531
Goldman Sachs & Co	90DAY EURODOLLAR FUTURE	CALL 12/15/14	29,500
Merrill Lynch Pierce Fenner & Smith	EURO$ 3YR MID-CRV FUTURE	PUT 03/14/17	(4,500)
Goldman Sachs & Co	90DAY EURODOLLAR FUTURE	PUT 12/15/14	(59,000)
Goldman Sachs Bank USA	IRO R US0003M P 1.9% 3/19/19	PUT 03/17/14	(173,422)
JP Morgan Chase Bank, N.A.	IRO R US0003M P 2.5% 1/29/24	CALL 1/27/14	(1)
Goldman Sachs Bank USA	IRS P USD 5Y 1.3 03/19/19	CALL 3/19/19	(788)
Royal Bank of Scotland PLC	IRS R US0003M P 2.5% 01/29/24	CALL 11/27/14	(1)
Goldman Sachs Bank USA	IRS R US0003M P 2% 04/04/14	PUT 04/04/16	(170,649)
Citibank NA	IRO R US0003M P 3.1% 03/05/24	PUT 03/03/14	(50,673)
Goldman Sachs Bank USA	IRS P US0003M R 2% 01/29/19	PUT 01/27/14	(896)
Goldman Sachs Bank USA	IRS R US0003M P 1.4% 01/29/19	CALL 1/27/14	(4)
Royal Bank of Scotland PLC	IRS R US0003M P 2.5% 01/29/24	CALL 11/27/14	(17)
Citibank NA	IRS R US0003M P 2.65% 03/05/14	PUT 03/03/14	(1,153)
Royal Bank of Scotland PLC	IRS R US0003M P 3.5% 01/29/20	PUT 01/27/14	(8,683)
Citibank NA	INF FLR CPURNSA 216.687 @0	CALL 04/07/20	(442)
Barclays Bank PLC	CDS_SP UL PEOPLES REP OF CHINA	9/20/2016	12,366
BNP Paribas Securities Corp	CDS_BP UL LENNAR CORP	6/20/2015	(88,905)
Citibank NA	CDS SP UL FEDERATIVE REPUBLIC	3/20/2016	(626)
Chicago Mercantile Exchange Inc	CCP_CDX HY16 5Y CME	6/20/2016	(231,066)
Chicago Mercantile Exchange Inc	CCP_CDX HY18 5Y CME	6/20/2017	(473,075)
Chicago Mercantile Exchange Inc	CCP_CDX HY19 5Y CME	12/20/2017	(225,594)
Deutsche Bank AG/London	CDS SP UL CITIGROUP INC.	9/20/2014	6,155
Goldman Sachs International	CDS BP UL CHESAPEAKE ENERGY C	6/20/2014	(18,528)
IntercontinentalExchange Holdings	CCP_CDX SP UL CDX IG21 5Y	12/20/2018	152,159
Barclays Bank PLC	IRS_P MXIBTIIE R 8.3%	2/7/2019	14,685
Chicago Mercantile Exchange Inc	CCP_IRS R US0003M P 2.75%	10/22/2023	415,552

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Derivative assets and liabilities (continued)
Bank of New York Mellon Corp	FX Forward BRL USD	1/2/2014	$10
Bank of New York Mellon Corp	FX Forward BRL USD	1/2/2014	11
Bank of New York Mellon Corp	FX Forward BRL USD	1/2/2014	1
Bank of New York Mellon Corp	FX Forward USD BRL	1/2/2014	(937)
Bank of New York Mellon Corp	FX Forward BRL USD	1/3/2014	(6)
Bank of New York Mellon Corp	FX Forward BRL USD	1/3/2014	8
Bank of New York Mellon Corp	FX Forward BRL USD	1/3/2014	(1)
Bank of New York Mellon Corp	FX Forward USD CHF	1/3/2014	(48)
Bank of New York Mellon Corp	FX Forward USD CHF	1/6/2014	(58)
Bank of New York Mellon Corp	FX Forward USD JPY	1/7/2014	(90)
Bank of New York Mellon Corp	FX Forward JPY USD	1/8/2014	513
Bank of New York Mellon Corp	FX Forward USD JPY	1/8/2014	(823)
Bank of New York Mellon Corp	FX Forward EUR USD	3/19/2014	4,211
Bank of New York Mellon Corp	FX Forward EUR USD	3/19/2014	(496,628)
Bank of New York Mellon Corp	FX Forward EUR USD	3/19/2014	(3,725)
Bank of New York Mellon Corp	FX Forward EUR USD	3/19/2014	(6,899)
Bank of New York Mellon Corp	FX Forward EUR USD	3/19/2014	(7,017)
Bank of New York Mellon Corp	FX Forward JPY USD	3/19/2014	57,592
Bank of New York Mellon Corp	FX Forward JPY USD	3/19/2014	7,047
Bank of New York Mellon Corp	FX Forward JPY USD	3/19/2014	1,026
Bank of New York Mellon Corp	FX Forward JPY USD	3/19/2014	984,118
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(391,617)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(164)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(11,243)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(13,789)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(10,958)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(82,957)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(15,496)
Bank of New York Mellon Corp	FX Forward SEK USD	3/19/2014	(4,021)
Bank of New York Mellon Corp	FX Forward USD EUR	3/19/2014	4,512
Bank of New York Mellon Corp	FX Forward USD EUR	3/19/2014	1,872
Bank of New York Mellon Corp	FX Forward USD EUR	3/19/2014	330
Brown Brothers Harriman & Co	FX Forward EUR USD	1/2/2014	(230)
Brown Brothers Harriman & Co	FX Forward GBP USD	1/2/2014	(1,064)
Brown Brothers Harriman & Co	FX Forward AUD USD	1/3/2014	(433)
Brown Brothers Harriman & Co	FX Forward SEK USD	1/3/2014	(1,616)
Brown Brothers Harriman & Co	FX Forward JPY USD	1/6/2014	84
Brown Brothers Harriman & Co	FX Forward JPY USD	1/7/2014	(27)
Brown Brothers Harriman & Co	FX Forward JPY USD	1/8/2014	40
BNP Paribas Securities Corp	FX Forward MXN USD	1/16/2014	775
BNP Paribas Securities Corp	FX Forward JPY USD	2/18/2014	21,493
BNP Paribas Securities Corp	FX Forward MXN USD	3/27/2014	8,377
BNP Paribas Securities Corp	FX Forward MXN USD	5/15/2014	2,493
Citibank NA	FX Forward EUR USD	3/13/2014	638
Citibank NA	FX Forward MXN USD	3/20/2014	6,273
Deutsche Bank AG/London	FX Forward USD CAD	1/2/2014	10,815
Deutsche Bank AG/London	FX Forward AUD USD	1/3/2014	0
Deutsche Bank AG/London	FX Forward USD CAD	1/6/2014	17
Deutsche Bank AG/London	FX Forward JPY USD	1/7/2014	2,621
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	74,628
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	507,329
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	26,126
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	694
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	21,878
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	18,237

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Derivative assets and liabilities (continued)
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	$(141)
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	39,453
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	45,369
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	21,455
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	2,965
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	(2,485)
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	3,023
Deutsche Bank AG/London	FX Forward USD GBP	3/19/2014	4,785
Deutsche Bank AG/London	FX Forward USD CHF	3/19/2014	(2,502)
Deutsche Bank AG/London	FX Forward CAD USD	3/20/2014	(2,672)
Deutsche Bank AG/London	FX Forward CAD USD	3/20/2014	(4,718)
HSBC Securities Inc	FX Forward USD THB	1/2/2014	(1)
HSBC Securities Inc	FX Forward USD THB	1/3/2014	(4)
HSBC Securities Inc	FX Forward GBP EUR	1/3/2014	(3)
HSBC Securities Inc	FX Forward USD JPY	2/18/2014	(61,975)
JPMorgan Chase Bank NA	FX Forward GBP USD	2/20/2014	(100,384)
JPMorgan Chase Bank NA	FX Forward MXN USD	6/12/2014	13,242
JPMorgan Chase Bank NA	FX Forward MXN USD	6/26/2014	3,209
Morgan Stanley Capital Services LLC	FX Forward BRL USD	1/3/2014	3,989
Morgan Stanley Capital Services LLC	FX Forward BRL USD	1/3/2014	3,989
Morgan Stanley Capital Services LLC	FX Forward USD BRL	1/3/2014	(17,602)
Morgan Stanley Capital Services LLC	FX Forward USD BRL	2/4/2014	(4,149)
Royal Bank of Scotland PLC	FX Forward AUD USD	3/19/2014	105,116
Royal Bank of Scotland PLC	FX Forward AUD USD	3/19/2014	(5,134)
Royal Bank of Scotland PLC	FX Forward AUD USD	3/19/2014	732
Royal Bank of Scotland PLC	FX Forward ILS USD	3/19/2014	(988)
Royal Bank of Scotland PLC	FX Forward ILS USD	3/19/2014	(36,233)
Royal Bank of Scotland PLC	FX Forward ILS USD	3/19/2014	(183)
Royal Bank of Scotland PLC	FX Forward NOK USD	3/19/2014	(2,771)
Royal Bank of Scotland PLC	FX Forward NOK USD	3/19/2014	(505)
Royal Bank of Scotland PLC	FX Forward NOK USD	3/19/2014	(10,440)
Royal Bank of Scotland PLC	FX Forward NOK USD	3/19/2014	(6,508)
Royal Bank of Scotland PLC	FX Forward NOK USD	3/19/2014	(47,643)
Royal Bank of Scotland PLC	FX Forward NOK USD	3/19/2014	(52,094)
Royal Bank of Scotland PLC	FX Forward NZD USD	3/19/2014	(5,381)
Royal Bank of Scotland PLC	FX Forward USD AUD	3/19/2014	8,624
Royal Bank of Scotland PLC	FX Forward USD ILS	3/19/2014	355
Royal Bank of Scotland PLC	FX Forward USD NZD	3/19/2014	17,695
Royal Bank of Scotland PLC	FX Forward USD AUD	3/19/2014	(7,373)
Royal Bank of Scotland PLC	FX Forward USD ILS	3/19/2014	533
Royal Bank of Scotland PLC	FX Forward USD NOK	3/19/2014	618
Royal Bank of Scotland PLC	FX Forward USD AUD	3/19/2014	2,060
Royal Bank of Scotland PLC	FX Forward USD AUD	3/19/2014	6,806
Royal Bank of Scotland PLC	FX Forward USD NZD	3/19/2014	(138,569)
Royal Bank of Scotland PLC	FX Forward USD NOK	3/19/2014	75,675
State Street Corp	FX Forward USD SGD	1/2/2014	145
State Street Corp	FX Forward SGD USD	1/3/2014	(14)
State Street Corp	FX Forward USD JPY	1/7/2014	246
Toronto Dominion Bank	FX Forward HKD USD	1/2/2014	(13)
Toronto Dominion Bank	FX Forward AUD USD	1/3/2014	(9)
Toronto Dominion Bank	FX Forward JPY USD	1/8/2014	74
UBS AG/Stamford CT	FX Forward EUR USD	1/2/2014	111
UBS AG/Stamford CT	FX Forward EUR USD	1/2/2014	(1,434)
UBS AG/Stamford CT	FX Forward TRY USD	1/2/2014	327
UBS AG/Stamford CT	FX Forward USD NOK	1/2/2014	2,262
UBS AG/Stamford CT	FX Forward AUD USD	1/3/2014	(5,439)
UBS AG/Stamford CT	FX Forward CHF USD	1/3/2014	3,908
UBS AG/Stamford CT	FX Forward EUR USD	1/3/2014	0

Hewlett-Packard Company 401(k) Plan
EIN #94-1081436 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

(c)
	(b)	Description of Investment, Including	(e)
	Identity of Issue, Borrower,	Maturity Date, Rate of Interest, Collateral,	Current
(a)	Lessor, or Similar Party	and Par or Maturity Value	Value

Derivative assets and liabilities (continued)
UBS AG/Stamford CT	FX Forward USD NOK	1/3/2014	$384
UBS AG/Stamford CT	FX Forward USD EUR	1/3/2014	0
UBS AG/Stamford CT	FX Forward USD DKK	1/6/2014	(23)
UBS AG/Stamford CT	FX Forward USD NOK	1/6/2014	2
UBS AG/Stamford CT	FX Forward USD JPY	1/6/2014	(1,023)
UBS AG/Stamford CT	FX Forward USD EUR	1/6/2014	1
UBS AG/Stamford CT	FX Forward USD EUR	1/7/2014	(2)
UBS AG/Stamford CT	FX Forward CAD USD	3/19/2014	(1,276)
UBS AG/Stamford CT	FX Forward CAD USD	3/19/2014	3,193
UBS AG/Stamford CT	FX Forward HKD USD	3/19/2014	40
UBS AG/Stamford CT	FX Forward HKD USD	3/19/2014	1
UBS AG/Stamford CT	FX Forward HKD USD	3/19/2014	(630)
UBS AG/Stamford CT	FX Forward HKD USD	3/19/2014	1,357
UBS AG/Stamford CT	FX Forward SGD USD	3/19/2014	15,525
UBS AG/Stamford CT	FX Forward USD CAD	3/19/2014	32,278
UBS AG/Stamford CT	FX Forward USD DKK	3/19/2014	254,015
UBS AG/Stamford CT	FX Forward USD DKK	3/19/2014	566
UBS AG/Stamford CT	FX Forward USD SGD	3/19/2014	(290)
UBS AG/Stamford CT	FX Forward USD DKK	3/19/2014	457
Westpac Banking Corp	FX Forward GBP EUR	1/2/2014	(20)
Total derivative assets and liabilities			$(781,187)

Total investments			$16,569,462,156
* Participant loans	Interest rates ranging from 3.25% to 11.50%
	and maturity dates through 2037		232,775,862

Total			$16,802,238,018

* Indicates party-in-interest.

Note: Column (d) cost, has been omitted, as all investments are participant-directed.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY 401(k) PLAN

/s/ Rishi Varma
June 27, 2014	Rishi Varma
Senior Vice President, Deputy General Counsel and Assistant Secretary